As filed with the Securities and Exchange Commission on July 3, 2002.
Registration No. 333-88878

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONSTAR INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	3089	13-1889304
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
CONSTAR, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania	3089	58-0680950
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Crown Way
Philadelphia, PA 19154-4599
(215) 698-5100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Alan W. Rutherford
Vice Chairman of the Board,
Executive Vice President and
Chief Financial Officer
Crown Cork & Seal Company, Inc.
One Crown Way
Philadelphia, PA 19154-4599
(215) 698-5100
(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:
William G. Lawlor, Esq. David Waksman, Esq. Dechert 4000 Bell Atlantic Tower 1717 Arch Street Philadelphia, PA 19103-2793 (215) 994-4000	David C. Lopez, Esq. Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, NY 10006-1470 (212) 225-2632

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee

Common Stock, par value $.01 per share	10,120,000	(1)	$16.00	(2)	$161,920,000	(2)	$14,897

% Senior Subordinated Notes due 2012	$200,000,000		100%		$200,000,000		$18,400

Guarantees of % Senior Subordinated Notes due 2012	N/A		N/A		N/A		(3)

Total					$361,920,000		$33,297	(4)

(1)	Includes 1,320,000 shares of common stock issuable upon exercise of the underwriter’s option to purchase shares of common stock to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Pursuant to Rule 457(n) under the Securities Act, there is no filing fee with respect to the subsidiary guarantees.
(4)	$32,200 of the registration fee was previously paid in connection with the initial filing of this registration statement.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains a prospectus relating to an offering of shares of our common stock, together with separate prospectus pages relating to a concurrent offering of our            % senior subordinated notes. The complete prospectus for the offering of our common stock follows immediately. Following the common stock prospectus are alternate pages for the prospectus for the            % senior subordinated note offering, including:

–	the front and back cover pages;

–	the table of contents;

–	pages for the “Summary” section describing the offering of the senior subordinated notes;

–	pages containing risk factors applicable only to the offering of the senior subordinated notes;

–	the “Use of Proceeds” section;

–	pages containing a description of the senior subordinated notes;

–	pages describing U.S. federal income tax consequences of holding the senior subordinated notes; and

–	pages comprising the section entitled “Underwriting.”

The complete prospectus for each of the common stock offering and the senior subordinated note offering will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act of 1933, as amended.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 3, 2002.
PROSPECTUS

8,800,000 Shares

Constar International Inc.

Common Stock
$            per share

We are a wholly owned subsidiary of Crown Cork & Seal Company, Inc. Crown is offering to sell 8,800,000 shares of our common stock. Crown has granted the underwriters an option to purchase up to 1,320,000 additional shares of common stock to cover over-allotments. We will not receive any of the proceeds from the sale of shares of our common stock by Crown.

Concurrently with this offering, we are offering to sell under a separate prospectus $200 million aggregate principal amount of our            % senior subordinated notes due 2012. We also expect to enter into a senior secured credit facility upon the completion of this offering consisting of a $150 million seven-year term loan and a $100 million five-year revolving loan facility. The completion of the concurrent note offering and our entry into the credit facility are conditions to the completion of this offering.

This is the initial public offering of our common stock by Crown. Prior to this offering, there has been no public market for our shares. We currently expect the initial public offering price of our common stock to be between $14.00 and $16.00 per share. We have applied to list our common stock on the Nasdaq National Market under the symbol “CNST.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Crown (before expenses)	$	$

The underwriters expect to deliver the shares to purchasers on or about            , 2002.

Salomon Smith Barney

                , 2002

[Pictorial material appearing on inside front cover]

[Caption reading “Conventional PET Products”]

[Image of Preforms and caption reading “Preforms”]

[Image of Soft Drink Bottles and caption reading “Soft Drinks”]

[Image of Water Bottles and caption reading “Water”]

[Caption reading “Custom PET Products”]

[Image of Juice Bottles and caption reading “Hot-Fill Beverage”]

[Image of Food Containers and caption reading “Food”]

[Image of Beer Bottles and caption reading “Beer and Flavored Alcoholic Beverages”]

[Caption reading “Constar’s New Technology Custom PET Products”]

[Image of Juice Bottles and caption reading “AlFresh—16 oz hot-fillable bottle with  Oxbar multi-layer oxygen protection”]

[Image of Beer Bottles and caption reading “Ameristar and Worldstar award winning bottle: Anheuser-Busch Oxbar multi-layer 16 oz and 12 oz bottles”]

[Image of Iced-Tea Bottles and caption reading “Arizona Iced Tea: Hotfill PET bottle with cylindrical long neck, Oxbar multilayer oxygen protection, and vacuum absorbing grip and base design features.”]

[Image of Beer Bottles and caption reading “Abita Beer: Tunnel Pasteurizable PET beer bottle with  Oxbar multi-layer product protection system”]

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Until            , 2002 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

This summary is not complete and may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the financial data and related notes, before making an investment decision.

Our Company

We are a leading global producer of PET, or polyethylene terephthalate, plastic containers for food and beverages. We believe that PET represents one of the most rapidly growing packaging markets worldwide. We are one of the largest North American suppliers of PET containers for conventional PET applications in soft drinks and water. We also have an expanding position in the growing custom PET market. Custom PET containers are used for food, juices, teas, sport drinks, new age beverages, beer and flavored alcoholic beverages, all of which require advanced technologies, processing know-how and innovative designs.

The PET packaging market is expanding as a result of growth in the beverage and food markets and conversions into PET packaging from traditional packaging materials such as glass, metal, and paperboard. In conventional PET applications, growth is largely due to new introductions of multi-pack single serve soft drinks in supermarkets and club stores and the increased popularity of single serve bottled water. Growth in custom applications is driven by demand for single serve beverages and convenience food products, and is facilitated by consumer preferences for PET’s combination of transparency, resealability, light weight, and shatter resistance. Until recently, the limited availability of commercially proven technologies constrained the growth of custom PET applications. We believe that we have the patented technology and full-service design capabilities necessary to capture expected large scale conversion opportunities for PET packaging.

We provide full-service PET packaging solutions, from product design and engineering to ongoing customer support, and we work closely with our customers to deliver innovative, high-performance packaging solutions that maximize the promotional appeal of our customers’ products. We believe that our Oxbar oxygen-scavenging technology, which increases product shelf life by inhibiting oxygen from penetrating the packaging, is the best performing technology for the preservation of oxygen sensitive products and is cost competitive with other available technologies. We also have the expertise and patents necessary to manufacture bottles that can withstand the high temperatures at which bottles are filled in the hot-fill process. Hot-fill is a process in which beverages are heat processed during filling. We intend to exploit our Oxbar, hot-fill and other proprietary technologies, as well as our product development capabilities, to expand our position in custom PET.

Our largest customers include many of the world’s leading branded consumer products companies. We believe these customers represent a large share of future opportunities for PET conversion and market growth.

Top Ten Customers in 2001 (in alphabetical order)
Customer	Representative Brands Packaged
Buffalo Rock Company	Dr. Pepper, Pepsi, 7Up
Coca-Cola Enterprises, Inc.	Coca-Cola, Minute Maid, Sprite
Coca-Cola HBC S.A.	Coca-Cola, Minute Maid, Sprite
ConAgra Grocery Products Company	Healthy Choice, Peter Pan, Wesson Oil
Cott Beverages Limited	Cott Retail Brands
CPG-Pepsi Bottlers, Inc.	Aquafina, Mountain Dew, Pepsi
Fruko-Tamek A.S. (acquired by PepsiCo in 2002)	Pepsi, 7Up
PepsiCo	Aquafina, Mountain Dew, Pepsi
The Dr. Pepper Bottling Company of Texas	Dr. Pepper, 7Up
Unilever Foods North America	Wishbone, Lawry’s

Top Ten Custom PET Customers in 2001 (in alphabetical order)
Customer	Representative Brands Packaged
Anheuser-Busch Companies	Budweiser, Doc Otis
Clement-Pappas & Co., Inc.	Private label juices
Cliffstar Corporation	Private label juices
ConAgra Grocery Products Company	Healthy Choice, Peter Pan, Wesson Oil
Energy Brands, Inc.	Glacéau Vitamin Water
The Minute Maid Company (an operating group of the Coca-Cola Company)	Powerade
The Proctor & Gamble Company	Folgers, Jif
The Red Wing Company	Private label peanut butter and salad dressing
Unilever Foods North America	Wishbone, Lawry’s
Ventura Foods, LLC	Private label edible oil

Our Competitive Strengths

We believe that we are strongly positioned within the PET industry because of our:

•	Leading Market Share In Conventional PET Applications

•	We are one of the largest North American suppliers of conventional PET containers for soft drinks and water.

•	We have an extensive U.S. geographic manufacturing presence.

•	We have significant resin purchasing leverage.

•	Opportunities To Leverage Our Strong Conventional PET Infrastructure

•	Many of the assets and skills that we use in our conventional PET business are applicable to our custom PET business.

•	We have established relationships with conventional PET customers that are significant potential customers for custom PET products.

•	We can serve custom PET conversion opportunities by adding equipment to our existing plants and we do not expect to require new plant sites for several years.

•	Technology And Product Development Expertise

•	Our comprehensive portfolio of technologies and processes allows us to compete in a wide variety of PET container end-use markets.

•	We believe our proprietary Oxbar and hot-fill technologies give us a competitive advantage in the custom PET market.

•	Creative And Innovative Product Design Capability

•	Our innovative products include award-winning Oxbar multi-layer beer bottles, vacuum absorbing multilayer juice bottles, and the first long neck PET bottle commercialized for a hot-fill application.

•	Our research and development expertise allows us to create new, value-added products for our customers.

•	World Class Performance And Highly Trained Workforce

•	We believe that we are a highly efficient manufacturer of quality PET products.

•
We have a skilled workforce and are committed to our team-oriented World Class Performance process, a formal data-based process used to drive quantitatively measurable improvements in operations and processes.

Our Strategy

Our objective is to grow and compete profitably in the PET container packaging market. We seek to lead conversions from other packaging materials in new PET product categories, while we continue to grow with our customers and our markets in conventional or established custom PET applications. We will continue to focus on the development and commercialization of bottle design, bottle forming and technologies that allow us to further leverage our existing manufacturing and distribution infrastructure, and our strong customer relationships. This particularly applies to the significant opportunities we believe exist in the custom PET market. In support of these strategies, we plan to be a leader in all the markets we serve by:

•	Continuing to serve the demanding needs of the world’s leading consumer product companies with the PET products, services, product development and reliability they need to support their markets;

•	Investing in capacity expansion in all categories of PET bottle markets where profitable growth can be supported by appropriate contractual terms with our customers;

•	Remaining a high-quality, low-cost operator implementing best-practices manufacturing disciplines in every manufacturing activity we undertake;

•
Favoring the overhead efficiency, flexibility and utilization benefits of large scale manufacturing plants while maintaining the geographic presence that allows us to offer freight efficiency and service convenience to our customers; and

•	Attracting and retaining the skills and talent necessary to achieve our goals while fostering an environment of service and teamwork throughout our workforce.

We are a Delaware corporation formed in 1927. From 1969 until 1992, we were an independent publicly held corporation. Crown Cork & Seal Company, Inc. acquired us in October 1992.

Our principal executive offices are located at One Crown Way, Philadelphia, Pennsylvania 19154-4599 and our phone number is (215) 698-5100.

Our Relationship with Crown Cork & Seal

We are currently a wholly owned subsidiary of Crown. Upon completion of this offering, Crown will own approximately 45% of our outstanding common stock, or approximately 37% if the underwriters exercise their over-allotment option in full.

Crown has advised us that it has no present intention of disposing of any of the shares of our common stock that it will own after the offering.

Upon the completion of this offering, we will enter into a number of agreements with Crown, including a transition services agreement and a corporate agreement. Under the transition services agreement, Crown will provide us with selected corporate services, including information technology services. The transition services agreement terminates on December 31, 2003. However, Crown’s provision of some services terminates earlier and we may, at our option, terminate some services at an earlier date. The corporate agreement with Crown will cover matters related to our corporate governance. Under this agreement, Crown will have the right to nominate up to three members of our board of directors, as well as special voting and other rights.

The Offering

Common stock offered by Crown	8,800,000 shares

Common stock to be outstanding after this offering	16,000,000 shares

Common stock to be held by Crown after this offering	7,200,000 shares

Use of proceeds
The net proceeds from the sale of our shares will be paid to Crown. We will not receive any proceeds from this offering. We will use the proceeds from the concurrent note offering and the term loan arrangement to repay intercompany indebtedness to Crown.

Dividend policy
We intend to retain future earnings for use in our business and do not intend to pay any cash dividends on our common stock. We are primarily a holding company and our ability to pay dividends in the future will depend on our receipt of dividends from our subsidiaries.

Nasdaq National Market symbol	We have applied to list our common stock on the Nasdaq National Market under the symbol “CNST.”

Concurrent Offering and other Indebtedness

Concurrently with this offering, we are offering to sell under a separate prospectus $200 million aggregate principal amount of our            % senior subordinated notes due 2012. We also expect to enter into a senior secured credit facility upon the completion of this offering consisting of a $150 million seven-year term loan and a $100 million five-year revolving loan facility. We refer to the term loan and the loan facility together as the “credit facility” or the “senior secured credit facility.” For additional information regarding our notes and credit facility, see the section of this prospectus entitled “Description of Indebtedness.” The completion of the concurrent note offering and our entry into the credit facility are conditions to the completion of this offering.

About this Prospectus

Unless otherwise indicated, all information in this prospectus:

•	assumes the over-allotment option for this offering has not been exercised;

•
excludes 79,000 shares of common stock issuable upon the exercise of employee stock options to be issued on the date of this offering, none of which are currently exercisable, at an exercise price equal to the initial public offering price; and

•	excludes 11,000 shares of restricted stock to be issued on the date of this offering.

We have compiled the market share, market size and competitive ranking data in this prospectus using statistics and other information from several third-party sources. The main third-party sources of information are independent research organizations. We have also formed our estimates of our market share relative to other companies in light of our experience.

We supply PET bottles to various PepsiCo subsidiaries and to independent companies that bottle PepsiCo products. When we refer to PepsiCo in this prospectus, we mean PepsiCo and its subsidiaries, and not those independent companies.

When we refer to “we,” “us” or “our” in this prospectus, we mean Constar International Inc. and its subsidiaries.

Risk Factors

See “Risk Factors” beginning on page 7 for a discussion of risks that should be considered by potential investors.

Summary Selected Historical and Pro Forma Financial Information

The following table presents our summary historical combined financial data for and at the end of each of the years in the five-year period ended December 31, 2001, for and at the end of the three month periods ended March 31, 2001 and March 31, 2002, and summary pro forma financial information for the year ended December 31, 2001 and for and at the three months ended March 31, 2002. The pro forma financial information is not necessarily indicative of either future results of operations or the results that might have occurred if the transactions they reflect on a pro forma basis had been consummated on the indicated dates.

The combined statement of operations data for the years ended December 31, 1997 and 1998 and the three months ended March 31, 2001 and 2002, and the combined balance sheet data as of December 31, 1997, 1998 and 1999 and as of March 31, 2001 and 2002 are unaudited but are presented on the same basis of accounting as the combined financial information for the audited periods.

The following table should be read in conjunction with our audited and unaudited financial statements and related notes, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Financial Statements” included elsewhere in this prospectus.

						Pro Forma Year ended December 31, 2001	Three months ended and as of March 31,		Pro Forma Three months ended and as of March 31, 2002
	Years ended and as of December 31,
	1997	1998	1999	2000	2001		2001	2002(5)
	(dollars in millions, except per share data)
Combined Statement of Operations Data
Net customer sales	$708.6	$741.1	$710.2	$707.4	$742.8	$742.8	$171.5	$166.8	$166.8
Net affiliates sales	7.9	4.3	2.6	4.5	3.0	3.0	0.7	1.3	1.3

Net Sales	716.5	745.4	712.8	711.9	745.8	745.8	172.2	168.1	168.1
Cost of products sold, excluding depreciation	601.8	613.6	568.4	610.2	648.7	648.7	151.0	140.6	139.9
Depreciation	64.0	57.8	57.2	56.7	56.5	56.5	14.0	13.6	13.6

Gross Profit	50.7	74.0	87.2	45.0	40.6	40.6	7.2	13.9	14.6
Amortization of goodwill	12.2	12.2	12.2	12.2	12.2	12.2	3.0	0.0	0.0
Selling and administrative expense	9.9	10.0	10.0	9.1	9.1	15.5	2.0	2.2	3.8
Related party charges:
Management charges	4.2	4.1	4.2	4.0	4.4	0.0	1.1	1.0	0.0
Research and technology expense	11.1	12.9	12.8	12.5	13.2	10.0	3.1	3.0	2.5
Provision for restructuring and asset impairment	47.4	2.6	0.0	0.7	2.0	2.0	0.0	0.0	0.0
Interest expense	13.4	10.7	10.6	13.1	10.4	26.7	3.6	0.9	6.8
Other expense/(income), net	0.1	(2.2)	2.4	6.8	0.1	0.1	0.0	(0.1)	(0.1)
Foreign exchange adjustments	(2.0)	(1.1)	(1.1)	0.3	0.5	0.5	0.2	(0.1)	(0.1)

Income/(loss) before income taxes and cumulative effect of a change in accounting (1)	(45.6)	24.8	36.1	(13.7)	(11.3)	(26.4)	(5.8)	7.0	1.7
Provision for income taxes	11.5	(14.4)	(18.0)	(1.0)	(2.5)	2.8	0.9	(2.7)	(0.8)
Minority interests	0.1	1.5	(0.4)	(0.1)	0.2	0.2	0.0	(0.1)	(0.1)

Income/(loss) before cumulative effect of a change in accounting (1)	$(34.0)	$11.9	$17.7	$(14.8)	$(13.6)	$(23.4)	$(4.9)	$4.2	$0.8

Earnings/(loss) per share before cumulative effect of a change in accounting (1)—basic and diluted	N/A	N/A	N/A	N/A	N/A	$(1.46)	N/A	N/A	$.05
Shares used in computing earnings per share (millions of shares)	N/A	N/A	N/A	N/A	N/A	16.0	N/A	N/A	16.0
Combined Balance Sheet Data:
Working capital (2)	$45.8	$53.7	$88.4	$95.3	$26.1	N/A	$81.4	$35.0	$37.0
Goodwill	430.5	418.4	406.2	394.0	381.9	N/A	391.0	331.8	331.8
Total assets	1,000.4	957.9	959.0	905.9	761.7	N/A	887.1	711.7	722.8
Total debt	252.1	227.2	192.8	185.6	74.3	N/A	173.1	65.3	362.9
Owners’ net investment/ shareholders’ equity	597.8	599.3	614.6	588.2	555.9	N/A	581.1	509.4	238.9
Other Data:
Cash flows provided by (used in):
Operating activities	54.1	60.2	65.9	43.0	126.2	N/A	16.6	12.6	N/A
Investing activities	(37.5)	(35.2)	(30.6)	(33.8)	(12.7)	N/A	(4.8)	(3.3)	N/A
Financing activities	(16.0)	(25.3)	(39.7)	(9.9)	(112.8)	N/A	(12.8)	(8.6)	N/A
EBITDA (3)	44.0	105.5	116.1	68.3	67.8	$69.0	14.8	21.5	22.1
EBITDA before restructuring and asset impairments (3)	91.4	108.1	116.1	69.0	69.8	71.0	14.8	21.5	22.1
Capital expenditures	(39.3)	(37.8)	32.2	34.9	23.5	23.5	4.8	3.6	3.6
Depreciation and amortization	76.2	70.0	69.4	68.9	68.7	68.7	17.0	13.6	13.6
Ratio of earnings to fixed charges (4)		2.71x	3.51x					4.87x	4.12x
Ratio of EBITDA before restructuring and asset impairments to cash interest expense (3)	6.8x	10.1x	11.0x	5.3x	6.7x	2.7x	4.1x	23.9x	3.3x

(1)	Excludes a charge of $50.1 in the first quarter of 2002 for the adoption of SFAS 142, “Goodwill and Other Intangible Assets.”

(2)	We define working capital as the sum of receivables, intercompany receivables and inventories, less accounts payable, accrued liabilities and intercompany payables.

(3)
EBITDA is a non-GAAP measurement that we define as income or loss before interest expense, provision for income taxes, depreciation and amortization, minority interests, and the cumulative effect of a change in accounting. EBITDA before restructuring and asset impairments is a non-GAAP measurement that we define as EBITDA excluding restructuring charges and impairments of long-lived assets. These measures do not represent cash flow for the periods presented and should not be considered as alternatives to net income/(loss), as indicators of our operating performance or as alternatives to cash flows as a source of liquidity, but are measurements commonly used by financial analysts. Our definition of EBITDA may not be comparable to EBITDA as defined by other companies. Although EBITDA is a non-GAAP measurement, we believe it is a useful measure of pre-tax operating cash flow prior to debt service.

(4)
Earnings did not cover fixed charges by $45.6, $13.7 and $11.3 for the years ended December 31, 1997, 2000 and 2001, respectively. Earnings did not cover fixed charges by $5.8 for the three months ended March 31, 2001. Earnings did not cover fixed charges by $14.3 for the pro forma year ended December 31, 2001.

(5)	Certain amounts have been revised to reflect the cumulative effect of a change in accounting for goodwill. See Note T to the combined financial statements.

RISK FACTORS

Our business involves a number of risks, some of which are beyond our control. You should carefully consider each of the risks and uncertainties we describe below, which we believe are the material risks involved in investing in our securities, and all of the other information in this prospectus before deciding to invest in our shares. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business.

Risks Related To Our Business And Industry

We Had Net Losses In Recent Years And We May Not Generate Profits In The Future

For the fiscal years ended December 31, 2001 and 2000 we had net losses of approximately $13.6 million and $14.8 million, respectively. Continuing operating losses may limit our ability to service our debt and fund our operations and we may not generate net income from operations in the future.

We Must Generate Sufficient Cash Flow To Service Our Debt And Provide For Ongoing Operations

If we are unable to generate sufficient cash from operations to service our debt and fund our operations, or if we are unable to refinance our debt, we may have to defer capital expenditures or sell assets to generate cash, which could have an adverse impact on our financial position and results of operations. When we complete this offering, we will have approximately $363 million in principal amount of debt consisting of senior subordinated notes and borrowings under our credit facility. We will need to generate enough cash to service our debt. Our ability to generate cash depends to some extent on general economic, competitive, legislative and other factors beyond our control. If we are unable to generate sufficient cash to service our debt and fund our ongoing operations, our business may be adversely affected. Our credit facility may alleviate our short-term cash needs, but any borrowings from this facility may further increase our debt. In addition, we may need to refinance all or a portion of our debt and we may be unable to do so on commercially reasonable terms or at all.

Our Debt May Negatively Impact Our Liquidity And Harm Our Competitive Position

Our debt may have important adverse consequences for us, such as:

•	significantly increasing our interest expense and related debt service costs;

•	limiting our ability to obtain additional financing;

•	increasing our vulnerability to economic downturns and changing market conditions; and

•	limiting our ability to compete with companies that are not as highly leveraged and that may be better positioned to withstand economic downturns.

We and our subsidiaries may be able to incur substantial additional debt in the future. If new debt is added to our current debt levels or the current debt levels of our subsidiaries, the related risks that we and they now face could intensify.

Indebtedness Under Our Credit Facility Is Subject To Floating Interest Rates, Which May Cause Our Interest Expense To Increase

Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available for operations and other purposes. When we complete this offering, we will have approximately $163 million in borrowings under our credit facility. We may borrow up to an aggregate of $250 million under our credit facility, which is subject to floating interest rates. A 1% increase in market interest rates on our $163 million in borrowings under our credit facility would result in an annual increase in our interest expense and a decrease in our income before taxes of approximately $1.6 million.

The Market For Custom PET Packaging May Not Grow As Large Or As Quickly As We Anticipate

To the extent that the custom PET market does not grow as large or as quickly as we anticipate, our growth and profitability may be lower than we currently expect. We believe that one of the keys to our future success will be our ability to sell more custom PET products. Partly because of the more complex technologies required for custom PET, our margins are higher for custom PET products than for conventional PET products. We believe that an increasing number of products will convert from glass, metal and other packaging to custom PET packaging. A slow rate of conversion would limit our growth.

Our Most Significant Customer Contract Will Expire Soon And We May Lose That Customer’s Business

Under our main contract with PepsiCo, we provide PET products to PepsiCo in different geographical regions. With respect to one region, the contract has a one-year term ending December 31, 2002, and with respect to the remaining regions, the contract will expire on December 31, 2003. From time to time we have agreed with PepsiCo to extend or modify the terms of this contract, and we have had discussions with PepsiCo regarding an extension of the current terms. However, PepsiCo may not renew this contract on terms favorable to us or at all. The loss of our business with PepsiCo would significantly reduce our net sales and profitability.

The Loss Of Our PepsiCo Business Would Have An Adverse Impact On Our Business

If PepsiCo reduces the amount of PET products that it purchases from us, our net sales and profitability may decline. Our sales to PepsiCo accounted for approximately 35% of our 2001 revenue and in 2002 PepsiCo acquired another of our customers that accounted for approximately 2.5% of our 2001 revenue. We do not believe that there is sufficient excess demand in the PET market to make up for the loss of a significant amount of PepsiCo’s business. Because PepsiCo is such a significant buyer in the PET market, competition for its business may be particularly intense. In addition, if we lose a significant amount of business from one or more other customers, our net sales and profitability may decline.

We Enjoy Limited Protection For Our Intellectual Property And The Loss Of Our Intellectual Property Rights Would Adversely Impact Our Ability To Compete In The PET Industry

If we are unable to maintain the proprietary nature of our technologies, we may lose the ability to generate royalties in the future by licensing our technologies and our competitors may use our technologies to compete with us. We have a number of patents covering various aspects of our design and construction of our products, including our Oxbar technology. Our patents may not withstand challenge in litigation, and patents do not ensure that competitors will not develop competing products or infringe upon our patents. The costs of litigation to defend our patents could be substantial and may outweigh the benefits of enforcing our rights under our patents. We market our products internationally, and the patent laws of foreign countries may offer less protection than the patent laws of the United States. Not all of our domestic patents have been registered in other countries. We also rely on trade secrets, know-how and other unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets, know-how and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements with us. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of this information.

If We Lose An Existing Lawsuit Regarding Oxbar, Our Ability To Use And License Oxbar For Certain Applications Would Be Impaired

An existing lawsuit challenges our ability to use and sublicense certain applications of Oxbar. Crown Cork & Seal Technologies Corporation, or CCK Technologies, holds the patents related to Oxbar and will contribute these patents to us upon the completion of this offering. CCK Technologies is the plaintiff in a patent infringement suit regarding Oxbar for use in certain plastic containers. Oxbar may be combined with various plastic materials, including PET, for use in various forms of packaging. An intervenor in the suit is asserting that it has the exclusive right under a license from CCK Technologies to use and sublicense certain combinations of Oxbar as used in, among other things, PET packaging. CCK Technologies is contesting the intervenor’s claim to the extent it relates to PET packaging. Although we have not earned any revenue from licensing Oxbar, we believe that licensing Oxbar represents a potential source of revenue. If we lose the Oxbar action, the amount of revenue that we may earn by licensing Oxbar will likely be reduced because the intervenor will have the exclusive right to license certain applications of Oxbar. In addition, the patent infringement claim could not proceed against the alleged infringer as the intervenor purports to have granted the alleged infringer a sublicense. If successful, the intervenor may also assert claims against our right to use Oxbar in certain PET applications.

Rapid Changes In Available Technologies Could Render Our Products And Services Obsolete

Significant technological changes could render our existing technology or our products and services obsolete. The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. We attribute much of our recent competitive success to our existing technology, and our ability to compete may dissipate if our existing technology is rendered obsolete. If we are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be adversely affected. To be successful, we must adapt to rapidly changing markets by continually improving our products and services and by developing new products and services to meet the needs of our customers. Our ability to develop these products and services will depend, in part, on our ability to license leading technologies useful in our business and develop new offerings and technology that address the needs of our customers. Similarly, the equipment that we use may be rendered obsolete by new technologies. A significant investment in new equipment may have an adverse impact on our business and financial condition.

We May Have Difficulty Replacing Key Personnel

We believe that our success will depend on continued employment by us of senior management and key technical personnel. If one or more of these persons are unable or unwilling to continue in their present positions, and if we are unable to attract and retain other comparable personnel, our business and operations could be disrupted. Certain members of our senior management have years of industry experience, and it would be difficult to find new personnel with comparable experience. Because our business is highly specialized, we believe that it would also be difficult to replace our key technical personnel. There is no guarantee that our key senior management and technical personnel will be able or willing to continue working with us after this offering. In addition, we do not currently maintain key man insurance for any of our senior managers or technical personnel.

Demand For Our Products May Fluctuate As Our Customers Change Their Product Lines And Marketing Strategies

A reduction in demand for PET packaging may reduce our net sales and negatively impact our prospects for future growth. From time to time our customers change product lines, eliminate product lines and reduce the amount that they spend on marketing product lines. As a result, our customers’ demand for PET packaging may fluctuate or decrease permanently.

Consolidation Of Our Customers May Increase Our Customers’ Negotiating Leverage And Harm Our Business

Our business and financial condition may be adversely affected by consolidation of our customers. If one of our larger customers acquires one of our smaller customers, or if two of our customers merge, the combined customer’s negotiating leverage with us may increase and our business with the combined customer may become less profitable. In addition, if one of our customers is acquired by a company that has a relationship with one of our competitors, we may lose that customer’s business.

We Operate In A Very Competitive Business Environment And We May Lose Business To Other Forms Of Packaging Or To Our Competitors In The PET Industry

Competition from producers of other forms of packaging and our competitors within the PET industry may cause our customers to purchase other types of packaging or to purchase PET containers from our competitors, which may reduce our net sales and profitability. PET containers compete in the packaging market with glass bottles, metal cans, paperboard cartons and other materials. Changes in the relative cost and quality of other packaging materials may reduce the market for PET containers. In addition, competition within the PET industry is intense, and we cannot assure you that we will compete successfully. Increases in productivity and other factors have increased pricing pressure. Some of our competitors have greater financial, technical and marketing resources than we do. Our current or potential competitors may offer products at a lower cost or products that are superior to ours. In addition, our competitors may be more effective and efficient in integrating new technologies. Although we typically sell to our customers pursuant to long-term contracts, our contracts typically provide that our customers may purchase from an alternative source if we cannot provide products that are of similar quality at an equivalent price.

In addition to competition with other independent suppliers of PET packaging, some of our potential customers produce their own PET containers. Coca-Cola, one of the largest end-users of conventional PET containers in the United States, self-manufactures its own PET preforms and blows its own bottles. Our customers, including PepsiCo, could develop or expand in-house preform production and bottle blowing capacity in the future, which may adversely affect our business and financial condition.

If We Do Not Have Adequate Funds To Make All Capital Expenditures That Are Necessary To Grow With Our Markets And Maintain Our Facilities, Our Business May Be Impaired And Our Profitability Reduced

If we do not have adequate funds to make our capital expenditures or if the expected benefits of capital expenditures are not achieved, our business may be impaired and our profitability reduced. Our business is capital intensive, and our equipment is currently operating at near full capacity. We expect to have substantial capital needs in the near future for capacity expansion. If we do not have funds available to satisfy our capital expenditure requirements, we may not be able to pursue our strategy for profitable growth. We cannot be certain that our capital needs will not be larger than expected. We also can not be certain that the expected benefits of any capital expenditures will be achieved.

Increases In The Price Of Resin May Impact Our Financial Results And May Deter The Growth Of The PET Market

We use large quantities of plastic resin in manufacturing our products and increases in the price of resin may harm our business. Resin is the principal raw material used in the manufacture of our products. Resin is subject to substantial price fluctuations. Resin is a petroleum product and resin prices may fluctuate with prices in the worldwide oil market. Political or economic events in oil producing countries such as those in the Middle East may impact the price of resin. We generally do not have long-term supply contracts with our resin suppliers and are therefore subject to the risk of fluctuations in the price of resin. Although most of our contracts permit us to pass the price of resin through to our customers, market conditions may not permit us to fully pass through any future resin price increases. Significant increases in resin prices, coupled with an inability to promptly pass such increases on to customers, may increase our cost of products sold and reduce our profitability. A sustained increase in the price of resin may slow the rate of conversion of alternative packaging materials, such as glass and metal, to PET, or may make these alternative packaging materials more attractive than PET. If this reduces the demand for PET packaging, it may significantly reduce our prospects for growth.

PepsiCo May Choose To Supply Us With Resin, Which May Reduce Our Ability To Negotiate Favorable Resin Purchase Contracts

PepsiCo may choose to supply us with an increasing amount of resin, which may reduce our profitability. Because we are a large purchaser of resin, we enjoy significant leverage in negotiating resin purchase agreements. Under our main contract with PepsiCo, PepsiCo has the right to direct a third party to supply us with some or all of the resin that we require to manufacture products for PepsiCo under this contract. PepsiCo has exercised this right with respect to a portion of our resin requirements under this contract. To the extent that PepsiCo exercises this right with respect to an increasing amount of resin, the profitability of our business may decline. In addition, the amount of resin that we purchase will decline and we may lose some of our leverage in negotiating resin purchase agreements. If we have to pay higher prices for resin, our costs will increase and we may not be able to offer our customers pricing terms as favorable as those we offer now or as favorable as those offered by our competitors.

Interruptions In The Supply Of Resin Could Disrupt Our Operations

If our suppliers are unable to meet our requirements for resin, our ability to manufacture our products would be adversely affected. Our suppliers may not continue to provide resin to us at attractive prices, or at all, and we may not be able to obtain resin in the future from these or other suppliers on the scale and within the time frames we require. Any failure to obtain resin on a timely basis at an affordable cost, or any significant delays or interruptions of supply, could prevent us from supplying our customers on a timely basis.

Expansion of our operations might place a significant strain on our suppliers, some of whom have limited resources and production capacity. Certain of our suppliers, in turn, rely on sole or limited sources of supply for components included in the resin that they sell to us. Failure of our suppliers to adjust to meet such increasing demand may prevent them from continuing to supply resin in the quantities and at the quality and the times required by us, or at all.

We Depend On A Small Number Of Suppliers For Some Of Our Manufacturing Equipment And An Interruption In Our Supply Of Manufacturing Equipment Would Harm Our Ability To Expand

Our business relies on specialized manufacturing equipment that is produced by a small number of suppliers. If any of these suppliers increases its prices significantly, goes out of business or is otherwise unable to meet our requirements for necessary equipment, we may be unable to expand our operations. This may significantly reduce our prospects for growth.

Our Business Is Seasonal And Cool Summer Weather May Result In Lower Sales

Unseasonably cool weather during a summer could adversely affect our financial results. A significant portion of our revenue is attributable to the sale of beverage containers. Demand for beverages tends to peak during the summer months. In the past, significant changes in summer weather conditions have affected the demand for beverages, which in turn affects the demand for beverage containers manufactured by us.

Our International Operations Subject Us To Foreign Currency Risk And Other Instabilities

In 2001, we derived approximately 22% of our revenue from sales in foreign currencies. In our financial statements, we translate local currency financial results into United States dollars based on average exchange rates prevailing during a reporting period. Our most significant foreign currency exposures are to the British pound and the euro. During times of a strengthening United States dollar, our reported international revenue and earnings will be reduced because the local currency will translate into fewer United States dollars. In addition, we may face restrictions on our ability to repatriate funds from our international operations.

As a result of our international operations, we are also subject to risks associated with operating in foreign countries, including changes in governmental policies and regulations, war, acts of terrorism, and other sources of instability. We are also at risk for acts of terrorism in the United States. These risks may negatively impact our financial condition and results of operations.

Higher Energy Costs And Interrupted Power Supplies May Have A Material Adverse Impact On Our Operations

Electrical power is vital to our operations, and we rely on a continuous power supply to conduct our business. If energy costs substantially increase in the future, we could experience a significant increase in operating costs. In addition, frequent power interruptions may limit our ability to supply our customers and negatively impact our business.

We Are Subject To Costs And Liabilities Related To Environmental And Health And Safety Standards

Our facilities and operations are subject to federal, state, local and foreign environmental and employee safety laws and regulations, including those regarding the use, storage, handling, generation, transportation, treatment, emission and disposal of certain substances. The nature of our operations exposes us to the risk of liabilities or claims with respect to environmental and worker health and safety matters.

Currently, we are involved in a small number of compliance and remediation efforts primarily concerning wastewater discharge and possible soil and groundwater contamination, including investigations and certain other activities at our Didam, Netherlands facility for which we have recorded an accrual of $200,000. Based on information presently available, we do not believe that the cost of these efforts will be material. However, environmental and health and safety matters cannot be predicted with certainty, and actual costs may increase materially.

We Face Product Liability Risks And The Risk Of Negative Publicity If Our Products Fail

Our business is exposed to products liability risk and the risk of negative publicity if our products fail. Although we maintain insurance for products liability claims, the amount and scope of our insurance may not be adequate to cover a products liability claim that is successfully asserted against us. In addition, products liability insurance could become more expensive and difficult to maintain and, in the future, may not be available on commercially reasonable terms or at all.

In addition, we are exposed to the products liability risk and negative publicity affecting our customers and suppliers. Because many of our customers are food, beverage and other consumer products companies, with their own products liability risks, our sales may decline if any of our customers are sued on a products liability claim. We may also suffer a decline in sales from the negative publicity associated with such a lawsuit or with adverse public perceptions in general regarding our products or our customers’ products that use our containers.

Our Operations and Profitability Could Suffer If We Experience Labor Relations Problems

A prolonged work stoppage or strike could have a material adverse effect on our results of operations. The contract with our union employees in our Sherburn, England facility expired on December 31, 2001. The contract with our union employees in our Didam, Netherlands facility expires on October 31, 2002. We believe that our employee relations are good and that we will be able to reach new agreements on satisfactory terms. However, we may not be able to reach new agreements without a work stoppage or strike and any new agreements that are reached may not be reached on terms satisfactory to us.

Risks Related To Our Relationship With Crown

As Long As Crown Owns A Significant Portion Of Our Common Stock, It Will Be Able To Significantly Influence Us

Because Crown’s interests may differ from ours, actions Crown takes with respect to us, as a stockholder, may not be favorable to us. After the completion of this offering, Crown will own approximately 45% of our common stock, or approximately 37% if the over-allotment option is exercised in full. As long as Crown owns such a significant portion of our outstanding common stock, it will be able to significantly influence or determine the outcome of corporate actions requiring stockholder approval. In addition, pursuant to the terms of a corporate agreement that we will enter into with Crown upon the completion of this offering, Crown will have the right to nominate up to three of our eight directors and Crown’s approval is required for us to take specified corporate actions. As a result, Crown will be in a position to significantly influence most of our significant corporate actions.

Crown’s Products May Compete With Ours And Create Conflicts Of Interest Between Crown and Us

Some packaging products that Crown produces, such as metal cans for soft drinks, may compete with our PET products. While we will enter into a non-competition agreement with Crown, this agreement will not restrict Crown’s ability to produce metal cans and certain other products that may compete with our products. Because Crown’s interests may differ from ours, Crown may take actions with respect to us, as one of our major stockholders, that may not be favorable to us.

Transitional Arrangements And Agreements With Crown Are Not The Result Of Arm’s Length Negotiations And May Not Be Sustained On The Same Terms

The transitional arrangements and other contractual agreements that we will have with Crown after the completion of this offering will have been made in the context of a parent-subsidiary relationship and negotiated in the overall context of this offering. As a result, these agreements are not on arm’s length terms, and are not representative of the terms that we might have reached with unaffiliated third parties or of the terms of future agreements that we may enter into with unaffiliated third parties. As a result of a breach or insolvency relating to us or Crown, Crown may cease to provide these services.

Our Business May Be Disrupted As We Develop Internal Information Technology And Other Services

We are a wholly owned subsidiary of Crown and have received information technology and other corporate services from Crown. Following the completion of this offering we will no longer be wholly owned by Crown, but Crown will continue to provide services to us for a period of time pursuant to contracts between Crown and us. We plan to develop our own corporate service capabilities over time. The development and implementation of these capabilities may divert management’s attention and involve significant costs. We expect the development of our own information technology systems to be particularly demanding. Our business may be disrupted as we begin the transition to internal corporate services.

We Could Be Liable For Crown’s Pension Obligations

Prior to this offering our salaried and hourly employees participated in pension plans sponsored by Crown. These pension plans are subject to the Employee Retirement Income Security Act of 1974, or ERISA, and if terminated as of December 31, 2001, would have been underfunded by approximately $670 million. Upon completion of this offering, we will establish new pension plans for our active employees. Crown will retain all liability for the pension benefits earned previously by our active and former employees, including retirees. However, if it is determined that a principal purpose of this offering is for us to evade such liability, which we do not believe is the case, a claim may be brought to hold us liable for the plans’ underfunding for a period of five years after the completion of this offering. Because Crown will use its proceeds from this offering to pay a portion of its debt, we believe it is unlikely that we would be liable for any such claim, but we may not prevail. In any case, if any of these claims are brought against us in the future, they may be costly to defend and they may adversely affect us and the price of our stock.

In addition, this offering will constitute a “reportable event” under ERISA that must be reported to the Pension Benefit Guaranty Corporation, or the PBGC. Upon notification, the PBGC may attempt to cause Crown to agree to accelerate the funding of the Crown pension plans and it may be necessary for us to agree to be responsible for a portion of such funding. Alternatively, it may become necessary for us to agree to assume a portion of the pension plans attributable to our current and former employees, together with a portion of the underfunding. Either of the preceding events could negatively affect our financial position.

We Could Be Liable For Income Taxes Owed By Crown

In previous years, our tax results were consolidated with those of Crown and its United States subsidiaries, and we could be liable for income taxes owed by Crown for those years. Following this offering, we will no longer be part of the consolidated group including Crown and its United States subsidiaries. However, with respect to the years during which we were part of this consolidated group, we are severally liable for the federal income tax liability of each other member of the consolidated group. We could also be jointly and severally liable for state tax liabilities of each other member of a combined or consolidated group for state tax purposes that included us or any of our subsidiaries and Crown or any of its subsidiaries. Certain of our non-United States subsidiaries were also part of a combined tax group including subsidiaries of Crown. We could similarly be liable for foreign taxes of each other member of such a combined tax group for years that our non-United States subsidiaries were included in a combined tax group. Consequently, the Internal Revenue Service or other taxing authority may seek payment of any of the foregoing taxes from us. In addition, because of Crown’s ownership of our stock, we or any of our subsidiaries may continue to be part of a combined or consolidated group for state tax purposes that includes Crown or any of its subsidiaries. We could, therefore, be jointly and severally liable for future state taxes of Crown. Disputes or assessments could arise during future audits by the Internal Revenue Service or other taxing authorities in amounts that we cannot quantify.

If Crown Is Unable To Meet Its Financial Obligations, Including Obligations To Its Lenders, Pension Plan Obligations And Payments To Settle Asbestos-Related Claims, Its Own Creditors May Pursue Claims Against Us

If Crown is unable to meet its own financial obligations, including obligations to its lenders, pension plan obligations and payments to settle asbestos-related claims, Crown’s creditors may try to bring their claims for payment against us. If these claims are successful, they may exceed the value of our stockholders’ equity. Crown is highly leveraged and, as of March 31, 2002, the aggregate amount of its outstanding indebtedness due prior to December 31, 2003 was approximately $3.35 billion. A significant portion of Crown’s operating cash flow is used for the payment of principal and interest, funding pension plan obligations and for payments to settle asbestos-related claims brought against Crown. As a result of downgrades in Crown’s credit ratings during 2000 and 2001 and the uncertainties regarding its asbestos-related liabilities, there can be no assurance that Crown will be able to access the capital markets in the future, or successfully repay, refinance or restructure its debt. No claims have been asserted against us by Crown’s own creditors and while we believe it is unlikely that our historical relationship with Crown would result in liability for any such claims, we cannot assure you that we would prevail in such a claim. In any case, if any of these claims are brought against us in the future, they may be costly to defend and they may adversely affect us and the price of our stock. We may also have joint liability with Crown for certain taxes, pension obligations and other similar statutory obligations, as discussed in the two immediately preceding risk factors.

Our Directors May Have Conflicts Of Interest Because Of Their Ownership Of Crown Stock And Because Some Of Them Are Also Directors Or Executive Officers Of Crown

Some of our directors own Crown common stock and participate in incentive compensation programs of Crown. This could create, or appear to create, potential conflicts of interest when our directors are faced with decisions that could have different implications for Crown than they do for us. In addition, three of our directors are also directors or executive officers of Crown. These directors will owe fiduciary duties to the stockholders of each company and may have conflicts of interest in matters involving or affecting us and Crown. Under our certificate of incorporation we have renounced any interests or expectation in being offered any business opportunity presented to Crown or any of its affiliates. In the event that one of our directors who is also a director, officer or employee of Crown or any of its affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us, that director will have no duty to communicate or present the corporate opportunity to us. In addition, that director may communicate or present the corporate opportunity to Crown or any of its affiliates and will not be liable to us or our stockholders for breach of any fiduciary duty as one of our directors by reason of the fact that Crown or any of its affiliates pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

Risk Factors Relating To Our Common Stock

Future Sales Of Shares By Crown Could Cause Our Common Stock Price To Decline

Sales of a substantial number of shares of our common stock by Crown in the public market or the perception that sales by Crown could occur following this offering could adversely affect the market price of our common stock. In particular, Crown is highly leveraged, has other financial obligations and has been the subject of litigation regarding asbestos-related liabilities. Our stock price may decline if the shares of our common stock held by Crown are sold to satisfy these obligations, or if investors become concerned that such sales may take place. The shares of our common stock held by Crown are pledged to Crown’s creditors, who have the right to sell the shares under some circumstances. Crown is not subject to any contractual obligation to maintain its ownership position in our shares, except that it has agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the completion of this offering, subject to certain exceptions, including exceptions relating to Crown’s pledge to its creditors of our common stock owned by Crown. We have entered into an agreement with Crown under which Crown may require us to register for resale its shares of our common stock.

The Initial Public Offering Price Of Our Common Stock May Not Be Indicative Of The Market Price After This Offering And Our Stock Price May Be Volatile

Prior to this offering, there has been no public market for our common stock. We cannot assure you that an active market for our common stock will develop or be sustained after this offering. The initial public offering price of our common stock will be determined by negotiations between us and representatives of the underwriters and may not be indicative of the market price of the common stock after this offering or the price at which it may be sold in the market after the offering. Among the factors that could affect our stock price are:

•	actual or anticipated variations in our quarterly operating results;

•	new sales formats or new products or services offered by us and our competitors;

•	changes in financial estimates prepared by securities analysts;

•	conditions or trends in the packaging industry in general and the PET container and preform industry in particular;

•	announcements by us and our competitors of technological innovations;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

•	our capital commitments;

•	additions or departures of our key personnel; and

•	sales of our common stock.

Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance.

We Have A Significant Amount Of Goodwill And A Writedown Of Goodwill Could Result In Lower Reported Net Income And A Reduction Of Our Net Worth

We have a significant amount of goodwill and a writedown of our goodwill would reduce our net worth. At March 31, 2002, we had approximately $331.8 million of goodwill. In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” We adopted this standard on January 1, 2002 and recorded a charge for the cumulative effect of a change in accounting for $50.1 million. Under the new standard we will no longer amortize goodwill reflected on our balance sheet. We are, however, required to evaluate goodwill reflected on our balance sheet to determine whether the goodwill is impaired under the guidelines of the standard. Accordingly, we will need to test the value of our goodwill for impairment annually and, under certain circumstances, recognize an impairment charge.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Statements that include the words “expect,” “believe,” “intend,” “plan,” “anticipate,” “project,” “will” and similar statements of a future nature identify forward-looking statements. In addition, this prospectus contains forecasts of future growth in markets we serve. These forecasts were prepared by entities that are not affiliated with us or the underwriters and are based on assumptions formulated by those entities without consultation with us or the underwriters. These forward-looking statements and forecasts are subject to risks, uncertainties and assumptions, including, among other things:

•	Continued conversion from metal, glass and other materials for packaging to plastic packaging;

•	Increasing demand for packaging requiring our proprietary technologies and know-how;

•	Our ability to protect our existing technologies and to develop new technologies;

•	Our ability to control costs;

•	The terms upon which we acquire resin and our ability to reflect those terms in our sales;

•	Our debt levels and our ability to obtain financing and service debt;

•	Our additional costs incurred as an independent public company;

•	Legal and regulatory proceedings and developments;

•	General economic and political conditions;

•	Weather conditions;

•	Our ability to identify trends in our markets and to offer new solutions that address the changing needs of these markets;

•	Our ability to successfully execute our business model;

•	Our ability to compete successfully against competitors; and

•	The other risks described above in “Risk Factors.”

In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur and the forecasts included in this prospectus may not be accurate. The forward-looking statements in this prospectus are made as of the date of this prospectus.

USE OF PROCEEDS

The net proceeds from the sale of shares of our common stock will be paid to Crown, the selling stockholder. We will not receive any proceeds from this offering. The proceeds from the $200 million concurrent note offering and the $150 million term loan will be used to repay a note that we will distribute to Crown in the principal amount of $350 million, bearing an interest rate of approximately 4% and a maturity date of one year from the date of issuance.

We are currently a guarantor of the indebtedness under Crown’s credit facility, and our common stock held by Crown and substantially all of our assets are pledged to secure Crown’s indebtedness under its credit facility. Concurrently with the completion of this offering, Crown will use its proceeds from this offering and from our repayment of intercompany debt to pay a portion of its indebtedness under its credit facility, and Crown intends to obtain from the lenders under the credit facility a release of our guarantee of Crown’s indebtedness and their security interest in our assets and the common stock being offered by Crown.

DIVIDEND POLICY

We currently anticipate that, following the completion of this offering, all future earnings will be retained for use in our business and that we will not pay any cash dividends on our common stock in the foreseeable future. The payment of any future dividends will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition and general business conditions. We are primarily a holding company. Our ability to pay dividends in the future will therefore also depend on our receipt of dividends from our subsidiaries. Our subsidiaries are legally distinct from us and have no obligation to pay dividends to us in the future. In addition, our ability to pay future dividends is restricted by the terms of our senior subordinated notes and credit facility, and may be restricted in the future by other agreements.

CAPITALIZATION

The following table shows our capitalization as of March 31, 2002 stated on an actual basis and on an adjusted basis to give effect to the following events, as if each such event had occurred on March 31, 2002:

•	a 160,000 for one stock split that we will effect prior to the completion of this offering;

•	the distribution to Crown of a note in the principal amount of $350 million;

•
the completion of our $200 million concurrent note offering, the completion of our $150 million term loan arrangement which amortizes at the rate of 1% per year, and the application of these proceeds to repay our note to Crown;

•	the issuance of 11,000 shares of restricted stock;

•	our borrowing $12.9 million under our revolving loan facility to pay refinancing fees;

•	the capitalization by Crown of its other outstanding intercompany indebtedness with us; and

•	the reversal of all balances related to Crown’s U.S. pension plans, which will remain with Crown.

The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes included elsewhere in this prospectus.

	At March 31, 2002
	Actual	As Adjusted
	(in millions)
Revolving Credit Facility	—	$12.9
Current portion of debt	—	1.5
Intercompany debt	$65.3	—
Subordinated Notes	—	200.0
Term Loan	—	148.5

Total debt	65.3	362.9

Minority interest	4.4	4.4
Common stock, par value $.01 per share; 1,000 shares authorized, actual; 100 shares issued and outstanding, actual; 75 million shares authorized, as adjusted; 16 million shares issued and outstanding, as adjusted	—	0.2
Preferred stock, par value of $.01 per share; no shares authorized, actual; no shares issued and outstanding, actual; 5 million shares authorized, as adjusted; no shares issued and outstanding, as adjusted	—	—
Additional paid in capital	—	249.5
Unearned compensation—restricted stock awards	—	(0.2)
Accumulated other comprehensive loss	—	(10.6)
Owner’s net investment	509.4	—

Total equity and minority interest	513.8	243.3

Total capitalization	$579.1	$606.2

Total debt to capitalization ratio	11.3%	59.9%

DILUTION

Our pro forma net tangible book value at March 31, 2002 was approximately $177.6 million, or $11.10 per share, after giving effect to a 160,000 for one stock split. Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding. After giving effect to:

•	the completion of our $200 million concurrent note offering and $150 million term loan arrangement, and the application of these proceeds to repay our note to Crown;

•	the issuance of 11,000 shares of restricted stock;

•	our borrowing $12.9 million under our revolving loan facility to pay refinancing fees;

•	the capitalization by Crown of its other outstanding intercompany indebtedness with us; and

•	the reversal of all balances related to Crown’s U.S. pension plans, which will remain with Crown,

our pro forma as adjusted net tangible book value at March 31, 2002 would have been approximately $(92.9) million, or $(5.81) per share. This represents an immediate decrease in net tangible book value of $16.91 per share to Crown, our sole existing stockholder, and an immediate dilution of $20.81 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates the per share dilution to the new investors.

Assumed initial public offering price per share		$15.00
Net tangible book value per share at March 31, 2002	$11.10
Decrease per share attributable to this offering	16.91
Pro forma as adjusted net tangible book value per share after this offering		(5.81)

Dilution per share to new investors in this offering		$20.81

On            , 2002, we declared a 160,000 for one stock split, which increased the number of shares of our common stock owned by Crown to 16 million. Crown did not pay us any cash for these shares. In connection with this offering, Crown will sell 8.8 million shares of our common stock, which will be sold to new investors. The number of shares of our common stock held by new investors will represent 55% of the total number of shares of our common stock outstanding after this offering and the number of shares of our common stock held by Crown will represent 45% of the total number of shares of our common stock outstanding after this offering. If the over-allotment option is exercised in full, the number of shares of our common stock held by new investors following this offering will increase to 10,120,000, or approximately 63% of the total number of shares of our common stock outstanding after this offering, and the percentage of shares of our common stock held by Crown will decrease to approximately 37% of the total number of shares of our common stock outstanding after this offering.

The foregoing discussion and tables exclude approximately 79,000 shares of common stock issuable upon the exercise of stock options to be issued on the date of this offering, none of which are currently exercisable, at an exercise price equal to the initial public offering price of our common stock and includes approximately 11,000 shares of restricted stock to be issued on the date of this offering. No cash was paid to us in connection with these stock option and restricted stock grants.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Our unaudited pro forma combined financial statements as of and for the three months ended March 31, 2002 and the year ended December 31, 2001, have been prepared from the combined financial statements that we present elsewhere in this prospectus. These statements reflect adjustments for the following:

•	a 160,000 for one stock split that we will effect prior to the completion of this offering;

•	the distribution to Crown of a note in the principal amount of $350 million;

•	the completion of our $200 million senior subordinated note offering and $150 million term loan arrangement, and the application of these proceeds to repay our note to Crown;

•	the issuance of 11,000 shares of restricted stock;

•	our borrowing $12.9 million under our revolving loan facility to pay refinancing fees;

•	the capitalization by Crown of its other outstanding intercompany indebtedness with us;

•	the reversal of all balances related to Crown’s U.S. pension plans, which will remain with Crown; and

•	transactions described under “Relationship with Crown Cork & Seal Company, Inc.” as described in the notes to the pro forma combined financial information below.

These adjustments are more fully described in the notes to the pro forma combined financial information below.

For purposes of the pro forma combined statements of operations, these transactions are assumed to have occurred at the beginning of 2001. For purposes of the pro forma combined balance sheet, they are assumed to have occurred on March 31, 2002.

The pro forma combined statements of operations for the three months ended March 31, 2002 exclude the cumulative effect of change in accounting for goodwill.

The unaudited pro forma combined financial statements should not be considered indicative of actual results that would have been achieved had the transactions been completed as of the dates indicated and do not purport to indicate the balance sheet data or results of operations as of any future date or any future period.

The unaudited pro forma combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and the related notes included elsewhere in this prospectus.

Pro Forma Combined Statements of Operations

	Year ended December 31, 2001				Three Months ended March 31, 2002
	Actual	Pro Forma adjustments		Pro Forma	Actual	Pro Forma adjustments		Pro Forma
Net customer sales	$742.8			$742.8	$166.8			$166.8
Net affiliate sales	3.0			3.0	1.3			1.3

Net sales	745.8			745.8	168.1			168.1
Cost of products sold, excluding depreciation	648.7			648.7	140.6	$(0.7	)(6)	139.9
Depreciation	56.5			56.5	13.6			13.6

Gross profit	40.6			40.6	13.9	0.7		14.6
Amortization of goodwill	12.2			12.2	0.0			0.0
Selling and administrative expense	9.1	$6.4	(1)	15.5	2.2	1.6	(1)	3.8
Management charges	4.4	(4.4	)(1)	0.0	1.0	(1.0	)(1)	0.0
Research and technology expense	13.2	(3.2	)(2)	10.0	3.0	(0.5	)(2)	2.5
Provision for restructuring and asset impairment	2.0			2.0	0.0			0.0
Interest expense	10.4	16.3	(3)	26.7	0.9	5.9	(3)	6.8
Other expense/(income), net	0.1			0.1	(0.1)			(0.1)
Foreign exchange adjustments	0.5			0.5	(0.1)			(0.1)

Income/(loss) before income taxes and cumulative effect of a change in accounting	(11.3)	(15.1)		(26.4)	7.0	(5.3)		1.7
Provision for income taxes	(2.5)	5.3	(7)	2.8	(2.7)	1.9	(7)	(0.8)
Minority interests	0.2			0.2	(0.1)			(0.1)

Income/(loss) before cumulative effect of a change in accounting	$(13.6)	$(9.8)		$(23.4)	$4.2	$(3.4)		$0.8

Pro forma basic and diluted income/(loss) per share before cumulative effect of a change in accounting				$(1.46)				$.05

Pro forma weighted average shares outstanding (in millions)(4)				16.0				16.0

Pro Forma Combined Balance Sheet
As of March 31, 2002

	Actual	Reorganization and Other Adjustments		Offering Adjustments		Pro Forma As Adjusted
Cash and cash equivalents	$4.4					$4.4
Receivables, net	40.6					40.6
Intercompany receivables	0.7					0.7
Inventories, net	82.7					82.7
Prepaid expenses and other current assets	4.9					4.9

Total current assets	133.3					133.3

Long-term receivables	0.3					0.3
Goodwill, net	331.8					331.8
Property, plant and equipment, net	243.6					243.6
Other assets	2.7	$(1.8	)(6)	$12.9	(5)	13.8

Total Assets	$711.7	$(1.8)		$12.9		$722.8

Short-term debt	0.0			12.9	(5)	12.9
Current portion of long-term debt	0.0			1.5	(5)	1.5
Accounts payable and accrued liabilities	87.2	(2.0	)(6)			85.2
Intercompany payables	1.8					1.8
Income taxes payable	0.3					0.3

Total current liabilities	89.3	(2.0)		14.4		101.7

Long-term debt	0.0			348.5	(5)	348.5
Long-term intercompany debt	65.3	284.7	(4)	(350.0	)(5)	0.0
Pension liabilities	21.8	(21.8	)(6)			0.0
Postretirement liabilities	3.2					3.2
Deferred income taxes	14.5	7.8	(6)			22.3
Other liabilities	3.8					3.8
Minority interests	4.4					4.4
Preferred stock
Common stock		0.2	(4)			0.2
Additional paid-in-capital		249.5	(4)(6)			249.5
Retained earnings
Unearned compensation-restricted stock awards		(0.2	) (4)			(0.2)
Accumulated other comprehensive loss		(10.6	) (4)			(10.6)
Owner’s net investment	509.4	(509.4)

Total owner’s net investments	509.4	(270.5)				238.9

Total Liabilities and Owner’s Net Investment/Shareholders’ Equity	$711.7	$(1.8)		$12.9		$722.8

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS

(1)
Reflects the replacement of current management charges of $4.4 million for centrally managed services such as legal, tax, purchasing and information systems, with a transition services agreement. The transition services agreement is described under “Relationship with Crown Cork & Seal Company, Inc.—Transition Services Agreement” beginning on page 73 of this prospectus. Over time, Constar will replace the services to be provided under the Transition Services Agreement with internal capabilities or third party providers. Also reflects $2.0 million of incremental costs for items such as insurance for directors and officers, rating agency and stock exchange fees, incremental audit and legal fees, stock-based compensation and similar costs of being a public company. The unaudited pro forma combined financial statements should not be considered indicative of actual results that would have been achieved had the transactions been completed as of the dates indicated and do not purport to indicate the balance sheet data or results of operations as of any future date or any future period.

(2)
Reflects the decrease in research and technology expenses due to the discontinuation of the current agreement with Crown Cork & Seal Technologies Corporation (“CCK Technologies”) and the contribution of technology to us. Under the current agreement we pay approximately 1.8% of annual sales to CCK Technologies. In return, CCK Technologies:

•	Licenses to us its existing and future patents, trademarks, processes, technical information and all other similar items relating to PET.

•	Pays all our employee and other direct costs related to research and development of existing and prospective technology.

•	Pays all legal and other costs for the defense of its rights to existing technology.

•	Provides support on customer claims resolution, supplier qualification, spoilage reduction, and product and material specifications.

Upon completion of this offering and the contribution of the technology our requirements in this area will be met through a combination of new hires, including transfers from CCK Technologies; outsourcing of certain services; and a research and development agreement with CCK Technologies for certain other services. All future direct costs, including legal fees, will be our responsibility. The research and development agreement is described under “Relationship with Crown Cork & Seal Company, Inc.—Research and Development Agreement” on page 77 of this prospectus.

As described under “Relationship with Crown Cork & Seal Company, Inc.—Patent License Agreement” beginning on page 78 of this prospectus, we will continue to pay a royalty to Crown for plastic closures manufactured at our UK facility.

The $10 million of pro forma research and technology expense for the year ended December 31, 2001 includes the following items:

(In millions)
Costs for Constar employees dedicated to research and technology	$6.5
Research and development agreement with CCK Technologies	1.0
Royalty under patent license agreement with CCK Technologies	0.5
Technology related legal fees	2.0

Total pro forma costs	$10.0

(3)	Reflects our increased interest expense based on the following, though we cannot assure you that actual interest rates or fees will not differ from our assumptions.

•	We borrow $150 million under a seven-year term loan at LIBOR plus 250 basis points. The average interest rate is assumed to be 4.9%.

•	We issue $200 million of senior subordinated notes, due 2012 at an assumed interest rate of 9%.

•	Total proceeds of $350 million under the term loan and senior subordinated notes are used to repay our note to Crown.

•	We borrow $12.9 million under our five-year revolving loan facility, at LIBOR plus 225 basis points, to pay refinancing fees. The refinancing fees are amortized to interest expense.

•	We pay a fee of 50 basis points on the undrawn $87 million of loan facility availability.

A 0.5% movement in LIBOR would change annual interest expense on the $162.9 million of variable debt by $0.8 million.

(4)
Reflects the capitalization of intercompany indebtedness and the distribution to Crown of a note in the principal amount of $350 million. Also reflects a 160,000 for one stock split that we will effect prior to this offering and the issuance of 11,000 shares of restricted stock at a fair market value of $0.2 million. The value is amortized to compensation expense over the three-year vesting period.

(5)
Reflects borrowings, concurrent with the completion of this offering, of $150 million under a term loan and the issuance of $200 million of senior subordinated notes, using the total proceeds of $350 million to pay our note to Crown. The term loan includes a current portion of 1% of the term loan due in one year from the date of borrowing. We will also borrow $12.9 million under our revolving loan facility to pay our fees in connection with the refinancing. The refinancing fees of $12.9 million will be capitalized and amortized to interest expense.

(6)
Reflects the reversal of all balances related to the U.S. pension plan, as well as an adjustment to the expenses for 2002. No adjustment was required in the 2001 statement of operations because the actual cost of  $1.2 million in 2001 is the same as the cost on a pro forma basis. All accrued benefits as of the closing of this offering will remain the responsibility of Crown, as described under “Relationship with Crown Cork & Seal Company, Inc.—Benefits Allocation Agreement” on page 78 of this prospectus.

(7)	The tax effect, at 35%, of the pro forma adjustments noted above.

SELECTED FINANCIAL DATA

You should read the following selected combined financial data in conjunction with our combined financial statements, including the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The combined statement of operations data for the years ended December 31, 1999, 2000 and 2001, and the combined balance sheet data at December 31, 2000 and 2001, have been derived from the combined financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus. The combined statement of operations data for the years ended December 31, 1997 and 1998 and the three months ended March 31, 2001 and 2002, and the combined balance sheet data as of December 31, 1997, 1998 and 1999 and as of March 31, 2002 are unaudited but are presented on the same basis of accounting as the combined financial information for the audited periods.

Upon the completion of this offering, Crown will transfer to us, and we will transfer to Crown, our respective interests in certain of our affiliates. See “Relationship with Crown Cork & Seal Company,  Inc.—Transfers of Certain Interests” on page 80 of this prospectus. With the exception of dividends paid by our subsidiaries, the combined financial data in this prospectus gives retroactive effect to these transfers as if the transfers took place on January 1, 1997.

	Year ended and as of December 31,							Three Months ended and as of March 31,
	1997	1998		1999		2000	2001	2001	2002(2)
Combined Statements of Operations Data:
Net customer sales	$708.6	$741.1		$710.2		$707.4	$742.8	$171.5	$166.8
Net affiliates sales	7.9	4.3		2.6		4.5	3.0	0.7	1.3

Net Sales	716.5	745.4		712.8		711.9	745.8	172.2	168.1
Cost of products sold, excluding depreciation	601.8	613.6		568.4		610.2	648.7	151.0	140.6
Depreciation	64.0	57.8		57.2		56.7	56.5	14.0	13.6

Gross Profit	50.7	74.0		87.2		45.0	40.6	7.2	13.9
Amortization of goodwill	12.2	12.2		12.2		12.2	12.2	3.0	0.0
Selling and administrative expense	9.9	10.0		10.0		9.1	9.1	2.0	2.2
Related party charges:
Management charges	4.2	4.1		4.2		4.0	4.4	1.1	1.0
Research and technology expense	11.1	12.9		12.8		12.5	13.2	3.1	3.0
Provision for restructuring and asset impairment	47.4	2.6		0.0		0.7	2.0	0.0	0.0
Interest expense	13.4	10.7		10.6		13.1	10.4	3.6	0.9
Other expense/(income), net	0.1	(2.2)		2.4		6.8	0.1	0.0	(0.1)
Foreign exchange adjustments	(2.0)	(1.1)		(1.1)		0.3	0.5	0.2	(0.1)

Income/(loss) before income taxes and cumulative effect of change in accounting for goodwill	(45.6)	24.8		36.1		(13.7)	(11.3)	(5.8)	7.0
Provision for income taxes	11.5	(14.4)		(18.0)		(1.0)	(2.5)	0.9	(2.7)
Minority interests	0.1	1.5		(0.4)		(0.1)	0.2	0.0	(0.1)

Income/(loss) before cumulative effect of a change in accounting for goodwill	(34.0)	11.9		17.7		(14.8)	(13.6)	(4.9)	4.2
Cumulative effect of a change in accounting for goodwill(2)	0.0	0.0		0.0		0.0	0.0	0.0	(50.1)

Net income/(loss)	$(34.0)	$11.9		$17.7		$(14.8)	$(13.6)	$(4.9)	$(45.9)

Combined Balance Sheet Data:
Assets
Current Assets
Cash and cash equivalents	$8.8	$8.7		$3.9		$3.1	$3.8	$2.1	$4.4
Receivables, net	65.7	59.3		77.9		72.9	35.5	51.0	40.6
Intercompany receivables	2.1	3.6		2.6		1.3	0.3	0.7	0.7
Inventories, net	90.7	88.5		112.9		105.7	74.6	124.0	82.7
Prepaid expenses and other current assets	3.3	3.5		4.6		5.8	3.5	8.9	4.9

Total current assets	170.6	163.6		201.9		188.8	117.7	186.7	133.3

Long-term receivables	4.8	11.4		9.1		6.2	4.4	5.9	0.3
Goodwill, net	430.5	418.4		406.2		394.0	381.9	391.0	331.8
Property, plant and equipment, net	374.0	354.9		320.2		297.2	254.5	283.3	243.6
Other assets	20.5	9.6		21.6		19.7	3.2	20.2	2.7

Total Assets	$1,000.4	$957.9		$959.0		$905.9	$761.7	$887.1	$711.7

Liabilities and Owner’s Net Investment
Current Liabilities
Accounts payable and accrued liabilities	$111.6	$96.1		$102.1		$84.2	$82.6	$93.2	$87.2
Intercompany payables	1.1	1.6		2.9		0.4	1.7	1.1	1.8
Income taxes payable	2.2	0.9		1.1		1.0	0.6	1.1	0.3
Current portion of long-term debt	5.0	0.0		0.0		0.0	0.0	0.0	0.0

Total current liabilities	119.9	98.6		106.1		85.6	84.9	95.4	89.3

Long-term intercompany debt	247.1	227.2		192.8		185.6	74.3	173.1	65.3
Pension liabilities	0.0	0.0		0.0		3.5	20.8	3.8	21.8
Postretirement liabilities	3.3	3.3		3.5		3.1	3.1	2.3	3.2
Deferred income taxes	14.7	16.1		30.9		28.0	14.5	24.8	14.5
Other liabilities	9.2	6.4		5.0		6.6	3.9	1.3	3.8
Minority interests	8.4	7.0		6.1		5.3	4.3	5.3	4.4
Owner’s net investment	597.8	599.3		614.6		588.2	555.9	581.1	509.4

Total Liabilities and Owner’s Net Investment	$1,000.4	$957.9		$959.0		$905.9	$761.7	$887.1	$711.7

		2.71	x	3.51	x				4.	12x

(1)	Fixed charges exceeded earnings by $45.6, $13.7 and $11.3 for the years ended December 31, 1997, 2000 and 2001, respectively.
Fixed charges exceeded earnings by $5.8 for the three months ended March 31, 2001.
(2)	Certain amounts have been revised to reflect the cumulative effect of a change in accounting for goodwill. See Note T to the combined financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

General

We are a leading global producer of polyethylene terephthalate, or PET, containers for food and beverages and operate 17 manufacturing sites: 14 in the United States and three in Europe. We were one of the pioneers of the PET bottle business and were a major participant in the rapid growth of the two liter PET bottle for soft drinks in the early 1980s, the introduction of single serve soft drink bottles for convenience sales in the 1990s and the development of the market for bottled water over the last few years. We have also been an innovator in applying PET technology to new packaging opportunities.

Conventional PET products represented approximately 83% of our sales in 2001, including approximately 78% of our U.S. sales and substantially all of our European sales. Custom PET bottles represented approximately 13% of our sales in 2001, including approximately 16% of U.S. sales and almost no sales in Europe. The remainder of our sales are derived from plastic closures and extrusion blow molding.

Conventional PET products are primarily used in packaging applications for soft drinks and water and are typically characterized by high volume requirements for large consumer-product customers. Critical success factors in the conventional market include generating high volume production to create economies of scale in manufacturing and purchasing, as well as offering a full service product line. The manufacturing process is highly automated, and therefore much of the cost of operating a bottle-making plant is incurred in indirect manufacturing overhead expense, such as the cost of leasing and maintaining the plant. High production volume allows us to allocate this overhead to a greater number of units and to operate our equipment more efficiently. Being a high volume producer also supports innovation by helping us to finance research and development projects, and provides us with purchasing advantages for resin and equipment.

We believe the soft drink portion of the conventional PET market is poised for another stage of significant growth as single serve PET soft drink bottles enter the supermarket and club store channels, potentially displacing a portion of the can market.

Custom PET products are used in such packaging applications as hot-fill beverages, food, beer and flavored alcoholic beverages, most of which require containers with special performance characteristics. As a result of these special performance requirements, custom PET products typically are characterized by higher prices and margins compared to conventional PET products. Critical success factors in the custom PET market include technology, design capabilities and expertise with specialized equipment and processes.

We believe that the introduction of new PET technologies has created significant opportunities for conversion of glass bottles to PET bottles for juices, teas, and other custom applications. PET conversions were previously constrained by the limited availability of commercially proven technologies. We believe that our existing infrastructure, our proprietary and other technologies, and our experience with large-scale conversions to PET containers from other packaging materials position us to participate in the growth we anticipate in both the custom and conventional markets.

PET bottle manufacturing is capital intensive, requiring both specialized production equipment and significant support infrastructure for power, high pressure air and resin handling. Our existing infrastructure provides us with the ability to place new capacity into existing facilities at a relatively low incremental cost compared to the cost of building a new facility. We are able to apply to the new operations the planning and production skills and, in many cases, molds and production equipment of our existing operations. Our large-scale operations and diverse product offerings allow us to pursue efficient strategies for asset acquisition and utilization. For example, we are able to maintain our competitive cost position as we grow by purchasing state-of-the-art manufacturing equipment for our high-volume product lines and redeploying existing machines to lower volume and specialty product lines.

Relationship with Crown

We have been a wholly owned subsidiary of Crown since 1992. Upon the completion of this offering, Crown will own approximately 45% of our common stock or approximately 37% if the underwriters exercise their over-allotment option in full.

Our historical costs and expenses include charges from Crown for certain centralized corporate services and for the use of Crown’s infrastructure. These allocations were based on methodologies that Crown believes to be reasonable and are consistent with charges made to other Crown operations; however, these allocations may not be indicative of our future expenses. Upon completion of this offering, certain of these services that have been provided by Crown will be provided by our current or future employees, some of whom may currently be Crown employees. In addition, we intend to enter into a transition services agreement with Crown under which we will continue to receive certain services from Crown while we develop our own capabilities. The services provided by Crown under the transition services agreement will include payroll, systems for accounting reporting, information technology, benefits administration, purchasing and logistics.

Assuming that, throughout the term of the transition services agreement, we do not purchase any optional services from Crown, we do not terminate any of the services to be initially provided by Crown and costs do not increase due to outsourcing of services by Crown, we expect the cost of the services, using currency exchange rates as of June 28, 2002, to be approximately $386,000 per month during the first three months after the completion of this offering, approximately $371,000 per month during the fourth through twelfth months after the completion of this offering and approximately $304,000 per month from the date that is one year after the completion of this offering to the end of the term of the transition services agreement on December 31, 2003.

Our historical expenses also include a technology fee of approximately 1.8% of our net sales that we have been assessed by Crown Cork & Seal Technologies Corporation, or CCK Technologies, a wholly owned subsidiary of Crown. In exchange for this fee, CCK Technologies provides us with access to its intellectual property related to PET; pays for direct costs related to our research, development and engineering activities; provides us with legal services related to the defense of our rights for our existing technologies; and provides us with support for customer claims resolution, supplier qualifications, spoilage reduction and product and material specifications. Upon completion of this offering and the contribution of certain technology from CCK Technologies to us, the existing agreement will be discontinued and our technology and research and development requirements will be met through a combination of new employees, including transfers from CCK Technologies; outsourcing with unrelated third-party providers; and a research and development agreement with CCK Technologies for certain services.

Assuming that, throughout the term of the research and development agreement, we do not purchase any optional services from Crown and we do not terminate any of the services to be initially provided by Crown, we expect the cost of the services to be approximately $105,000 per month during the first six months after the completion of this offering and approximately $40,000 per month from the end of the sixth month after the completion of this offering to the end of the term of the research and development agreement on December 31, 2003. In addition, Constar will be required to hire certain Crown personnel who work at the Alsip facility. Constar will pay the actual salary and benefits for such persons until they transfer to Constar at an expected monthly cost of approximately $86,000.

We cannot assure you that the fees to be charged to us by Crown under the transition services agreement or the research and development agreement reflect the costs of obtaining these services from a third party or of providing these services internally or that these costs will not deviate from our estimated costs. These agreements were negotiated in the context of a parent/subsidiary relationship and are not on arm’s length terms. However, we believe that purchasing these services from Crown for some period of time is the most efficient way to maintain our operations as we transition to third party or internal services.

Crown has charged us interest expense based on the actual interest costs on the net average intercompany indebtedness. We believe the methodology that has been used to calculate this charge is reasonable but we can give no assurance that it is indicative of our future expenses as an independent entity. Prior to the completion of this offering we will distribute to Crown a note in the principal amount of $350 million and our other intercompany indebtedness to Crown will be capitalized. Concurrently with the completion of this offering we intend to enter into a $150 million term loan arrangement and issue $200 million of senior subordinated notes and use these proceeds to repay our note to Crown.

Following completion of this offering, during a transitional period, Crown will operate our equipment in Salt Lake City, Utah and Voghera, Italy on our behalf under manufacturing and supply agreements, and Crown will supply us with bottles produced by Crown’s Faba Sirma facility in Parma, Italy. In addition, during this transition period, we will supply Crown with closure components produced by our facility in Newark, Ohio and we will provide technical services to some of Crown’s joint ventures in the PET preform and container manufacturing business.

Basis of Presentation

Net Sales

We recognize revenue from product sales when the goods are shipped and the title and risk of loss pass to the customer. Provisions for discounts and rebates to customers, returns, and other adjustments are netted against sales in the same period that the related sales are recorded.

From year to year, the composition of our portfolio of products sold has changed significantly due to changes in our customer base, changes in the mix of products presented to the marketplace by our customers, and by incremental opportunities for preform sales. Greater proportions of larger, heavier or more specialized bottles will lead to higher net sales, even if total unit volumes remain stable.

PET containers can be sold either as finished bottles or as preforms. Preforms are test tube-shaped intermediate products in the manufacturing process for bottles and are purchased by customers or other PET container manufacturers that operate equipment to convert preforms into bottles. Unit selling prices for preforms are lower than unit selling prices for corresponding finished bottles because of their lower added value. In the United States, customers typically buy finished bottles, while European customers typically buy preforms.

Some of our products have seasonal demand characteristics. Sales of single service convenience beverage bottles are strongest in the summer months. Some potential high-growth product categories are developed first in conjunction with seasonal promotions and in stadium and special events markets. All of our sales are subject to marketing actions taken by customers as they adjust their mix of product presentations.

The potential for continued conversion to PET from metal and glass is an important determinant of future demand in our industry. We believe that the potential for continued conversions to PET is significant.

As is common in our industry, our contracts are generally requirements-based, granting us all or a percentage of the customer’s actual requirements for a particular period of time, instead of a specific commitment of unit volume. Our customer contracts typically contain provisions permitting us to pass resin price changes through to our customers as adjustments to selling price. PET resin is our principal raw material and a major component of our cost. When we use this mechanism to pass resin price changes through to our customers, the price changes generally affect our net sales and cost of sales in approximately equal amounts and do not generally affect our gross profit except as a result of valuation and timing issues.

In 2001, approximately 20% of our net sales were denominated in either British pounds or euros. Since sales denominated in foreign currencies are translated into U.S. dollars in our financial statements using the average exchange rates for the period, net sales reported in our financial statements that are denominated in foreign currencies will fluctuate as a result of variations in the value of foreign currencies relative to the U.S. dollar.

Cost of Products Sold

Cost of products sold includes raw material costs, principally PET resin, other direct and indirect manufacturing costs and shipping and handling costs. PET resin is the largest component of our cost. The prices we pay for PET resin are subject to frequent fluctuations resulting from cost changes in the raw materials for PET, which are affected by prices of oil and its derivatives in the U.S. and overseas markets, normal supply and demand influences, and seasonal demand effects.

Direct and indirect manufacturing costs include labor costs, electricity and other utilities, maintenance expense and other fixed and variable expenses required to operate our plants. Our cost of products sold also includes expenses for the engineering, production control and manufacturing administration activities that support plant operations.

Cost of products sold does not include depreciation and amortization.

Depreciation

Property, plant and equipment are depreciated on a straight-line basis for financial reporting purposes over the estimated useful lives of the assets, ranging from three to 40 years. Typical depreciation periods are five years for molds, 10 years for machinery and equipment and 40 years for buildings.

Gross Profit

We define gross profit as net sales less cost of products sold and depreciation expense. As discussed above, our agreements with customers typically have provisions that insulate our gross profit from changes in resin prices by allowing us to pass those changes through to our customers with equivalent price changes for our products.

Important determinants of profitability are volume, product mix, and competitive pricing in relation to resin cost. Volume is significant because the capital intensity of PET bottle manufacturing and the highly automated manufacturing process make fixed overhead costs a high percentage of cost of products sold excluding raw materials. Our various products have widely different proportions of variable cost in relation to fixed cost because of their different sizes and weights and because of the different technologies and machine types used to manufacture them. This results in significant differences in the volume effect on profitability for different products. Generally, larger, heavier, and more technologically specialized bottles have higher overhead absorption rates, and therefore have proportionately greater effect on our gross profit when volumes vary from period to period. Although price pass-through mechanisms can generally protect our profits from short term changes in the market price for resin, it is largely the competitive conditions in the market for our products that ultimately determine the selling prices for our products and it is our ability to purchase PET resin at consistently competitive prices that determines our cost of acquiring PET resin.

Also important to our profitability is our ability to operate our plants and distribution system efficiently. We operate most of our equipment seven days per week and 24 hours per day, with a formal program for scheduled weekly, monthly, and annual preventative maintenance activities. Our ability to operate equipment at high output levels and with low unscheduled downtime affects our profitability directly as a result of labor efficiency and the cost of additional freight if product must be shipped from more distant plants to meet commitments to our customers. We ship mostly full truckload quantities to our customers using commercial carriers.

Because resin represents a large component of our cost of products sold and since we typically pass through changes in resin prices to our customers, we believe that period to period comparison of our gross profit as a percent of net sales may not accurately reflect performance, as changes in net sales caused by changes in resin prices will not change gross profit. During periods when resin costs are high our net sales will tend to rise but our gross profit will not increase, so that our gross margins will decrease. The opposite is true during periods of low resin pricing; our net sales will tend to be lower with no decrease in our gross profit, so that our gross margins will increase.

Amortization of Goodwill

This consists of the amortization of goodwill which arose from Crown’s acquisition of Constar in 1992  and has been amortized on a straight-line basis over 40 years. On January 1, 2002, we adopted SFAS 142, “Goodwill and Other Intangible Assets,” requiring that goodwill no longer be amortized, but instead be tested for impairment at least annually. Annual goodwill amortization expense was $12.2 million in each of the years 1999, 2000 and 2001.

Selling and Administrative Expense

This includes compensation and related expenses for employees in the administrative and selling  functions as well as other operating expenses not directly related to manufacturing or research, development  and engineering activities. It does not include depreciation and amortization charges. As noted below in the discussion on Management Charges, certain expenses for services that historically have been provided by Crown will, upon completion of this offering, either be provided by our internal resources, by third parties or by Crown under a new transition services agreement. Accordingly, we expect future selling and administrative expenses will increase and the management charge from Crown, as it exists today, will be eliminated.

Management Charges

Crown has charged us certain management fees for legal, tax, treasury, central purchasing, internal audit and other centrally managed services. The cost of these services has been directly charged and/or allocated to us using a method that Crown management believes is reasonable. Such charges are not necessarily indicative of the costs that would have been incurred if we had been a separate entity. Following completion of this offering, we intend to enter into a transition services agreement with Crown under which we will continue to receive certain of these services from Crown while we develop our own capabilities. The remaining services will be provided by our current or future employees. Expenses related to these employees and their activities and the transition services agreement fees will be included in administrative expenses.

Research and Technology Expense

As discussed above, we have paid CCK Technologies, a wholly owned subsidiary of Crown, a charge approximately equal to 1.8% of sales. In return, CCK Technologies has provided us with access to its intellectual property related to PET; paid for our direct costs of research, development and engineering activities; provided us with legal services for the defense of rights for existing technologies; and provided us with support for customer claims resolution, supplier qualifications, spoilage reduction, and product and material specifications. Upon completion of this offering and the transfer of certain technology from CCK Technologies to us, this arrangement will be discontinued and our requirements will be met through a combination of new employees, including transfers from CCK Technologies; outsourcing with unrelated third-party providers; and a research and development agreement with CCK Technologies for certain services. We expect that future research and technology expense will be less than has been incurred under the agreement with CCK Technologies.

Interest Expense

Crown charges us interest based on the actual interest cost on the net average intercompany indebtedness. We believe that the methodology used to calculate this charge is reasonable but is not necessarily indicative of interest expense that would have been incurred if we had been a separate entity. Upon the completion of this offering, we expect to have outstanding $200 million of ten-year senior subordinated notes and to enter into a senior secured credit facility consisting of a $150 million seven-year term loan and a $100 million five-year revolving loan facility. The term loan will require annual payments of $1.5 million, with the remainder due at maturity. The $100 million revolving loan facility will be accessed as needed and will be used initially to pay our $12.9 million of estimated refinancing costs.

Critical Accounting Policies

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, impacting our reported results of operations and financial position. Our significant accounting policies are more fully described in Note A to the consolidated financial statements included elsewhere in this prospectus. The critical accounting policies described here are those that are most important to the depiction of our financial condition and results of operations and their application requires management’s most subjective judgment in making estimates about the effect of matters that are inherently uncertain.

If facts and circumstances indicate goodwill may be impaired, we perform a recoverability evaluation. Prior to the adoption of SFAS 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, our policy was to compare undiscounted estimated future cash flows to the carrying amount of our net assets, including goodwill, to determine if the carrying amount was not recoverable and a write-down to fair value is required. Effective January 1, 2002, in accordance with SFAS 142, we began performing the recoverability analysis based on fair value rather than undiscounted cash flows. The calculation of fair value includes a number of estimates and assumptions, including projections of future income and cash flows, the identification of appropriate market multiples and the choice of an appropriate discount rate.

Accounting for pensions and postretirement benefit plans requires the use of estimates and assumptions regarding numerous factors, including discount rate, rate of return on plan assets, compensation increases, health care cost increases, mortality and employee turnover. Actual results may differ from our actuarial assumptions, which may have an impact on the amount of reported expense or liability for pensions or postretirement benefits. A 0.5% change in the discount rate would change the annual expense by approximately $0.3 million. A 1% change in the rate of return on plan assets would change annual expense by approximately $0.6 million.

Results of Operations

Quarter Ended March 31, 2002 Compared to Quarter Ended March 31, 2001

Net Sales

	Quarter ended March 31,		Increase (Decrease) 2002/2001
	2002	2001
	($ in millions)
U.S.	$133.6	138.3	(3.4)%
Europe	34.5	33.9	1.8%

Total	$168.1	$172.2	(2.4)%

Net sales declined $4.1 million, or 2.4%, to $168.1 million in the quarter ended March 31, 2002 from $172.2 million in the quarter ended March 31, 2001 due primarily to the pass-through to customers of lower resin prices and a $1.0 million unfavorable currency translation impact. Total unit shipments of bottles increased from the same quarter last year, with significant increases in the higher-priced custom applications including hot-fill containers. Unit sales of soft drink bottles were relatively unchanged, while unit sales of water bottles were higher and unit sales of preforms were lower in the quarter ended March 31, 2002 compared to the quarter ended March 31, 2001.

Gross Profit

Gross profit increased $6.7 million, or 93.1%, in the quarter ended March 31, 2002 to $13.9 million from $7.2 million in the quarter ended March 31, 2001. The increase was primarily due to increased sales of higher margin custom products and more favorable overhead absorption associated with increased production of bottles.

Amortization of Goodwill

As discussed above, effective January 1, 2002 we adopted SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 142 requires that upon adoption of the standard, we discontinue the amortization of our goodwill. As a result, we recorded no amortization of goodwill in the quarter ended March 31, 2002. Amortization of goodwill in the quarter ended March 31, 2001 was $3.0 million.

Selling and Administrative Expenses

Selling and administrative expenses increased $0.2 million or 10.0% to $2.2 million in the quarter ended March 31, 2002 from $2.0 million in the quarter ended March 31, 2001.

Management charges

Management charges decreased $0.1 million or 9.1% to $1.0 million in the quarter ended March 31, 2002 from $1.1 million in the quarter ended March 31, 2001.

Research and Technology Expense

Research and technology expense was $3.0 million and $3.1 million for the quarters ended March 31, 2002 and March 31, 2001, respectively.

Interest Expense

Interest expense declined $2.7 million, or 75.0%, to $0.9 million in the quarter ended March 31, 2002 from $3.6 million in the quarter ended March 31, 2001. The decrease was primarily because of the reduction in average outstanding indebtedness as cash generated in 2001 was applied to this balance. Lower interest rates also contributed to the decrease.

Foreign Exchange Adjustments

There was a favorable foreign exchange adjustment of $0.1 million in the quarter ended March 31, 2002 and an unfavorable foreign exchange adjustment of $0.2 million in the quarter ended March 31, 2001. These adjustments reflect the impact on our Turkish operations of fluctuations in the exchange rate between the Turkish lira and the U.S. dollar.

Provision for Income Taxes

In the quarter ended March 31, 2002, we recorded a $2.7 million provision for income taxes on pretax income of $7.0 million. In the quarter ended March 31, 2001, we recorded a $0.9 million tax benefit on a pretax loss of $5.8 million. The difference in the effective tax rate between the two quarters was primarily due to $3.0 million of goodwill amortization in the first quarter of 2001 which is included in the pretax loss but is not a tax deductible expense.

Cumulative effect of a change in accounting for goodwill

In connection with the adoption of SFAS 142, “Goodwill and Other Intangible Assets” (see Note T to the combined financial statements), we recorded a cumulative effect of a change in accounting which resulted in a charge of $50.1 million related to the European reporting unit.

Net Income (Loss)

Net loss was $45.9 million in the quarter ended March 31, 2002 compared to a net loss of $4.9 million in the quarter ended March 31, 2001. The increased loss was due to the reasons described above, primarily the charge of $50.1 million for the adoption of SFAS 142, offset by a $6.7 million increase in gross profit and the discontinuation of goodwill amortization.

EBITDA

Although EBITDA is a non-GAAP measurement, we believe it is an important measure of financial performance, given our significant non-cash depreciation and amortization charges. We define EBITDA as income/(loss) before interest expense, provision for income taxes, depreciation and amortization, minority interests and the cumulative effect of a change in accounting. Our definition of EBITDA may not be comparable to EBITDA as defined by other companies.

EBITDA increased $6.7 million, or 45.3%, to $21.5 million in the quarter ended March 31, 2002 from $14.8 million in the quarter ended March 31, 2001, reflecting the $6.7 million increase in gross profit.

2001 Compared to 2000

Net Sales

	2001	2000	Increase (Decrease) 2001/2000
	($ in millions)
U.S.	$580.6	$564.4	2.9%
Europe	165.2	147.5	12.0%

Total	$745.8	$711.9	4.8%

Net sales increased $33.9 million, or 4.8%, to $745.8 million in 2001 from $711.9 million in 2000. In the U.S., net sales increased $16.2 million or 2.9% to $580.6 million in 2001 from $564.4 million in 2000. In Europe net sales increased $17.7 million or 12.0% to $165.2 million in 2001 from $147.5 million in 2000. Net sales in the U.S. accounted for 78% of total net sales in 2001 compared to 79% in 2000.

In the United States, the increase in sales in 2001 compared to 2000 reflected higher unit shipments in water bottles and preforms and increased sales of higher-priced, higher value added hot-fill bottles due to recent capacity expansion in that product line, and a slight increase in soft drink bottle sales.

In Europe, the increase in net sales in 2001 from 2000 primarily reflects higher sales of preforms due to the full year impact of a new supply agreement with a customer in the U.K. This was partially offset by a $5.3 million unfavorable impact of foreign currency translation.

Gross Profit

Gross profit declined $4.4 million, or 9.8%, to $40.6 million in 2001 from $45.0 million in 2000. The decrease was primarily due to lower prices, partly offset by higher unit sales volumes in both the United States and Europe, especially in hot-fill bottles. Higher electricity rates partly offset manufacturing cost reductions resulting from improved equipment productivity.

Amortization of Goodwill

Amortization of goodwill was $12.2 million in each of the years 2001 and 2000.

Selling and Administrative Expenses

Selling and administrative expenses remained stable at $9.1 million in 2001 and 2000. As a percentage of net sales, selling and administrative expenses declined slightly to 1.2% in 2001 from 1.3% in 2000.

Management Charges

Management charges increased $0.4 million, or 10.0%, in 2001 to $4.4 million from $4.0 million in 2000.

Research and Technology Expense

Research and technology expense increased $0.7 million, or 5.6%, to $13.2 million in 2001 from $12.5 million in 2000. The increase was primarily due to the higher sales in 2001 compared to 2000 because the fees charged to us under the technology agreement with CCK Technologies are based on net sales.

Provision for restructuring and asset impairment

Provision for restructuring and asset impairment increased $1.3 million to $2.0 million in 2001 from $0.7 million in 2000. The 2001 charge reflects a $0.2 million provision that we recorded in the United States for costs associated with the termination of 27 employees and $1.8 million for the write-off of machinery and equipment due to the loss of a customer. The loss of the customer did not have a material impact on net sales or gross profit.

Interest Expense

Interest expense declined $2.7 million, or 20.6%, to $10.4 million in 2001 from $13.1 million in 2000. The decrease was the result of both a decline in the interest rates charged to us by Crown and a reduction in average outstanding indebtedness in 2001 compared to 2000. The $126.2 million cash flow from operating activities we generated in 2001 was primarily used to reduce outstanding indebtedness.

Other Expense (Income), Net

Other expense (income) was $6.8 million expense in 2000, reflecting an $8.0 million charge against the receivables of a large independent water company that filed for bankruptcy in 2000.

Foreign Exchange Adjustments

Unfavorable foreign exchange adjustments increased $0.2 million to $0.5 million in 2001 from $0.3 million in 2000. These adjustments reflect the impact on our Turkish operations of fluctuations in the exchange rate between the Turkish lira and the U.S. dollar.

Provision for Income Taxes

Provision for income taxes increased $1.5 million to $2.5 million in 2001 from $1.0 million in 2000 on pretax losses of $11.3 million in 2001 and $13.7 million in 2000. The principal reasons for the differences between the effective tax rate and the U.S. statutory tax rate are amortization of goodwill, which is included in pretax income, but is not a deductible expense for purposes of computing the tax provision and taxable gains related to net monetary assets held in U.S. dollars in Turkey that are not included in pretax income in the accompanying financial statements.

Net Income (Loss)

Net loss decreased $1.2 million to $13.6 million in 2001 from $14.8 million in 2000. This was due to the reasons discussed above, primarily a $6.7 million decrease in other expense, partially offset by a $4.4 million decline in gross profit.

EBITDA

EBITDA declined $0.5 million, or 0.7%, to $67.8 million in 2001 from $68.3 million in 2000 for the reasons described above.

2000 Compared to 1999

Net Sales

	2000	1999	Increase (Decrease) 2000/1999
	($ in millions)
U.S.	$564.4	$570.0	(1.0)%
Europe	147.5	142.8	3.3%

Total	$711.9	$712.8	(0.1)%

Net sales declined $0.9 million, or 0.1%, to $711.9 million in 2000 from $712.8 million in 1999. In the U.S., net sales declined $5.6 million or 1.0% to $564.4 million in 2000 from $570.0 million in 1999. In Europe, net sales increased $4.7 million or 3.3% to $147.5 million in 2000 from $142.8 million in 1999. Sales in the United States accounted for 79% of total net sales in 2000 compared to 80% in 1999.

In the United States, the slight decline in net sales in 2000 compared to 1999 was due to competitive price reductions arising from excess capacity in the marketplace, lost volume from competitive activity in our markets, and unfavorable changes in the mix of products sold, largely offset by the partial pass-through of significantly higher resin prices. Pricing pressures were unusually intense during this period as new competitors and new capacity that entered the market in 1998 and 1999 sought additional volume. We made gains in the water bottle business, despite the bankruptcy of our largest independent water customer. The mix of products and customers in 2000 also shifted to lower price and lower value-added products. In particular, sales of custom products for food and sport drink applications were lower, and sales of preforms were higher. Additionally, the consolidation of two independent customers into the purchasing authority of our largest customer required us to extend lower volume-based prices on their purchases. This consolidation of our customers is a continuation of a trend that we have experienced during the last several years and which has contributed to downward pressure on pricing.

In Europe, the 3.3% increase in net sales in 2000 compared to 1999 reflected the pass-through of higher resin prices that was partly offset by a $11.5 million unfavorable currency translation effect and a decision by our largest customer in Europe to begin producing its own bottles, resulting in a substitution of lower-priced preforms for higher-priced finished bottles.

Gross Profit

Gross profit declined $42.2 million, or 48.4%, to $45.0 million in 2000 from $87.2 million in 1999. The decrease was due to the reasons described above, primarily aggressive price competition in our markets concurrent with large resin cost increases, and volume losses in soft drink and custom categories.

Amortization of Goodwill

Amortization of goodwill was $12.2 million in each of the years 2000 and 1999.

Selling and Administrative Expense

Selling and administrative expenses declined $0.9 million, or 9.0%, to $9.1 million in 2000 from $10.0 million in 1999. The decrease from 1999 reflected reductions in headcount and discretionary spending. As a percent of sales, selling and administrative expenses declined to 1.3% in 2000 from 1.4% in 1999.

Management Charges

Management charges declined $0.2 million to $4.0 million in 2000 from $4.2 million in 1999.

Research and Technology Expense

Research and technology expense declined $0.3 million or 2.3% to $12.5 million in 2000 from $12.8 million in 1999.

Provision for Restructuring and Asset Impairment

The provision for restructuring and asset impairment was $0.7 million in 2000 reflecting costs associated with the termination of 17 employees and the write-off of machinery and equipment in the U.K. due to excess bottle-blowing capacity, caused by a major customer’s decision to purchase preforms instead of bottles. The substitution of lower-priced preforms for higher-priced finished bottles reduced net sales and gross profit in 2001.

Interest Expense

Interest expense increased $2.5 million, or 23.6%, to $13.1 million in 2000 from $10.6 million in 1999, due principally to higher interest rates charged on inter-company loans. Outstanding balances under these borrowing agreements at December 31, 2000 showed little change from December 31, 1999 as we used most of the $43.0 million cash provided by operating activities to fund capital expenditures.

Other Expense (Income), Net

Other expense increased $4.4 million to $6.8 million in 2000 from $2.4 million in 1999. The increase was primarily due to charges of $8.0 million and $3.8 million in 2000 and 1999, respectively, against the receivables of a large independent water company in the United States due to bankruptcy.

Foreign Exchange Adjustments

Foreign exchange adjustments were $0.3 million expense in 2000 compared to income of $1.1 million in 1999. These adjustments reflect the impact on our Turkish operations of fluctuations in the exchange rate between the Turkish lira and the U.S. dollar.

Provision for Income Taxes

Provision for income taxes decreased $17.0 million to $1.0 million in 2000 from $18.0 million in 1999 on a pretax loss of $13.7 million in 2000 and pretax income of $36.1 million in 1999. The principal reasons for the differences between the effective tax rate and the U.S. statutory tax rate are amortization of goodwill, which is included in pretax income, but is not a deductible expense for purposes of computing the tax provision and taxable gains related to net monetary assets held in U.S. dollars in Turkey that are not included in pretax income in the accompanying financial statements.

Net Income (Loss)

Net loss was $14.8 million in 2000 compared to net income of $17.7 million in 1999. The decline in profitability was due to the reasons discussed above, primarily a $42.2 million decrease in gross profit.

EBITDA

EBITDA declined $47.8 million, or 41.2%, to $68.3 million in 2000 from $116.1 million in 1999. This was due to the reasons discussed above, primarily a $42.2 million decrease in gross profit.

Liquidity and Capital Resources

Net cash provided by operating activities was $12.6 million for the quarter ended March 31, 2002. Net cash used for investing activities was only $3.3 million for the quarter ended March 31, 2002, reflecting our efforts to increase cash flow and reduce outstanding debt. As a result, total debt declined $9.0 million to $65.3 million at March 31, 2002 from $74.3 million at December 31, 2001. Our ratio of total debt to total capitalization declined to 11.3% at March 31, 2002 from 11.7% at December 31, 2001. We define total capitalization as the sum of total debt, minority interests and owner’s net investment.

Cash and cash equivalents increased $0.7 million to $3.8 million at December 31, 2001, from $3.1 million at December 31, 2000. Total debt decreased $111.3 million to $74.3 million at December 31, 2001 from $185.6 million at December 31, 2000. This was made possible by the $126.2 million net cash provided by operating activities, partially offset by net investment requirements of only $12.7 million. As a result, our ratio of total debt to total capitalization declined to 11.7% at December 31, 2001 from 23.8% at December 31, 2000. Historically, all of our borrowings have been with Crown, which has centrally provided debt and cash management services. As a result, we have had no borrowing arrangements with third party financial institutions.

In 2001, our U.S. operation entered into a North American receivables securitization program administered by Crown. Receivables securitization transactions are accounted for as sales in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” which was adopted for accounting purposes by Crown on April 1, 2001. Accordingly, our accounts receivable balance at December 31, 2001 has been reduced for $18.4 million of our receivables that were sold under that program as of that date. Following the completion of this offering this receivables securitization program will no longer be available to us.

Upon the completion of this offering we expect to have outstanding $200 million of ten-year subordinated notes and to enter into a senior secured credit facility consisting of a $150 million seven-year term loan and a $100 million five-year revolving loan facility. The term loan will require annual payments of $1.5 million, with the remainder due at maturity. The proceeds of the note sales and the term loan will be used to repay our note to Crown. The $100 million revolving loan facility will be accessed as needed and will be used initially to pay approximately $12.9 million of refinancing fees in connection with the ten-year subordinated notes and the credit facility arrangements. The refinancing costs will be amortized over the lives of the notes and the credit facility.

We will secure financing for future operations from cash flow from operations and from external sources. We believe that the net cash provided by operating activities and the cash available under the revolving loan facility described above will be sufficient to finance our activities at least through 2003.

Cash Flow

The following table shows selected cash flow data.

	2001	2000	1999
	($ in millions)
Net cash provided by operating activities	$126.2	$43.0	$65.9
Net cash used for investing activities	(12.7)	(33.8)	(30.6)
Net cash used for financing activities	(112.8)	(9.9)	(39.7)

Net cash provided by operating activities was $126.2 million in 2001, reflecting a significant reduction in working capital. This was a result of our initiative to substantially reduce inventories and improve collections of receivables in order to improve cash flow and return on invested capital. Our inventories balance at December 31, 2001, was $74.6 million, a reduction of $31.1 million from December 31, 2000, due to improvements in our management of resin, preform, and bottle inventories in 2001 and selected curtailments of production needed to achieve minimum required inventory levels. Our net receivables balance at December 31, 2001 was $35.5 million, down from $72.9 million at December 31, 2000. $18.4 million of the reduction was due to the receivables securitization program described above, and the balance of the improvement resulted from significantly improved on-time payments by customers, which resulted from improvements in the collection process.

Net cash provided by operating activities was $43.0 million in 2000 as an increase in working capital requirements of $13.3 million partially offset other sources of cash provided by operating activities.

Net cash provided by operating activities in 1999 was $65.9 million as cash generated from operating income was partly offset by a $36.4 million increase in working capital. In part, the increase in working capital during 1999 was the result of our decision in the fourth quarter of 1999 to accelerate purchases of resin in advance of anticipated price increases.

Net cash used for investing activities was $12.7 million in 2001 compared to $33.8 million in 2000 and $30.6 million in 1999. The lower amount in 2001 compared to 2000 and 1999 was due to lower capital spending and the benefit of $9.5 million in proceeds in 2001 from the surrender of a life insurance policy.

Net cash used for financing activities of $112.8 million in 2001 represented $111.1 million of payments on intercompany long-term debt and $1.7 million of dividends to affiliates of Crown who have direct ownership interests in our operations in the U.K. and Turkey, and to a minority shareholder of our affiliate in Turkey.

Commitments

At December 31, 2001, we had certain commitments, not reflected as liabilities on our balance sheet, that will require future outlays of cash. Commitments related to future minimum lease payments under long-term operating leases, principally for real estate, were $9.0 million for 2002, $8.7 million for 2003, $7.0 million for 2004, $4.2 million for 2005, $2.1 million for 2006 and $1.6 million thereafter. Commitments related to future expenditures on approved capital projects were $5.5 million. There were not any other commitments outstanding at December 31, 2001 that were material to our financial condition. However, we will be required to pay $1.5 million annually in respect of the $150 million term loan that we expect to enter into upon completion of this offering. The term loan matures in 2009, and our $200 million of subordinated notes mature in 2012. In addition, as disclosed under “—Relationship with Crown” on page 28, we expect to make payments under certain agreements between us and Crown.

Capital Expenditures

Capital expenditures were $23.5 million in 2001 compared to $34.9 million in 2000 and $32.2 million in 1999. New capacity investments included in those amounts were:

•	Acquisition of equipment from a U.K. self-manufacturer during 2000 in conjunction with our entry into a long-term supply arrangement with this customer;

•	Installation of a high-speed manufacturing line in 2000 and 2001 to serve the hot fill beverage market in the U.S.;

•	Acquisition of new multi-layer injection machines in 2000 and 2001 to support our growth into the market for oxygen-sensitive beer, juices and teas; and

•	Purchase of new molds for new business in each year.

Due to reductions in the amount of capital expenditures required to satisfy our customer’s requirements and the use of an operating lease for the acquisition of one hot-fill production line, our capital spending was lower in 2001 than in 2000.

Our average spending for maintenance capital is approximately $9 million per year, the majority of which applies to mold refurbishment and major renovation activities for infrastructure and buildings. A formal program of preventative maintenance, which includes weekly, monthly and annual parts replacement and overhaul, is managed centrally and is accounted for as an expense in our cost of sales. The average annual expense for annual preventative maintenance activity is approximately $8 million, in addition to the approximately $12 million spent annually on weekly and monthly maintenance and on running repairs. We believe our preventative maintenance program limits downtime and increases the efficiency of our operations. Because our machinery has been continuously maintained and upgraded, and because the speed and capacity of our equipment are generally comparable to the equipment of our competitors, we believe that our manufacturing platform is cost competitive.

Equipment suppliers to our industry have continually made improvements in output and performance at lower capital cost per unit of output. Subject to demand for the capacity, we seek to maintain and improve our competitive cost position by acquiring the highest speed state of the art equipment on each occasion that we increase capacity. We believe that we are advantaged by opportunities that exist to deploy existing high speed equipment in some of the newly converting specialty custom applications, enhancing both operating efficiency and capital efficiency throughout our system.

Over the last three years, excess capacity in our industry reduced the need for capital spending. Our existing equipment is currently operating near full capacity, and consequently, unit growth can only be achieved by acquisition of new capacity. In order to serve our existing customers, and to participate in the conversion to PET from glass or aluminum that we expect in both the custom and conventional PET markets, we will require significantly greater rates of capital investment over the coming years than in the past three years. Generally, we intend to purchase new equipment only after entering into customer contracts that require additional capacity. A single high speed production unit costs approximately $10 million and investments may occur in increments of two, three or more production units. It is our experience from previous large-scale conversions to PET bottles that whole product lines generally convert at once in conjunction with regional or national marketing campaigns. Our customers require an ability to meet timelines for commitment of capacity expansion and implementation of project plans. Additionally, because of the large volumes controlled by the major consumer product companies that are our customers, many of the capacity investments we make may be fully or largely committed to agreements with only one customer each. If we grow as anticipated, we would expect to make more than $125 million in capacity investments over the next three years.

Market Risk

In the normal course of business, our businesses are exposed to fluctuations in currency values, interest rates, commodity prices and other market risks.

In 2001, we derived approximately 22% of our total revenues from sales in foreign currencies. In our financial statements, operating results in local currency are translated into U.S. dollars based on average exchange rates during the period and balance sheet items are translated at rates on the balance sheet date. During periods of a strengthening dollar, our U.S. dollar financial results related to operations conducted in foreign currencies are reduced because the local currency amounts are translated into fewer U.S. dollars. Conversely, as the dollar weakens, our foreign results reported in U.S. dollars will improve. Approximately 2% of total revenues in 2001 were derived from sales in Turkey. These sales are made in Turkish lira and the invoiced sale prices are adjusted to account for fluctuations in the exchange rate between the lira and the dollar. We are exposed to fluctuations in such exchange rate from the date of the invoice until settlement. If required, and where possible, we enter into foreign exchange contracts to reduce the effects of fluctuations in foreign currency exchange rates on our assets, liabilities, firm commitments and anticipated transactions. We do not generally hedge our exposure to translation gains or losses on non-U.S. net assets because we reinvest the cash flows within the operations where they are generated.

During 2001, we utilized one foreign currency derivative instrument to hedge the exposure of our U.K. operations to resin purchases made in euros. At December 31, 2001, there were no foreign currency derivatives outstanding.

Crown has charged us interest expense based on the actual interest cost on our net average intercompany indebtedness. Consequently, we have not directly managed our interest rate risk, but have instead relied on Crown to balance its overall exposure between fixed and variable rates on a consolidated basis, while attempting to minimize its interest costs.

The principal raw materials used in the manufacture of our products are resins that are petrochemical derivatives. The markets for these resins are cyclical, and are characterized by fluctuations in supply, demand and pricing. Our customer contracts typically contain provisions permitting us to pass through the changes in the price of resin, our principal raw material and a major component of cost of goods sold. When we adjust our prices under these agreements to pass through changes in resin prices, our net sales changes accordingly but our gross margin is unaffected. In the aggregate, the lag between effective date of resin price changes and the effective date of price adjustments to our customers under various pass through mechanisms is approximately equal to our inventory exposure.

Environmental Matters

Our Didam, Netherlands facility has been identified as having impacts to soil and groundwater from volatile organic compounds at concentrations that exceed those permissible under Dutch law. The main body of the groundwater plume is beneath our Didam facility but it also appears to extend from an upgradient neighboring property. At the request of Dutch authorities, our environmental consultant is in the process of implementing additional investigations at the facility, the results of which will be submitted to the Dutch authorities. We have recorded an accrual of $200,000 for costs associated with completing the required investigations and certain other activities that may be required at the Didam facility. As more information becomes available relating to what additional actions may be required at the site, including potential remediation activities, this accrual may be adjusted, as necessary, to reflect the new information. We have no other accruals for environmental matters.

Owner’s Net Investment

Owner’s net investment decreased $32.3 million to $555.9 million at December 31, 2001 from $588.2 million at December 31, 2000. This decrease was primarily due to the $13.6 million net loss for the year and a $16.2 million adjustment to the minimum pension.

Owner’s net investment decreased $26.4 million to $588.2 at December 31, 2000 from $614.6 million at December 31, 1999. The decrease in owner’s net investment was primarily due to the net loss for the year of $14.8 million, currency translation losses in non-U.S. operations of $3.6 million and a minimum pension liability adjustment of $6.2 million.

We paid cash dividends of $0.9 million in 2001, $1.7 million in 2000 and $6.9 million in 1999 to affiliates of Crown who have direct ownership interests in our operations in the U.K. and in Turkey.

Inflation

Inflation has not had a significant impact on our operations over the past three years and we do not expect it to have a significant impact on the results of operations or financial condition in the foreseeable future.

PepsiCo Contract

Under our main contract with PepsiCo, we provide PET products to PepsiCo in different geographical regions. With respect to one region, the contract has a one-year term ending December 31, 2002, and with respect to the remaining regions, the contract will expire on December 31, 2003. From time to time we have agreed with PepsiCo to extend or modify the terms of this contract, and we have had discussions with PepsiCo regarding an extension of this contract. However, PepsiCo may not renew this contract on terms favorable to us or at all. The loss of our business with PepsiCo would significantly reduce our net sales and profitability.

Recent Accounting Pronouncements

In August 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 supercedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” The standard also replaces the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. The standard establishes a single accounting model based on the framework established in SFAS 121 for long-lived assets to be disposed of by sale, requires that long-lived assets classified as held for sale be presented separately in the Consolidated Balance Sheet and eliminates the requirement to allocate goodwill to long-lived assets to be tested for impairment. This standard became effective January 1, 2002, concurrent with SFAS 142.

In June 2001, the FASB issued SFAS 143, “Accounting for Asset Retirement Obligations.” This standard establishes accounting guidelines for the recognition and measurement of tangible long-lived asset retirement obligations and their associated asset retirement costs. The standard becomes effective January 1, 2003 and is not expected to be material to our financial position or results of operations in future periods.

Also in June 2001, the FASB issued SFAS 141, “Business Combinations,” and SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 141 supersedes APB Opinion No. 16, “Business Combinations.” This standard, which became effective July 1, 2001, modifies the method of accounting for business combinations entered into after June 30, 2001 and addresses the accounting for intangible assets. All business combinations entered into after June 30, 2001 are accounted for using the purchase method.

We adopted SFAS 142 on January 1, 2002. SFAS 142 requires that goodwill no longer be amortized, but instead be tested for impairment, at least annually, in accordance with the new impairment testing guidelines outlined in the standard. Annual goodwill amortization expense was $12.2 million in each of the three years 2001, 2000 and 1999. The unamortized value of goodwill at December 31, 2001 was $381.9 million.

Constar’s transitional review of goodwill during the second quarter of 2002 indicated an impairment charge of $50.1 million was necessary as of January 1, 2002. This transitional impairment charge is disclosed in Note T of our unaudited financial statements for the three months ended March 31, 2002.

OUR BUSINESS

Overview

We are a leading global producer of PET, or polyethylene terephthalate, plastic containers for food and beverages. We believe that PET represents one of the most rapidly growing packaging markets worldwide. We are one of the largest North American suppliers of PET containers for conventional PET applications in soft drinks and water. We also have an expanding position in the growing custom PET market. Custom PET containers are used for food, juices, teas, sport drinks, new age beverages, beer and flavored alcoholic beverages, all of which require advanced technologies, processing know-how and innovative designs.

Some foods and beverages are sensitive to oxygen and require special protective packaging. We believe that Oxbar, our proprietary oxygen-scavenging technology, is recognized as the best available technology for the protection of oxygen sensitive products. We have also developed proprietary methods for addressing the challenges of hot-filling PET containers. We intend to exploit our Oxbar, hot-fill and other proprietary technologies, as well as our product development capabilities, to expand our position in custom PET. We also intend to leverage our high volume conventional PET business base to further reduce production costs. As one of the pioneers of the PET manufacturing business, we have experienced many past conversions of product lines to PET, including soft drinks and water. This gives us a strong understanding of the market dynamics of expected future large scale conversions to PET. We are engaged in development projects with leading consumer companies to deliver the next generation of PET technologies, and have commenced commercial trials and filed patent applications for some of these technologies.

With 14 plants throughout the United States and three plants in Europe, our geographical coverage places us near the packaging sites of most of our customers. Our largest customers are among the world’s leading consumer product companies and represent a large share of the future opportunities for PET conversions and market growth.

The PET Container Industry

The PET container industry is generally divided into two product types: conventional PET, which includes beverage containers for soft drinks and water, and custom PET, which includes containers that generally require specialized performance characteristics.

The conventional PET container industry consists of high volume production of containers for use in packaging soft drinks and water. PET bottles for soft drinks and water accounted for approximately 36.1 billion units, or 66% of total PET packaging in the United States in 2001, according to Container Consulting. The industry is supplied by independent producers, as well as captive manufacturers.

The custom PET container industry is characterized by complex manufacturing processes, unique materials, innovative product designs and technological know-how for products with special shelf-life requirements. Collectively, all custom end markets accounted for approximately 18.5 billion units, or 34% of total PET packaging in 2001, according to Container Consulting. Because of the greater required manufacturing complexity, many custom PET applications have greater profitability and higher barriers to entry than conventional PET.

PET products include both bottles and preforms. Preforms are test tube-shaped intermediate products in the bottle manufacturing process. Some companies purchase preforms that they process into bottles at their own manufacturing facilities. Preforms are utilized in both conventional and custom applications. In the United States, PET manufacturers generally sell completed bottles. In Europe, manufacturers generally sell preforms.

The PET container business is a rapidly growing component of the United States packaging market due to new introductions of multi-pack single serve soft drinks in supermarkets and club stores, continued growth in water and smaller sized soft drink containers and conversion opportunities. Most of these conversion opportunities involve the use of custom PET technologies. The PET container business is a rapidly growing component of the European packaging market due to accelerating conversion trends in water, soft drinks, juices and beer, among other products.

PET competes in the packaging market against a number of materials including glass, metal, paperboard and other plastics. Various factors affect the choice of packaging material. In the food and beverage markets, PET containers have been gaining market share due to consumer preference for PET containers’ transparency, resealability, light weight and shatter resistance. PET bottles and jars have also gained acceptance due to PET’s custom molding potential, which allows customers to differentiate their products using innovative designs and shapes that increase promotional appeal.

Historically, conversions to PET from glass have occurred first in larger size bottles within a product category, and then proliferated to smaller sizes. This was the case for two liter soft drinks in the late 1970s, hot-fill gallon juices in the late 1980s, and 1.5 liter water bottles in the late 1990s, as well as in many food conversions such as edible oil, salad dressings, peanut butter, and mayonnaise. The four main reasons for this phenomenon are:

•	Because larger bottles have less surface area in proportion to volume contained, permeation rates for oxygen are less critical to shelf life.

•
The cost of the package in relation to the cost of the product contained is lower in larger bottles. The higher per-bottle costs needed to achieve specialized properties in a large bottle have less impact on a product’s cost per ounce.

•
Larger glass bottles are proportionately heavier because strength is achieved partly by increasing the thickness of the glass, while PET’s intrinsic strength does not require significantly greater wall thickness for large bottles. This issue makes PET bottles cost competitive with, and lighter than, glass bottles.

•
Larger glass bottles are more prone to breakage because of their greater wall surface and weight. Because of their greater mass, they are potentially more damaging when dropped and broken. The shatter resistant nature of PET has even greater importance in larger bottle applications.

Glass conversions in large bottles have typically been followed by conversions of small size bottles. This has resulted from both lower costs achieved over time by scale advantages and new technology, and from stronger demand arising when consumer familiarity and preference for larger size bottles in PET transfers to smaller sizes.

As illustrated below, we expect to see significant growth rates and large unit growth in both the conventional and custom PET markets in the United States during the next several years.

United States PET Projected Growth By End-Use

PET End-Use	2001 Unit Volumes, in millions	Projected 2005 Unit Volumes in millions	Projected 2001-2005 Unit Growth, in millions	Projected 2001-2005 Compound Annual Growth Rate
Beer and Flavored Alcoholic Beverages	334	1,594	1,260	48%
Teas	2,167	5,058	2,891	24%
Juices	3,429	6,248	2,819	16%
Sport Drinks	3,150	4,781	1,631	11%
Other	5,718	7,321	1,603	6%
Water	9,236	20,394	11,158	22%
Food	3,737	4,440	703	4%
Soft Drinks	26,864	32,922	6,058	5%

Source: 2002	Container Consulting.
Note:	“Other” includes liquor, milk, medicinal & health, toiletries & cosmetics and miscellaneous non-food.

Our Competitive Strengths

We believe that we are strongly positioned within the PET industry because of our:

•	leading market share in conventional PET applications;

•	opportunities to leverage our strong conventional PET infrastructure;

•	technology and product development expertise;

•	creative and innovative design capabilities; and

•	world class performance and highly trained workforce.

Leading Market Share in Conventional PET Applications

We are one of the largest North American suppliers of PET containers for conventional PET applications in soft drinks and water. We maintain our leadership through an extensive geographic presence, with 17 plants located throughout North America and Europe. Our large manufacturing base allows us to service our customers globally while achieving significant economies of scale and negotiating leverage with suppliers. We are one of the largest purchasers of PET resin in North America, which we believe provides us with negotiating leverage necessary to obtain resin at favorable prices.

Opportunities to Leverage our Strong Conventional PET Infrastructure

We believe that our conversion opportunities into custom PET packaging are significantly aided by the following economies of scale provided by our conventional PET business:

•	Many of the assets, skills and processes used to manufacture conventional PET products are directly applicable to custom PET manufacturing.

•
Many of the same consumer product companies that buy soft drink and water bottles from us are also significant potential customers for custom applications. We already have established complex relationships with leading food and beverage consumer product companies, and we believe that we have well-established expertise and credibility with these customers.

•
Since our existing plants in the United States are already located in proximity to most major markets, we can serve custom PET conversion opportunities by adding equipment to our existing plants. Because the manufacturing process is highly automated, much of the cost of operating a bottle making plant is in indirect overhead spending for building services and general administration, which can be more broadly distributed when more bottle-making activity is combined into a plant. We do not expect to require new plant sites for several years.

Technology and Product Development Expertise

We possess a comprehensive portfolio of technologies and processes that allow us to compete in a wide variety of PET container end-use markets.

•	Oxbar—our patented oxygen scavenging technology that increases product shelf life by inhibiting oxygen from penetrating the packaging.

•
Hot-Fill—we have the patents and expertise required to manufacture bottles that can withstand the high temperatures at which bottles are filled in the hot-fill process, in which beverages are heated and poured into bottles.

•
Blow Trim—this process allows wide-mouth containers to be produced at significantly reduced costs. Cost reductions are achieved by using conventional preforms manufactured on high speed equipment and blowmolding them on conventional high speed bottle lines. The preforms are blowmolded in molds that produce a bottle designed to be severed along a line separating a recyclable top section from the open, threaded end of a wide-mouth bottle. Relatively little additional capital is needed to equip an existing conventional manufacturing line with this capability and the mold cost for bottles manufactured this way is lower than that of many conventionally produced bottles.

Creative and Innovative Design Capabilities

Our skilled development staff and know-how have enabled us to develop products with distinctive designs and special performance characteristics, including:

•	The design for a 16-ounce PET beer bottle that won 2001 AmeriStar and Worldstar awards for innovative packaging design.

•
A longneck beer bottle for Abita Beer that was the first “multi-layer” oxygen-scavenging PET beer bottle to be filled and pasteurized commercially on a conventional glass bottle filling line without expensive modifications. Multi-layer scavenger bottles include a scavenging layer between two layers of PET.

•
Multi-layer juice bottles with Oxbar for Alfresh Beverages Canada Corp., one of Canada’s major juice companies, that use a vacuum absorbing base design. We believe the proprietary design and technology for both this bottle and the preform from which it is blown make the finished bottle highly resistant to delamination. Delamination is an appearance defect that occurs when internal layers of the bottle separate, and is one of the technical obstacles to commercialization of multi-layer bottles.

•
Our 42-ounce Arizona Iced Tea bottle was the first long neck design commercialized for a hot-fill application. This is a technically difficult design feature that is important to the product’s brand image. This bottle also features a grip that flexes to absorb vacuum. To achieve shelf life greater than 12 months, it also incorporates Oxbar for oxygen protection and a resin additive that blocks transmission of ultraviolet light.

•
A 16-ounce bottle for Mike’s Hard Lemonade was developed and commercialized in 2001 using our rapid response development capability. Total time, from concept to commercialization, was eight weeks for this unique bottle design that incorporates Oxbar for extended shelf life.

World-Class Performance and a Highly-Trained Workforce

We believe that we are a highly efficient manufacturer of quality PET products. We have a skilled work force and are committed to our team oriented World Class Performance, or WCP, process. WCP, which we implemented to achieve excellence in all aspects of our business, is a formal data based process used to drive quantitatively measurable improvements in operations and processes. At the plant level, this process is manifested in employee work teams and targeted workshops that focus on process and product improvement techniques. Using WCP, we have developed documented processes for preventative maintenance that maintains our equipment’s operating efficiency and minimizes production downtime.

Our Strategy

Our objective is to grow and compete profitably in the PET container packaging market. We seek to lead conversions from other packaging materials in new PET product categories, while we continue to grow with our customers and our markets in conventional or established custom PET applications. We will continue to focus on the development and commercialization of bottle design, bottle forming, and technologies that allow us to further leverage our existing manufacturing and distribution infrastructure, and our strong customer relationships. This particularly applies to the significant opportunities we believe exist in the custom PET market. In support of these strategies, we plan to be a leader in all the markets we serve by:

•	Continuing to serve the demanding needs of the world’s leading consumer product companies with the PET products, services, product development, and reliability they need to support their markets;

•	Investing in capacity expansion in all categories of PET bottle markets where profitable growth can be supported by appropriate contractual terms with our customers;

•	Remaining a high-quality, low-cost operator implementing best-practices manufacturing discipline in every manufacturing activity we undertake;

•
Favoring the overhead efficiency, flexibility, and utilization benefits of large scale manufacturing plants while maintaining the geographic presence that allows us to offer freight efficiency and service convenience to our customers; and

•	Attracting and retaining the skills and talent necessary to achieve our goals while fostering an environment of service and teamwork throughout our workforce.

We intend to exploit our proprietary Oxbar technology to secure meaningful supply positions in the United States and Europe for products needing oxygen scavenging technologies. We plan to license Oxbar to competitors to maximize the market acceptance of this technology as the industry standard for oxygen scavenging applications and have granted an option to one of our competitors for a non-exclusive royalty-based license to use Oxbar for specified custom applications in the United States. We will also seek to exploit our proprietary design and process technology that significantly improves the design of hot-fill bottles.

We plan to install new capacity in our existing plant sites, to the greatest extent feasible, in order to minimize our costs. As we grow and are required to purchase new equipment, we will seek to negotiate long-term supply agreements with our customers that assure us of profits sufficient to compensate us for the cost of acquiring and installing new equipment.

Our Key Markets and Products

We are a leading producer of PET containers for food and beverages. Our products are used in a variety of end-use markets, including soft drinks, water, sport drinks, peanut butter, edible oils, salad dressing and coffee. We supply PET products for such well-known brands as Pepsi, Coca-Cola, Dr. Pepper, 7Up, Canada Dry, Evian, Gordon’s, Aquafina, Fanta, Lipton, Powerade, Peter Pan, Folger’s, Mike’s Hard Lemonade and Smirnoff Ice. We primarily manufacture and sell bottles in the United States. In Europe, we primarily sell preforms. Approximately 78% of our 2001 revenue was attributable to sales in the United States, and approximately 20% was attributable to sales in Europe.

Conventional PET

Our conventional PET sales relate primarily to containers for use in packaging soft drinks and water. Conventional PET products represented approximately 84% of our U.S. sales and substantially all of our European sales in 2001.

Soft Drinks.    We believe, based upon internal estimates and third party research, that we are the largest independent provider of PET containers to the United States soft drinks market. We are the largest domestic supplier of PET containers to PepsiCo, as well as a leading supplier to Cadbury Schweppes plc, the maker of Dr. Pepper and 7Up.

The soft drinks market is the largest single PET container end-use market in the United States, accounting for approximately 49% of total PET packaging in 2001 by unit volume, according to Container Consulting. Over the last five years, the soft drinks PET container market has experienced a compound annual growth rate of 8%, according to Container Consulting. We estimate that growth in existing soft drink package sizes, augmented by the conversion opportunities for PET in the supermarket channels now held by cans and two liter bottles, represents a multi-billion unit opportunity.

Water.     We are the largest supplier to PepsiCo’s water brand Aquafina in the United States. Larger water bottlers, including Nestlé S.A., Groupe Danone and Coca-Cola, predominantly manufacture their own containers. Most soft drinks companies except for Coca-Cola and most smaller water bottlers generally buy bottles or preforms from PET bottle merchants. Water represented approximately 5% of our sales in 2001.

According to Container Consulting, since 1996, the United States bottled water market has grown at a compound annual rate of 34%. Growth in bottled water unit volume is driven by consumer preference for purified or spring water in convenient single serve bottles.

Custom PET

Custom PET products represented approximately 16% of our United States sales in 2001 and less than 1% of our European sales in 2001. We believe that custom PET applications represent significant growth opportunities for us. Additionally, custom PET applications generally provide higher margins and have higher barriers to entry than conventional PET, due to greater manufacturing complexity.

Custom PET Technologies

Custom PET technologies are necessary to produce PET bottles for foods and beverages that require advanced technologies for packaging, such as scavenger and hot-fill. Scavenger technologies inhibit oxygen from penetrating the packaging, which can cause the flavor and the color of the product to degrade. Hot-fill technologies are used to pour heat sterilized beverages into bottles that can withstand high temperatures without deforming. In the past, products requiring these characteristics were generally packaged in glass. Currently available technologies allow these products to be packaged in PET, which is more desirable than glass because of PET’s light weight and shatter resistance. We believe that our proprietary Oxbar scavenging and hot-fill technologies give us a competitive advantage in the custom PET market.

Oxygen Scavenger.    We believe that our Oxbar oxygen-scavenging technology is the best oxygen-scavenging technology for the preservation of oxygen sensitive products and is cost competitive with other available technologies. An additional benefit of Oxbar is that it can be used to impart oxygen protective characteristics to the smaller preforms from which plastic bottles are blown. This is an important competitive advantage since preforms can be shipped more economically than bottles and allow for the blowing of oxygen-scavenger bottles on the world’s existing base of blow-molding equipment without modification.

We are progressing in our effort to develop “monolayer” oxygen-scavenging bottles. As opposed to our existing “multi-layer” oxygen-scavenging bottles, which have Oxbar between two layers of PET, monolayer bottles incorporate the scavenging technology into a single layer container. This will introduce oxygen-scavenging properties into preforms made on conventional injection presses, eliminating significant incremental costs of multi-layer injection molding. Our existing Oxbar patents cover monolayer oxygen-scavenging technology and we are testing monolayer bottles for commercial use.

Hot-fill.    We possess expertise and patents that enable us to manufacture bottles that can withstand the hot-fill process. Products within this market are filled at temperatures in excess of 180 degrees Fahrenheit. Hot-fill bottles require specialized equipment and processes that allow the bottles to withstand this heat without deforming. Hot-fill bottles also require vacuum panels to withstand the vacuum created inside the bottle when the contents cool after filling. In response to customer requests for hot-fill packages without certain vacuum design features and that weigh less, we have developed a next generation heat-set container. This new technology allows us to produce creative product designs that meet customer requirements at a significantly lower weight. We are currently testing the container for commercial use.

Custom PET Products

Hot-filled Beverages.    Hot-filled beverage container sales grew 118% in 2001 to represent approximately 4% of our sales. We supply hot-fill bottles for brands including Alfresh, Minute Maid, Arizona Iced Tea and Veryfine. We supply a range of sizes, from gallon handled bottles for juices to single-serve bottles, for the full range of hot-fill applications.

Many of the products using hot-fill technologies also require scavenging technologies. Until recently, single serve juices and teas and many food and other items had not converted from glass to PET because the oxygen scavenging technology required to package these items did not exist. One of our strengths in the hot-fill beverages market is our ability to combine our hot-fill expertise with our proprietary Oxbar oxygen scavenging technology.

Food.    Food containers represented approximately 7% of our sales in 2001. We believe that we are well positioned to capture significant market share in food products currently packaged in glass. Products already converted from glass to plastic include peanut butter, edible oils, salad dressing, ketchup and other pourables. Other examples of conversion that have been made possible by recently developed scavenging and hot-fill technologies include salsa, spaghetti sauce, soups and jellies.

The wide variety of filling processes and ingredients in the food category makes it technically challenging for many container developers to meaningfully penetrate the custom PET food market. In addition to any scavenging or hot-fill properties that may be required, PET packaging for food requires overcoming the additional technical hurdles and costs of creating wide-mouth containers for filling. The blow trim process allows wide-mouth containers to be produced at significantly reduced costs and positions PET for several glass conversions. Bottles produced with the blow trim technique are produced on the same manufacturing lines used to produce conventional bottles and can incorporate Oxbar multilayer technology if needed for product protection.

We manufacture containers for brands such as ConAgra Grocery Products’ Wesson Oil, Peter Pan and Healthy Choice, Unilever’s Wishbone Salad Dressings and Lawry’s Marinades, Proctor and Gamble’s Folger’s Coffee, and Smucker’s. We also produce bottles for some of the largest producers of quality private label food products.

Beer.    Major beer companies including Miller, Anheuser-Busch, Coors, Interbrew, Heineken, Kronenbourg and Bass, as well as certain regional brands, are marketing PET containers for beer. These bottles are being distributed in a specialty sector of the beer market for individual sales of single serve bottles in convenience stores and at stadium and event venues.

We expect the conversion of glass beer bottles to PET will mirror the historical pattern of other conversions from glass to PET, with the first significant penetration in larger sizes. In October of 2001, we announced our pasteurizable, multi-layer Oxbar PET bottle, which we believe will allow the beer industry to further expand its use of PET bottles. This technology allows PET bottles of all sizes to be filled on existing filling and pasteurizing equipment without major modifications. As a result, we believe a conversion opportunity now exists for larger sized PET bottles for beer. We have signed agreements to supply a large format beer bottle for Heineken in Europe and to supply preforms for 1.5 liter beer bottles in Chile, and we have presented designs to important U.S. customers.

In single serve sizes, the limit to growth beyond current specialty uses is the higher cost of PET bottles relative to glass bottles and metal cans. We view large scale conversion from glass bottles or cans to PET for single-serve beer containers to be a longer-term but eventual conversion opportunity.

Flavored Alcoholic Beverages.     Flavored alcoholic beverages require bottle structures that retain carbon dioxide and, in some cases, also require an oxygen scavenger due to their formulation and relatively lengthy inventory cycle. Current flavored alcoholic beverage products for which we provide packaging include Mike’s Hard Lemonade, Smirnoff Ice and Anheuser-Busch’s Doc Otis.

Customers

We have longstanding relationships with many global blue-chip consumer products companies. Generally, we supply our customers pursuant to contracts with terms of one year or longer. We typically protect ourselves from fluctuations in the price of PET resin through customer contracts that contain price adjustments based on the market price of resin.

In 2001, our top five customers accounted for an aggregate of $378 million, or 51%, of our sales, while our top ten customers accounted for $470 million, or 63%, of our sales. During the same period purchases by PepsiCo, accounted for an aggregate of $259 million, or 35%, of our sales. We have been the largest supplier of PET bottles to PepsiCo for over ten years. We believe that PepsiCo will have an expanding market share due to both the continuing growth of its soft drink and water business in PET, and its growth and acquisitions in the juice, new age beverages and sport drinks markets. We view our depth of experience with this large and sophisticated purchasing organization as one of our strengths. Other than PepsiCo, no customer accounted for more than 10% of our sales in 2001.

Research and Development

We conduct our major technology and product development work, as well as testing and product qualification, in-house. From laboratory locations in Alsip, Illinois and Wantage, United Kingdom, our talented research and development staff provides project support for the design and development needs of our existing and potential customers, and is responsible for the full range of development activity from concept to commercialization. We paid Crown technology charges of $13.2 million, $12.5 million and $12.8 million in 2001, 2000 and 1999, respectively. The charges represent payments for technology services, including research and development, product testing, legal expenses and laboratory maintenance from shared Crown facilities.

Our research and development staff have advanced degrees in chemical engineering, polymer chemistry, mechanical engineering and polymer science. Their skills include statistics, process monitoring, process control, product design, computer assisted design, and computer aided engineering. Typical activities of the staff include:

•	determination of ideal design, lightest weight, and optimum finish;

•	design development to enhance product preference;

•	use of predictive tools to minimize development cycle;

•	unit cavity production and the making of samples;

•	blow-mold trials in the process lab and in the field;

•	setting process parameters and specifications; and

•	assisting our customers’ tests of new containers.

We have state-of-the-art lab testing equipment and recently acquired the latest hot-fill simulation machine, multi-layer dissection equipment and a proprietary oxygen permeation analyzer. Our research and development staff uses equipment appropriate for materials, component and product testing, and performance and storage evaluation. Much of the equipment is integrated with analytical software, making comprehensive and efficient analysis and report production possible. We believe that our staff and equipment provide us with world-class research and development capabilities in the PET packaging industry.

Sales and Marketing

Our direct sales force includes approximately 25 employees, most of whom are based in the United States. Our sales and marketing group in the United States was restructured in 2001 along geographical rather than product-based lines. Our management structure includes three regional vice presidents of sales, one manager of special markets and one marketing manager. In addition to having responsibility for overseeing regional sales, each vice president of sales also has product line management responsibilities for certain product lines.

Sources and Availability of Raw Materials

We buy PET resin directly from resin suppliers in the United States, Europe and Asia. While specialized PET resin is required for hot-fill and other applications, most of the major PET manufacturers supply a full range of resin specifications. We believe that the large volume of resin that we purchase provides leverage that assists us in negotiating favorable resin purchasing agreements.

We buy labels from several suppliers, mostly in the United States, for application to bottles for our customers. Our ability to work closely with our customers to forecast, order, and stock the large number of different labels they need and to deliver labeled bottles as needed is an important element of the service we provide.

Competition

PET containers compete with glass bottles, metal cans, paperboard containers and other packaging materials. Our major industry competitors in the United States are Amcor Ltd., Ball Corporation, Graham Packaging Company, Owens-Illinois, Inc., Plastipak Holdings, Inc. and Schmalbach-Lubeca AG. In Europe, the competitive landscape is much more fragmented.

In all of our markets, high standards of service, reliability, and quality performance are prerequisites to obtaining significant awards of business from customers. Margins are tight in the conventional soft drink and water business, and differentiation is obtained by cost advantage of scale, design and execution capability, and the ability to bring synergies to the supply relationship through innovation and organizational integration. While these capabilities are also valuable for custom PET, the major basis for competition in custom PET applications is technology, since patent protection, know-how, and highly specialized equipment and process techniques are required to manufacture custom PET products.

The PET business is highly capital intensive, with whole manufacturing lines often committed to the requirements of a single customer. An important element of competition is the strength of each company’s process for evaluation, design, presentation and execution of new product development opportunities presented by the packaging needs of customers. Product design, engineering and investment decisions made when new capacity is acquired, and the financial and contractual terms obtained with customers to support that investment, are key determinants of a company’s success in this market. Flexibility of the manufacturing platform, large scale plants that distribute overhead costs broadly and continuous improvement are sources of competitive cost advantage.

Intellectual Property

Our portfolio of intellectual property assets includes approximately 60 U.S. utility and approximately six design patents, approximately 30 U.S. patent applications, and various patents and patent applications in approximately 25 foreign jurisdictions. Among these assets are a number of patents on our oxygen-scavenging technology, as well as patents related to our line of hot-fill bottles. The earliest of the U.S. oxygen-scavenging patents is not due to expire for approximately six years. We also own registrations of, and/or pending applications for registration of, the trademarks CONSTAR, OXBAR and other marks in the United States and various foreign jurisdictions.

Our Oxbar technology is subject to a worldwide royalty-free cross-license with Rexam AB, which owns several patents relating to oxygen-scavenging technology. The cross-license agreement gives both parties the right to use and sublicense each other’s oxygen-scavenging technology patents. We are currently negotiating a new cross-license arrangement with Rexam that would modify the parties’ respective rights to the oxygen-scavenging technology. Chevron Phillips Chemical Company LP and Chevron Research and Technology Company, to which we collectively refer as Chevron, hold a royalty-based, exclusive, worldwide license under certain of our oxygen-scavenging patents to make, use, and sell a defined type of oxygen-scavenging material and a defined set of products incorporating such material. The scope of Chevron’s license is at issue in the litigation described under “Legal Matters” below.

In addition, we rely on proprietary know-how, continuing technological innovation and other trade secrets to develop products and maintain our competitive position. We attempt to protect our proprietary know-how and our other trade secrets by executing, when appropriate, confidentiality agreements with our customers and employees. We cannot assure you that our competitors will not discover comparable or the same knowledge and techniques through independent development or other means.

Legal Matters

Crown Cork & Seal Technologies Corporation, or CCK Technologies, holds the patents related to Oxbar and will contribute these patents to us upon the completion of this offering. CCK Technologies filed a lawsuit seeking unspecified monetary damages on April 8, 1999 in the U.S. District Court for the District of Delaware against Continental PET Technologies, Inc. alleging that Continental PET, a subsidiary of Owens-Illinois, Inc., is infringing one of its U.S. Oxbar-related patents. Continental PET has for many years held a leading market position in multi-layer PET bottle production because of its control of a proprietary technology for multi-layer injection of preforms. With the recent development by others of alternative multi-layer technologies for production of PET bottles, we and other PET bottle manufacturers are now able to offer multi-layer bottles to their customers. To our knowledge, Continental PET is the only producer other than us in the United States market with commercial sales of multilayer oxygen-scavenging bottles. CCK Technologies has claimed that the materials that Continental PET uses and has used since at least 1998 to achieve oxygen-scavenging properties for the bottles it sells infringe one of CCK Technologies’ Oxbar patents. Chevron intervened in the action on May 31, 2000 to assert cross-claims seeking a declaratory judgment that its rights under its license from CCK Technologies include exclusive rights to the particular application of Oxbar technology in multi-layer PET bottles used by Continental PET, as well as certain other rights. CCK Technologies contends that the Chevron license is not as broad as is claimed by Chevron, and that it does not include, among other rights in dispute, the rights being infringed by Continental PET. As a defense, Continental PET has challenged the validity of the patent in question, but Continental PET also purports to hold a sublicense from Chevron under the patent that would cover Continental PET’s allegedly infringing products. CCK Technologies contends that Chevron does not have the rights necessary to grant such a sublicense. The case against Continental PET has been stayed pending resolution of the Chevron claims.

We are also one of 42 defendants in a patent infringement action seeking unspecified monetary damages brought on August 3, 1999 by North American Container, Inc. in the U.S. District Court for the Northern District of Texas based on its patent for a certain plastic container design. The other defendants include many of the principal plastic container manufacturers, various food and beverage companies, and three grocery store chains. The defendants have filed motions for summary judgments that were referred to a Special Master appointed by the court. The Special Master has recommended that those motions be granted in major part and that the defendants be permitted to file a renewed motion for summary judgment as to other types of allegedly infringing containers. The plaintiff and several of the defendants have filed objections to the Special Master’s recommendations. The District Court has not yet ruled on the Special Master’s recommendations. In the meantime, the court is going forward with a “bellwether” proceeding with respect to certain containers of certain of the defendants. No Constar containers are included among the bellwether bottles, and the case is stayed as to all parties not included in the bellwether proceeding.

We are a defendant in two lawsuits filed in the Ninth Judicial Circuit of Florida on January 9, 2001 by former and current employees of our Orlando, Florida facility seeking unspecified monetary damages . The lawsuits allege bodily injury as a result of exposure to polyvinyl chloride (“PVC”) during the manufacture of plastic bottles during the 1970’s and 1980’s. The PVC manufacturers and manufacturers of the manufacturing equipment are also defendants. The litigation is currently in its preliminary stages and we are aggressively defending against the claims.

Constar is subject to other lawsuits and claims in the normal course of business and related to businesses operated by predecessor corporations. Management believes, after consulting with relevant counsel, that the ultimate liabilities resulting from these lawsuits and claims will not materially impact the results of operations or financial position of Constar.

In addition, Crown, like many other companies, has been named in one of a series of patent infringement actions brought by Lemelson Medical, Education & Research Foundation LP. The suit, which involves bar code reader technology, was filed on June 30, 2000 in the U.S. District Court for the District of Arizona and seeks unspecified damages. The case has been stayed pending resolution of a similar case in the District of Nevada in which the defendants have asserted a defense of patent prosecution laches. Constar has not been named as a party to this litigation but may be responsible for a portion of any liability that may eventually be assessed against Crown.

Environmental Liabilities and Costs

Our facilities and operations are subject to a variety of federal, state, local and foreign environmental laws and regulations, including those relating to air emissions, wastewater discharges and chemical and hazardous waste management and disposal. We are also subject to employee safety laws. The nature of our operations exposes us to the risk of liabilities or claims with respect to environmental and worker health and safety matters. There can be no assurance that material costs will not be incurred in connection with these liabilities or claims. Based on our experience to date, we believe that the future cost of compliance with existing environmental and employee safety laws and regulations will not have a material adverse effect on us. However, future events, including changes in laws and regulations or their interpretations, may give rise to additional costs that would be material to us.

Certain environmental laws hold current owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances. Because of our operations, the long history of industrial operations at some of our facilities, the operations of predecessor owners or operators of certain of our businesses, and the use, production and release of hazardous substances at these sites and at surrounding sites, we may be affected by liability provisions of environmental laws. Various of our facilities have experienced some level of regulatory scrutiny in the past and are, or may become, subject to further regulatory inspections, future requests for investigation or liability for past practices.

Our Didam, Netherlands facility has been identified as having impacts to soil and groundwater from volatile organic compounds at concentrations that exceed those permissible under Dutch law. The main body of the groundwater plume is beneath our Didam facility but it also appears to extend from an upgradient neighboring property. At the request of Dutch authorities, our environmental consultant is in the process of implementing additional investigations at the facility, the results of which will be submitted to the Dutch authorities. We have recorded an accrual of $200,000 for costs associated with completing the required investigations and certain other activities that may be required at the Didam facility. As more information becomes available relating to what additional actions may be required at the site, including potential remediation activities, this accrual may be adjusted, as necessary, to reflect the new information. We have no other accruals for environmental matters.

The Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, or CERCLA, provides for responses to and joint and several liability for releases of hazardous substances into the environment. We have received requests for information or notifications of potential liability from the Environmental Protection Agency under CERCLA and certain state environmental agencies under state superfund laws for off-site locations. We have been identified by the Wisconsin Department of Natural Resources as a potentially responsible party at three related sites in Wisconsin and agreed to share in the remediation costs with one other party. Remediation is ongoing at two of these sites and remediation has been completed at the third site. We have also been identified as a potentially responsible party at the Bush Valley Landfill site in Abingdon, Maryland and entered into a settlement agreement with the EPA in July 1997. The activities required under that agreement are ongoing. We have not incurred any significant costs relating to these matters and we do not believe that we will incur material costs in the future in responding to conditions at these sites. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters” on page 41 of this prospectus.

Facilities

Our corporate headquarters are located at One Crown Way, Philadelphia, PA. We maintain facilities in the United States and Europe, and we have a joint venture interest in Turkey. The locations of these facilities, their respective size and ownership/lease status are as follows:

Location	Type of Facility	Size	Ownership Status
NORTH AMERICA
Philadelphia, Pennsylvania	Headquarters	17,000 s.f.	Leased
Birmingham, Alabama	Plant	184,723 s.f.	Leased
Birmingham, Alabama	Warehouse	66,000 s.f.	Leased
Charlotte, North Carolina	Warehouse	59,250 s.f.	Leased
Charlotte, North Carolina	Warehouse	127,091 s.f.	Leased
Charlotte, North Carolina	Plant	83,250 s.f.	Owned
Collierville, Tennessee	Plant	81,210 s.f.	Leased
Memphis, Tennessee	Warehouse	136,847 s.f.	Leased
Dallas, Texas	Plant	198,099 s.f.	Leased
Dallas, Texas	Warehouse	201,661 s.f.	Leased
Havre de Grace, Maryland (Clark Road)	Plant	437,564 s.f.	Owned
Havre de Grace, Maryland (Old Bay Lane)	Plant	67,200 s.f.	Leased
Williamsburg, Virginia	Warehouse	25,000 s.f.	Leased
Houston, Texas	Plant	191,537 s.f.	Leased
Houston, Texas	Warehouse	58,637 s.f.	Leased
Jackson, Mississippi	Plant	90,435 s.f.	Leased
Jackson, Mississippi	Sidetrack	1,600 feet	Leased
Kansas City, Kansas	Plant	236,633 s.f.	Leased
Kansas City, Kansas	Warehouse	47,277 s.f.	Leased
Newark, Ohio	Plant	109,800 s.f.	Leased
Newark, Ohio	Warehouse	211,200 s.f.	Leased
Orlando, Florida	Plant	180,332 s.f.	Leased
Orlando, Florida	Warehouse	164,640 s.f.	Leased
Atlanta, Georgia	Warehouse	145,202 s.f.	Leased
Atlanta, Georgia	Plant	121,704 s.f.	Owned
Atlanta, Georgia	Administrative	38,438 s.f.	Owned
Reserve, Louisiana	Plant	187,500 s.f.	Leased
West Chicago, Illinois	Plant	123,100 s.f.	Owned
EUROPE
Sherburn, England	Plant	237,000 s.f.	Owned
Sherburn, England	Warehouse	399,997 s.f.	Leased
Didam, Netherlands	Plant	174,913 s.f.	Owned
Izmir, Turkey	Plant	69,966 s.f.	Owned by Joint Venture

Employees

We have approximately 2,150 employees, with approximately 1,800 in the United States and approximately 350 in Europe. None of our employees are unionized, except for certain workers at our Sherburn, United Kingdom plant and our Didam, Netherlands plant. The contract with our union employees in Sherburn expired on December 31, 2001. We are negotiating with the union regarding a new contract. The contract with our union employees in Didam expires on October 31, 2002. We believe that our employee relations are good and that our practices in the areas of training, progression, retention, and team involvement foster continuous improvement in capabilities and satisfaction levels throughout our workforce.

MANAGEMENT

Our executive officers and directors, their ages and their positions as of the date of this offering are as follows:

Name	Age	Position
Charles F. Casey	75	Chairman of the Board of Directors
John W. Conway	56	Director
William G. Little	59	Director
Frank J. Mechura	59	Director
Alan W. Rutherford	58	Director
Michael J. Hoffman	42	President, Chief Executive Officer and Director
James C. Cook	44	Executive Vice President, Chief Financial Officer, Secretary and Director
James C.T. Bolton	47	Senior Vice President, Administration and Strategic Planning
L. William Secoy	59	Senior Vice President, Sales and Marketing, Constar, Inc.

Directors

Charles F. Casey has been a member of the board of directors of our company since 2002 and was a member of the board of directors of our company from 1992 to 1999. Mr. Casey has been the Chairman of the Board and Chief Executive Officer of V.P.I., a private printing company, since 1993.

John W. Conway has been a member of the board of directors of our company since 1997. Mr. Conway was also President of our company from 1998 to February 2002. Mr. Conway has served as Chairman of the Board, President and Chief Executive Officer of Crown since 2001 and has been a member of the board of directors of Crown since 1997. Mr. Conway was President and Chief Operating Officer of Crown from 1998 to 2001 and Executive Vice President of Crown prior to 1998. Mr. Conway is also a director of West Pharmaceutical Services and PPL Corporation.

William G. Little has been a member of the board of directors of our company since 2002. Mr. Little has been Chairman of the Board of West Pharmaceutical Services, Inc. since 1996. Mr. Little was appointed President and Chief Executive Officer of West Pharmaceutical Services, Inc. in 1991. Mr. Little served as President until 1998 and Chief Executive Officer until April 2002. Mr. Little has also been a director of Fox Chase Cancer Center and the Cytyc Corporation since 1998.

Frank J. Mechura has been a member of the board of directors of our company since 1997 and served as President of our company from February 2002 to May 2002. Mr. Mechura was also President of our company from 1996 to 1998, a Senior Vice President of Constar, Inc. from 1996 to 2000 and has been an Executive Vice President and President of the Americas Division of Crown since 2001. Mr. Mechura was also Executive Vice President and President of the Americas Plastic Division of Crown from 2000 to 2001.

Alan W. Rutherford has been a member of the board of directors of our company since 2000 and also served as a director of our company from 1992 to 1998. Mr. Rutherford was also Vice President and Chief Financial Officer of our company from 1992 to February 2002. Mr. Rutherford is currently the Vice Chairman of the board of directors of Crown and has served as a member of the board of directors of Crown since 1991. Mr. Rutherford has also been Executive Vice President and Chief Financial Officer of Crown since 1992.

Executive Officers

Michael J. Hoffman has been President and Chief Executive Officer and a director of our company since May 2002. Mr. Hoffman has been President of Constar, Inc. since October 2000. Mr. Hoffman was previously Vice President of Operations for Constar, Inc. since 1995, and director of Crown’s Aerosol Manufacturing division from 1993 to 1995. Before that, Mr. Hoffman was a Plant Superintendent, and then a Plant Manager, in several United States branches of Crown from 1987 to 1993. Prior to 1987, Mr. Hoffman was a Plant Superintendent for Continental Can Company and held various other plant management positions. Mr. Hoffman holds a B.S. in Mathematics and a B.S. in Psychology from University of Delaware.

James C. Cook has been Executive Vice President, Chief Financial Officer and Secretary and a director of our company since May 2002. Mr. Cook was previously Senior Vice President, Finance for the Berwind Group, a private holding company, from 1998 to 2001. Before that, Mr. Cook was Chief Financial Officer of Berwind Industries, a holding company for manufacturing enterprises from 1995 to 1998. Mr. Cook was also Vice President and General Manager, Security Sensor Components for Sentrol, Inc., a wholly-owned subsidiary of the Berwind Group in 1993 and Controller and then Chief Financial Officer of Sentrol, Inc. from 1989 to 1993. Mr. Cook holds a B.S. in Business with a major in accounting from San Diego State University and an M.B.A. from the University of California, Berkeley.

James C.T. Bolton has been Senior Vice President, Administration and Strategic Planning of our company since May 2002. Mr. Bolton has been Senior Vice President, Strategic Planning and Information Systems for the Americas Division of Crown Cork & Seal since 2001. Previously, Mr. Bolton was Vice President, Finance of Constar, Inc. from 1996 to 2001. Mr. Bolton was Vice President, Finance and Planning for the International Division of Crown from 1992 to 1996. Prior to that, Mr. Bolton was Director of Insurance for Crown and was responsible for all benefits and property/casualty coverage in the U.S. from 1984-1992. Mr. Bolton also worked in the Treasury and Audit departments of Crown from 1978 to 1984. Mr. Bolton holds a B.A. in Economics from Harvard College.

L. William Secoy has been Senior Vice President, Sales and Marketing of Constar, Inc. since June 2002. Previously, Mr. Secoy had been Vice President, Sales and Marketing of Constar, Inc. since 2001. Prior to that, Mr. Secoy had been Vice President, Sales and Marketing of Crown Closures from 1997 to 2001. Prior to that, Mr. Secoy served as Vice President, Food Closure Sales and Director of Marketing for Anchor Hocking Glass Company, a division of CarnaudMetalBox, from 1993 to 1997 and was Regional Sales Manager from 1990 to 1993 when Anchor Hocking Glass Company was a division of Newell Corp. Mr. Secoy holds a B.S. in Business Administration from West Virginia University.

Classes of the Board of Directors

Under our corporate agreement with Crown, Crown will have the right to nominate up to three members of our board of directors. The initial Crown directors are Messrs. Conway, Rutherford and Mechura. Our directors will be elected by the holders of our common stock and will be divided into three classes that serve staggered three-year terms as follows:

Class	Expiration	Members
Class I	2003	Charles F. Casey, Frank J. Mechura
Class II	2004	James C. Cook, Michael J. Hoffman, Alan W. Rutherford
Class III	2005	John W. Conway, William G. Little

We expect to add an additional independent director to our board of directors prior to the completion of this offering.

Board Committees

The board of directors will establish an audit committee, a compensation committee and a nominating committee. The functions of each of these committees are described below.

The audit committee will be responsible for reviewing the propriety and accuracy of our consolidated financial statements. The audit committee will also be responsible for:

•	reviewing the internal accounting controls and annual consolidated financial statements;

•	reviewing the scope of the independent certified public accountants’ audit, their report and their recommendations;

•	considering the possible effect on the independence of the accountants in approving non-audit services requested of them; and

•	recommending the action to be taken with respect to the appointment of the independent certified public accountants.

Mr.                     will be chairman of the audit committee, and the other members will be Messrs. Little and Casey.

The compensation committee will be responsible for:

•	approving the compensation of all elected officers;

•	reviewing, advising and making recommendations with respect to elected officer compensation plans, their benefits and standards and taking all related actions that are not reserved for the board; and

•	administering our annual incentive plan and the other salary, compensation or benefit plans that it is designated to administer.

Mr. Little will be chairman of the compensation committee, and the other member will be Mr. Casey.

The nominating committee will be responsible for:

•	identifying candidates for future board membership;

•	developing criteria for the selection of candidates for election as directors;

•	proposing to the board a slate of directors for election by the stockholders at each annual meeting; and

•	proposing to the board candidates to fill board vacancies as they occur.

Mr. Conway will be chairman of the nominating committee, and the other members will be Messrs. Casey and Rutherford.

Director Compensation and Other Arrangements

We will reimburse each of our directors for out-of-pocket expenses incurred by them in connection with their travel to and attendance at meetings of our board of directors or its committees. Directors who are also our officers or who are nominated by Crown will receive no additional compensation. For our other directors, we intend to provide competitive compensation that will attract and retain high-quality directors while further aligning their interests with those of our stockholders. We initially intend to pay non-employee directors the following amounts:

•	an annual retainer of $15,000;

•	$1,000 for each board meeting attended, except that the chairman of the board will receive $2,000;

•	with respect to the compensation and nominating committees, $1,000 for each committee meeting attended, except that the chairman of each committee will receive $1,500 per meeting attended; and

•	with respect to the audit committee, $1,500 for each meeting attended, except that the chairman will receive $2,000 per meeting.

We also intend to pay non-employee directors stock-based compensation. On the date of each annual meeting of stockholders, we intend to grant each non-employee director non-qualified stock options under our 2002 Non-Employee Directors’ Stock Option Plan to purchase the number of shares of our common stock calculated by dividing $10,000 by the Black-Scholes value of a stock option, except that the chairman of the board’s grant will be based on $15,000.

Compensation Committee Interlocks and Insider Participation

Our board of directors did not have a compensation committee during 2001. Messrs. Conway and Rutherford participated in deliberations regarding the compensation paid to our other executive officers in 2001.

Executive Compensation

The following table provides certain summary information concerning the compensation paid for services rendered in all capacities to Crown and its subsidiaries, including Constar International Inc. and its subsidiaries, for the fiscal year ended December 31, 2001, for the individual serving as chief executive officer and the other executive officers of Constar International Inc. based on their employment by Constar International Inc. or an affiliate of Constar International Inc. at December 31, 2001. Crown paid the compensation to Messrs. Conway and Rutherford shown in the table. Messrs. Hoffman’s, Bolton’s, and Secoy’s compensation shown in the table was paid by Crown Cork & Seal Company (USA), Inc., a subsidiary of Crown, except that stock option grants and 401(k) contributions were made by Crown. The positions reflected in the table are the positions held by the named executive officers in Constar International Inc. or its affiliates during 2001, the period covered by the table.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Shares of Common Stock Underlying Options (#)	All Other Compensation ($) (2)
John W. Conway(3) —Chairman of the Board, President and Chief Executive Officer, Crown Cork & Seal Company, Inc.; President, Constar International Inc.	2001	737,500	590,000	—	690,000	2,550

Alan W. Rutherford(4) —Vice Chairman of the Board, Executive Vice President and Chief Financial Officer, Crown Cork & Seal Company, Inc.; Vice President and Chief Financial Officer, Constar International Inc.	2001	455,000	273,000	—	540,000	2,550

Michael J. Hoffman(5) —President, Constar, Inc.	2001	176,488	52,808	—	37,500	2,550

James C.T. Bolton(6) —Senior Vice President, Strategic Planning and Information Systems, Crown Cork & Seal Company, Inc; Vice President, Finance, Constar, Inc.	2001	128,699	24,436	—	8,000	1,975

L. William Secoy —Senior Vice President, Sales and Marketing, Constar, Inc.	2001	146,878	30,839	—	8,000	1,285

(1)	The amount of perquisite and other personal benefits for the named executive officers did not exceed the lesser of $50,000 or 10% of the total of annual salary plus bonus.

(2)	The amounts shown in this column represent amounts contributed to Crown’s 401(k) Retirement Savings Plan.

(3)	Mr. Conway ceased serving as one of our executive officers in February 2002.

(4)	Mr. Rutherford ceased serving as one of our executive officers in May 2002.

(5)	Mr. Hoffman became President and Chief Executive Officer of Constar International Inc. in May 2002.

(6)
Mr. Bolton became Senior Vice President, Administration and Strategic Planning of Constar International Inc. in May 2002. Mr. Bolton will continue as an officer of Crown until the completion of this offering.

In May 2002, James C. Cook became Executive Vice President and Chief Financial Officer of Constar International Inc. Effective on the date of this offering, the annual salaries of Messrs. Hoffman, Cook, Bolton and Secoy will be $320,000, $275,000, $165,727 and $146,878, respectively.

The following table sets forth certain information concerning grants to purchase shares of Crown common stock to each of the officers named in the summary compensation table above during the year ended December 31, 2001. We did not grant any stock options in 2001.

Option Grants During the Year Ended December 31, 2001

Name	Number of Securities Underlying Options Granted	% of Total Option Shares Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Grant Date Present Value(1)
John W. Conway	230,000	3.89%	$7.44	01/04/11	$1,269,577
	460,000	7.79%	$4.25	05/04/11	$1,148,574
Alan W. Rutherford	180,000	3.05%	$7.44	01/04/11	$993,582
	360,000	6.09%	$4.25	05/04/11	$898,884
Michael J. Hoffman	25,000	0.42%	$7.44	01/04/11	$137,998
	12,500	0.21%	$4.25	05/04/11	$31,211
James C.T. Bolton	8,000	0.14%	$4.25	05/04/11	$19,975
L. William Secoy	8,000	0.14%	$4.25	05/05/11	$19,975

(1)
The grant date present value was determined using the Black-Scholes option pricing model. The following assumptions were used to estimate the grant date present value: dividend yield of 0%, risk-free interest rate of 4.548%, estimated volatility of Crown common stock of 58.1% and estimated average expected option term of the shorter of the term of the option or six years. This valuation model was not adjusted for risk of forfeiture. It is important to note that options will have value to the named executive officers and other recipients only if the stock price advances beyond the grant date exercise price shown in the table during the effective option period.

The following table sets forth certain information concerning option exercises of Crown common stock during the year ended December 31, 2001 by each of the officers named in the summary compensation table above. The plans listed below are Crown plans.

Year-End December 31, 2001 Option Values

Name	Plan	Number of Shares Acquired Upon Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/01 Exercisable/Unexercisable			Value of Unexercised In-The-Money Options at 12/31/01 Exercisable/Unexercisable
John W. Conway	1990 Plan	0	0	10,000	/	0	0/0
	1994 Plan	0	0	87,000	/	0	0/0
	1997 Plan	0	0	290,250	/	376,250	0/0
	2001 Plan	0	0	115,000	/	345,000	0/0

Alan W. Rutherford	1990 Plan	0	0	38,500	/	0	0/0
	1994 Plan	0	0	110,000	/	0	0/0
	1997 Plan	0	0	197,500	/	265,500	0/0
	2001 Plan	0	0	90,000	/	270,000	0/0

Michael J. Hoffman	1990 Plan	0	0	11,875	/	4,000	0/0
	1994 Plan	0	0	0	/	0	0/0
	1997 Plan	0	0	9,250	/	21,900	0/0
	2001 Plan	0	0	3,125	/	9,375	0/0

James C.T. Bolton	1990 Plan	0	0	13,000	/	4,000	0/0
	1994 Plan	0	0	0	/	0	0/0
	1997 Plan	0	0	3,000	/	3,150	0/0
	2001 Plan	0	0	2,000	/	6,000	0/0

L. William Secoy	1990 Plan	0	0	4,000	/	4,000	0/0
	1994 Plan	0	0	3,075	/	0	0/0
	1997 Plan	0	0	3,000	/	3,000	0/0
	2001 Plan	0	0	2,000	/	6,000	0/0

Stock Option and Restricted Stock Grants to be Made upon Completion of this Offering

Effective as of this offering, our executive officers will be issued a total of 79,000 stock options with respect to our common stock under our 2002 Stock-Based Incentive Compensation Plan. These options will have an exercise price equal to the initial public offering price, will have a five-year term and will become vested and exercisable one-third per year over three years.

In addition, our executive officers will be granted restricted stock under our 2002 Stock-Based Incentive Compensation Plan. The restriction will lapse after three years.

The following table describes the grants to be made to our executive officers upon the completion of this offering.

	Stock Options	Restricted Stock
Michael J. Hoffman	38,000	5,000
James C. Cook	26,500	4,000
James C. T. Bolton	14,500	2,000

Pension Plans

Salaried Employees

Prior to the completion of this offering, our U.S. salaried employees participated in a Crown pension plan that covered all of Crown’s and Crown’s subsidiaries’ salaried employees. The benefits under this plan are based primarily on years of service and remuneration near retirement. The Crown pension plan will retain all liability for the pension benefits earned by our active and former salaried employees, including retirees, prior to the offering. In addition, as long as Crown owns a significant portion of our outstanding common stock, the Crown pension plan will recognize compensation earned by our salaried employees from us for purposes of their Crown pension benefits.

Under the benefits allocation agreement, we will establish a new defined benefit pension plan for our salaried employees called the Salaried Pension Plan. The Salaried Pension Plan will be a defined benefit pension plan covering all U.S. salaried employees who are at least 21 years of age and who have completed at least one year of service. Vesting will occur after an employee has completed five years of service. For purposes of eligibility, including eligibility for early retirement, vesting and benefit accrual, the Salaried Pension Plan will recognize all service recognized on behalf of our salaried employees under the Crown salaried pension plan. The Salaried Pension Plan will provide an offset for all benefits earned under the Crown salaried pension plan.

With respect to our executive officers, the Salaried Pension Plan will provide normal retirement benefits at age 65 determined generally as 1.25% of the participant’s final five year average base rate of pay multiplied by the participant’s years of service. However, other participants in the Salaried Pension Plan will receive benefits under different formulas. An executive officer who has reached age 55 and completed at least 15 years of service may elect to retire early with reduced benefits. The Salaried Pension Plan will also provide a contributory feature under which an eligible participant, including our executive officers, may double his or her retirement benefit for each year that the participant elects to contribute 5% of his or her after-tax base pay to the Salaried Pension Plan. Under federal law for 2002, benefits from the Salaried Pension Plan are limited to $160,000 per year and may be based only on the first $200,000 of a participant’s annual compensation.

For illustration purposes, the following table shows estimated maximum annual company-funded (i.e., excluding the contributory benefit) retirement benefits payable from the Salaried Pension Plan to our executive officers who retire at age 65, assuming the executive officers receive their benefit as a single life annuity, without survivor benefits. The normal form of benefit under the Salaried Pension Plan for an unmarried participant is a single life annuity and for a married participant is a joint and 50% survivor annuity. Other optional forms of benefit, which provide for actuarially reduced pensions, are also available.

	Years of Service
Final Average Base Pay	5	10	15	20	25	30	35
$50,000	$3,125	$6,250	$9,375	$12,500	$15,625	$18,750	$21,875
$100,000	$6,250	$12,500	$18,750	$25,000	$31,250	$37,500	$43,750
$150,000	$9,375	$18,750	$28,125	$37,500	$46,875	$56,250	$65,625
$200,000	$12,500	$25,000	$37,500	$50,000	$62,500	$75,000	$87,500

For benefit accrual purposes, years of service under the Salaried Pension Plan will begin to be earned as of the completion of this offering.

Hourly Employees

Prior to the completion of this offering, our hourly employees participated in a pension plan that was maintained by Crown for our employees only. The benefits under this plan are based on years of service and a fixed monthly multiplier, which is subject to periodic increases. The Crown pension plan will retain all liability for the pension benefits earned by our active and former hourly employees, including retirees, prior to the offering.

Under the benefits allocation agreement, we will establish a new defined benefit pension plan for our hourly employees called the Hourly Pension Plan. For purposes of eligibility, vesting and benefit accrual, the Hourly Pension Plan will recognize all service recognized on behalf of our hourly employees under the Crown pension plan. The Hourly Pension Plan will provide an offset for all benefits earned under the Crown hourly pension plan.

European Employees

Crown maintains separate stand-alone pension plans for the benefit of our employees in the United Kingdom and Holland. Under the benefits allocation agreement we will assume sponsorship of these pension plans together with their corresponding assets and liabilities. As of December 31, 2001, we had an underfunded pension liability of approximately $0.9 million.

Employment Contracts and Change in Control Arrangements

We intend to enter into employment agreements with Messrs. Hoffman, Cook and Bolton upon the completion of this offering. Each agreement will have an initial three-year term and will be subject to automatic renewal.

Mr. Hoffman is employed as our President and Chief Executive Officer and serves as a member of our board of directors. Mr. Cook is employed as our Executive Vice President and Chief Financial Officer and serves as a member of our board of directors. Mr. Bolton is employed as our Senior Vice President, Administration and Strategic Planning. The respective agreements provide for an annual base salary of $320,000 for Mr. Hoffman, $275,000 for Mr. Cook and $165,727 for Mr. Bolton, subject in each case to annual increases at the discretion of the board of directors, and for annual performance bonuses. Each agreement also provides for the executive to receive our standard retirement and welfare benefits.

Under each agreement, either we or the executive may terminate the agreement with or without cause. If we terminate without cause or the executive terminates for good reason, each agreement requires us to pay the executive monthly severance (equal to base salary and a portion of target bonus) for a period of 12 months in the case of Mr. Hoffman and nine months in the case of Mr. Cook and Mr. Bolton together with the continuation of medical benefits. If the termination follows a change in control, the severance is paid in a lump sum and increases to two times base salary plus target bonus for Mr. Hoffman and one times such amount for Mr. Cook and Mr. Bolton. Each executive is subject to a non-competition covenant during the term of his agreement and for the period of his severance payments.

For purposes of the agreements, “cause” is defined as gross misconduct or negligence, theft of company assets, failure to follow direct instructions, breach of restrictive covenants or conviction of a felony. “Good reason” is defined as a change in the executive’s authority, duties, responsibilities, reporting obligations or principal employment location by more than 50 miles, a reduction in base salary or a failure to pay compensation or benefits.

We also intend to enter into change in control arrangements with several of our key executives. These arrangements will provide that in the event the executive is terminated without cause or terminates for good reason within two years following a change in control the executive will be entitled to a lump sum payment equal to one times the executive’s highest base salary and average annual bonus paid over the prior three years. The executive will also be entitled to a continuation of medical benefits for a 12 month period. For purposes of these change in control arrangements, the terms “cause” and “good reason” have meanings similar to those provided in the preceding paragraph.

Constar 2002 Stock-Based Incentive Compensation Plan

Prior to the completion of this offering, our board of directors and sole stockholder will adopt the Constar 2002 Stock-Based Incentive Compensation Plan. The purpose of the Incentive Plan is to assist us in attracting and retaining valued employees by offering them a greater stake in our success and to encourage ownership of our stock by our employees. The Incentive Plan will accomplish these goals by allowing eligible employees to receive awards of restricted stock, options, deferred stock, or stock appreciation rights. The total number of shares of our common stock available for these awards under the Incentive Plan is 1,000,000. No individual employee may receive more than 150,000 shares under the Incentive Plan during any calendar year.

Eligibility

Our officers and other key employees (including a director who is such an employee) are eligible to participate in the Incentive Plan.

Administration and Implementation

The Incentive Compensation Plan will be administered by a committee designated by the board of directors, comprised of at least two directors, each of whom is a non-employee outside director. This committee will also have full authority to select the employees to whom awards will be granted and to determine the type and amount of awards to be granted to each eligible employee, the terms and conditions of awards granted under the Incentive Plan and the terms of agreements that will be entered into with holders of such awards.

The committee may condition the grant of any award upon the holder’s achievement of a performance goal that is established by the committee before the grant of the award. A performance goal is a goal that must be met by the end of a period specified by the committee (but that is substantially uncertain to be met before the grant of the award) based upon:

•	the price of our common stock,

•	our market share,

•	our sales,

•	earnings per share of our common stock,

•	our return on shareholder equity,

•	our costs,

•	our cash flow,

•	our return on total assets,

•	our return on invested capital,

•	our return on net assets,

•	our operating income or

•	our net income.

The committee will interpret the provisions of the Incentive Plan and make all determinations necessary for the administration of the Incentive Plan.

No award may be repriced, replaced, regranted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award, except that the committee may, in its complete discretion, determine the effect of a reorganization, recapitalization, spin-off, stock split, combination, merger or any other change of corporate structure on outstanding awards. If a change in control occurs (as such term is defined in the Incentive Plan), the committee may, subject to ratification by the board, allow all outstanding awards to become fully vested and exercisable upon the change in control.

Restricted Stock

An award of restricted stock is a grant to the recipient of a specified number of shares of common stock that are subject to forfeiture upon specified events and which are held by us during the restriction period. Such award will be evidenced by a restricted stock agreement that will specify the duration of the restriction period and the performance, employment or other conditions under which the restricted stock may be forfeited to us. During the restriction period, the holder has the right to receive dividends on, and to vote, the shares of restricted stock.

Options

An award of options is a grant by us to the recipient of the right to purchase a specified number of shares of common stock from us for a specified time period at a fixed price. Options may be either incentive stock options or non-qualified stock options. Grants of options will be evidenced by option agreements. The price per share at which common stock may be purchased upon exercise of an option will be determined by the committee, but will be not less than the fair market value of a share of common stock on the date of grant.

The option agreements will specify when an option may be exercisable and the terms and conditions applicable thereto. The term of an option will in no event be greater than five years.

Deferred Stock

An award of deferred stock is an agreement by us to deliver to the recipient a specified number of shares of common stock at the end of a specified deferral period or periods and will be evidenced by a deferred stock agreement. Amounts equal to any dividends paid during this deferral period will be paid to the holder currently, or deferred and deemed to be reinvested in additional deferred stock, or otherwise reinvested on such terms as are determined by the committee and specified in the deferred stock agreement.

Stock Appreciation Rights

An award of stock appreciation rights is a grant by us to the recipient of the right to receive, upon exercise of the right, the increase in the fair market value of a specified number of shares of common stock from the date of grant of the right to the date of exercise. Stock appreciation rights are rights to receive a payment in cash, common stock, restricted stock or deferred stock as selected by the committee. The value of these rights, determined by the appreciation in the value of shares of common stock subject to the right, will be evidenced by stock appreciation right agreements. A stock appreciation right will entitle the recipient to receive a payment equal to the excess of the fair market value of the shares of common stock covered by the stock appreciation right on the date of exercise over the base price of the right.

Amendment and Termination

The board of directors has authority to amend, suspend or terminate the plan at any time. However, certain amendments require the approval of a majority of our stockholders. Without stockholder approval, no amendment may be made:

•
increasing the maximum number of shares available for purchase under the Incentive Plan, except for adjustments for a reorganization, recapitalization, spin-off, stock split, combination, merger, or other change in our corporate structure;

•	changing the class of employees eligible under the Incentive Plan;

•	modifying the maximum number of awards that an eligible employee may receive or categories of performance goals that must be met; or

•	extending the plan’s term or the board of directors’ power to amend, suspend or terminate the Incentive Plan.

The Incentive Plan will remain in effect for five years from the date of its adoption, unless earlier terminated by the board of directors. Such termination will not affect awards outstanding under the Incentive Plan.

Constar 2002 Non-Employee Directors’ Stock Option Plan

Prior to the completion of this offering, our board of directors and sole stockholder will adopt the Constar 2002 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). The purpose of the Directors’ Plan is to promote our interests and the interests of our stockholders by attracting and retaining valued non-employee directors, and to motivate these persons to exercise their best efforts on our behalf. The Directors’ Plan will accomplish these goals by annually granting all directors who are not our employees, and who are not nominated by Crown pursuant to the corporate agreement between Crown and us, options to purchase the number of shares of our common stock calculated by dividing $10,000 by the Black-Scholes value of a stock option to purchase a single share of common stock as compensation for their services to us. The total number of shares of our common stock available for grants under the Directors’ Plan is 30,000.

Eligibility

All of our directors who are not our employees and are not nominated by Crown pursuant to the corporate agreement between Crown and us are eligible to participate in the Directors’ Plan.

Administration and Implementation

The Directors’ Plan will be administered by a committee designated by the board of directors. The committee will interpret the provisions of the Directors’ Plan and make all determinations necessary for the administration of the Directors’ Plan. Additionally, the committee shall have the power to adjust the number of options a non-employee director receives, if the committee, in its sole discretion, determines that the performance of any or all such directors warrants a greater or lesser number of options.

No option may be repriced, replaced, regranted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award, except that the committee may, in its complete discretion, determine the effect of a reorganization, recapitalization, spin-off, stock split, combination, merger or any other change of corporate structure on outstanding awards.

Options

An award of options is a grant by us to the recipient of the right to purchase a specified number of shares of common stock from us for a specified time period at a fixed price. Options issued under the Directors’ Plan are non-qualified stock options. Grants of options will be evidenced by option agreements. The price per share at which common stock may be purchased upon exercise of an option will be determined by the committee, but will be not less than 100% of the fair market value, as defined in the Directors’ Plan, of a share of common stock on the date of grant.

The option agreements will specify when an option may be exercisable and the terms and conditions applicable thereto. The term of an option will in no event be greater than five years.

Amendment and Termination

The board of directors has authority to amend, suspend or terminate the Directors’ Plan at any time. However, no termination or amendment of the Directors’ Plan may materially impair the rights of an option holder without the consent of the holder. The Directors’ Plan will remain in effect for five years from the date of its adoption, unless earlier terminated by the board of directors.

Constar Employee Stock Purchase Plan

Adoption and Administration

Prior to the completion of this offering, our board of directors and sole stockholder will adopt the Constar Employee Stock Purchase Plan (the “Stock Purchase Plan”), under which we may issue up to an aggregate of 250,000 shares of our common stock. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. The Stock Purchase Plan will be administered by a committee appointed by the board of directors.

Eligibility

All U.S. salaried and hourly employees whose base compensation is less than $100,000 may participate in the Stock Purchase Plan. However, no employee will be eligible to participate in the Stock Purchase Plan if such employee is treated as owning 5% or more of the total voting power or value of all classes of our stock.

Purchase of Shares

To participate in the Stock Purchase Plan, an eligible employee must elect to invest an amount not less than 2% nor more than 15% of his or her base compensation during each purchase period. The first purchase period will commence on the date of the completion of this offering and will end on the last day of the calendar quarter during which the offering date occurs. Thereafter, the purchase periods will commence on the first day of each subsequent calendar quarter and will end on the last day of a calendar quarter of each year. Participating employees will purchase our common stock at a price per share equal to 85% of the fair market value of a share of our common stock at the end of the purchase period. In no event may an eligible employee purchase stock with a fair market value in excess of $25,000 for any calendar year under the Stock Purchase Plan.

Amendment and Termination

The Stock Purchase Plan will terminate at the direction of our board of directors or when all of the shares reserved for issuance have been purchased. Our board of directors may amend the Stock Purchase Plan at any time, except that stockholder approval is required to amend the Stock Purchase Plan to increase the number of shares of our common stock that may be issued under the Stock Purchase Plan (except as a result of a reorganization, recapitalization, spin-off, stock split, stock dividend, combination, merger, or other change in our corporate structure); to modify the eligibility requirements; or to cause the Stock Purchase Plan to fail the requirements of Section 423 of the Internal Revenue Code.

Constar Short-Term Incentive Plan

Prior to the completion of this offering, our board of directors and sole stockholder will adopt the Constar Short-Term Incentive Plan. The purpose of the Incentive Plan is to align the compensation of our key employees with our financial and business plan objectives and provide eligible employees with an incentive for excellence in individual performance and to promote teamwork among our key employees.

The Incentive Plan will accomplish these goals by allowing eligible employees to share in our success by receiving monetary awards upon the attainment of certain pre-established performance goals. These awards will be based upon a percentage of the employee’s base salary. No individual employee may receive an amount of more than 90% of his base salary under the Incentive Plan for any calendar year.

Eligibility

Employees (including a director who is such an employee) who are selected by the compensation committee of our board of directors are eligible to participate in the Incentive Plan.

Administration and Implementation

The Incentive Plan will be administered by the compensation committee of our board of directors. This committee will also have full authority to:

•	select the employees who are eligible to participate in the Incentive Plan;

•	grant awards in such amounts as it shall determine;

•	impose such limitations, restrictions and conditions upon awards as appropriate;

•	interpret the Incentive Plan and adopt, amend and rescind regulations relating to the Incentive Plan; and

•	make all determinations in connection with the administration and interpretation of the Incentive Plan.

The committee shall, in its sole discretion, approve or establish the performance goals for each year. The performance goals may include, without limitation, any combination of financial, non-financial and individual performance goals, as determined by the committee in its sole discretion. Each year, the committee shall, in its sole discretion, approve or establish the compensation formula for that year upon which awards shall be based.

The committee shall have the right to adjust the performance goals (upward) and/or the award (downward) during a year, if it determines that external changes or other unanticipated business conditions have affected the fairness of the goals and have unduly influenced our ability to meet them.

Amendment and Termination

Our board of directors, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Incentive Plan, or suspend or terminate it entirely. However, no such modification, amendment, suspension, or termination may, without the consent of an eligible employee, reduce the right of an employee to a payment or distribution, which he has already earned or to which he is otherwise entitled.

Savings and Thrift Plans

Prior to the completion of this offering, our U.S. salaried and hourly employees were eligible to participate in the Crown savings and thrift plans. The Crown savings and thrift plans allow for different levels of employee pre-tax and post-tax contributions as well as varying levels of employer matching contributions.

Under the Benefits Allocation Agreement, we will establish a single new 401(k) savings plan applicable to both salaried and hourly employees. Our employees’ account balances in the Crown savings and thrift plans will be transferred to our new plan. Subject to Internal Revenue Code limits, our new plan will allow both pre-tax and post-tax employee contributions. In addition, the new plan will provide an employer matching contribution equal to 50% of the compensation (subject to either a 3% or 6% limit) that a participant contributes to the plan on a pre-tax basis. As our common stock will be an available investment option under the new plan, we will register shares to be issued under the plan with the SEC on a Form S-8 in conjunction with, or as soon as practicable after, the completion of this offering.

Retiree Medical and Life Obligations

Prior to the completion of this offering, Crown provided post-retirement medical and life insurance benefits to eligible salaried and hourly retirees including certain of our former employees. Under the Benefits Allocation Agreement, we will assume all liabilities for post-retirement medical and life insurance benefits for our active and former employees, including retirees. As of December 31, 2001, we had an unfunded post-retirement liability of approximately $8.8 million.

PRINCIPAL STOCKHOLDERS

Prior to the offering of our common stock, all of the outstanding shares of our common stock were owned by Crown. Crown is selling 8,800,000 shares of our common stock. Crown has also granted the underwriters the option to purchase up to 1,320,000 additional shares of our common stock held by Crown to cover over-allotments.

The following table sets forth the number of shares of our common stock which we expect the following to own, directly or indirectly, upon the closing of this offering:

•	Crown;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers, as a group.

This information reflects all of the shares they beneficially own within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act, including shares that they have the right to acquire within 60 days of this offering.

	Common Stock
Name	Shares		Percent of Class
Crown Cork & Seal Company, Inc. One Crown Way Philadelphia, PA 19154-4599	7,200,000	(1)	45	%(1)
Charles F. Casey	0		0
John W. Conway	7,200,000	(1)(2)	45	%(1)(2)
William G. Little	0		0
Frank J. Mechura	7,200,000	(1)(3)	45	%(1)(3)
Alan W. Rutherford	7,200,000	(1)(4)	45	%(1)(4)
Michael J. Hoffman	5,000		*
James C. Cook	4,000		*
James C.T. Bolton L. William Secoy	2,000 0		* 0
All directors and executive officers as a group (ten persons)	7,211,000	(1)	45	%(1)

*	Less than 1%.
(1)	Assumes no exercise of the underwriters’ over-allotment option.
(2)	As an executive officer of Crown, Mr. Conway may be deemed the beneficial owner of the Constar shares owned by Crown. Mr. Conway disclaims such beneficial ownership.
(3)	As an executive officer of Crown, Mr. Mechura may be deemed the beneficial owner of the Constar shares owned by Crown. Mr. Mechura disclaims such beneficial ownership.
(4)	As an executive officer of Crown, Mr. Rutherford may be deemed the beneficial owner of the Constar shares owned by Crown. Mr. Rutherford disclaims such beneficial ownership.

RELATIONSHIP WITH CROWN CORK & SEAL COMPANY, INC.

We will be a wholly owned subsidiary of Crown until the completion of this offering. Thereafter, Crown will own approximately 45% of our common stock, or approximately 37% if the underwriters exercise their over-allotment option in full. Crown has advised us that it has no present intention of disposing of any of the shares of our common stock that it will own after the offering. Crown is under no contractual obligation either to retain or dispose of its shares of our common stock, except that Crown has agreed, subject to certain exceptions, not to sell its shares of our common stock for a period of 180 days after the date of this prospectus without the consent of Salomon Smith Barney Inc. on behalf of the underwriters. So long as Crown holds a significant portion of our common stock, Crown will be able to significantly influence or determine the outcome of matters submitted to our stockholders for a vote, including the election of directors and the approval of extraordinary corporate transactions, such as mergers. In addition, upon the completion of this offering, we will enter into a corporate agreement with Crown covering matters related to our corporate governance. Under this agreement, Crown will have the right to nominate up to three members of our board of directors and will have certain voting and other rights. Following this offering, we expect to retain the same independent accountants and counsel as Crown.

Set forth below are descriptions of certain agreements and relationships that we will enter into with Crown upon completion of this offer and of certain transactions we have entered into with Crown. These descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of these agreements. These agreements have been filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” on page 95 of this prospectus.

Corporate Agreement

Under the corporate agreement, we will agree with Crown regarding the following matters, among others.

Rights to Designate Members of the Board of Directors; Other Board Rights.    The corporate agreement will provide that Crown will have the right to designate for nomination by our board of directors (or any nominating committee thereof) the number of directors described below:

•	three members, for so long as Crown (or its successor) and its controlled affiliates own shares representing at least 25% of our outstanding shares of common stock;

•	two members, for so long as Crown (or its successor) and its controlled affiliates own shares representing at least 20% of our outstanding shares of common stock; and

•	one member, for so long as Crown (or its successor) and its controlled affiliates own shares representing at least 10% of our outstanding shares of common stock.

If Crown (or its successor) and its controlled affiliates own less than 10% of our outstanding shares of common stock, Crown will not be entitled to designate any members for nomination by our board of directors (or any nominating committee thereof).

Prior to each annual meeting of our stockholders, Crown will have the right to present to our board of directors (or any nominating committee thereof) for election to our board at each annual meeting of our stockholders that number of designees that, if elected, would result in Crown having the appropriate number of directors on our board as described above.

We will cause each Crown designee for election to our board of directors to be included in the slate of designees recommended by our board to our stockholders for election as directors at each annual meeting of our stockholders (or at any special meeting held for the election of directors) and we will exercise all authority under applicable law and will use our best efforts to cause the Crown designees to be elected to our board of directors, including soliciting proxies in favor of the election of the Crown designees.

In the event that any of the Crown designees ceases to serve as a director for any reason, our board of directors will fill the resulting vacancy with a person designated by Crown, subject to the terms of the corporate agreement.

So long as Crown and its controlled affiliates own shares representing at least 10% of our outstanding shares of common stock, Crown will have the right to have at least one of the directors designated by it serve on each committee of the board, except where prohibited by applicable law or the rule of any stock exchange or automated quotation system on which our securities may be listed or traded.

Financial Reporting.    We will agree with Crown that, for so long as Crown accounts for its investment in us under the equity method of accounting or on a consolidated basis, we will:

•	provide reasonable assurance that the books and records of our company and our subsidiaries fairly reflect all our transactions;

•	maintain a fiscal year commencing on January 1 and ending on December 31 of each calendar year;

•
cooperate fully, and request our outside advisors to cooperate fully, with Crown in connection with any of Crown’s regulatory filings and disclosures, including by timely providing Crown with such of our information as Crown may require in connection with its filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended; and

•	provide Crown with copies of all quarterly and annual financial information and other reports and documents that we intend to file with the Securities and Exchange Commission prior to such filings.

Crown will agree that, subject to certain exceptions, it will keep confidential the information that we provide to it in accordance with the foregoing, and that it will not trade in our securities based on such information.

Access to Information.    We will agree to provide Crown and its representatives with reasonable access to our books, records, documents and communications, so long as access is reasonably required by Crown and is permitted by law. Crown will agree to provide us and our representatives with reasonable access to books, records, documents and communications relating to selected aspects of our business prior to the completion of this offering, so long as the access is reasonably required by us to operate our business and is permitted by law. Except as required by law, we and Crown each agree to maintain the confidentiality of the other party’s information.

Actions Requiring Consent.    We will agree that so long as Crown and its controlled affiliates own at least 25% of our outstanding shares of common stock, we will not take the following actions without Crown’s approval:

•
any reclassification, change, conversion, alteration or amendment (other than through a stock split, stock dividend, subdivision or combination of shares) of our common stock or any other shares of any class or series of our capital stock now existing or hereafter created;

•
any authorization, creation or establishment of any committee of the board of directors other than the audit, compensation and nominating committees, any change in the membership or composition of the nominating committee and any delegation to a committee of any duty not specifically delegated to such committee in our bylaws;

•	any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provisions of our certificate of incorporation or bylaws;

•
any merger or consolidation with or into any other corporation or entity or any other transaction or series of transactions resulting in a change of control of our company or any action to facilitate any of the foregoing;

•
any authorization, approval or adoption of a stockholder rights plan or similar instrument or any anti-takeover device or any contract containing provisions triggered by a change of control of our company or any special voting rights or any action which otherwise derogates or adversely affects Crown’s rights under the corporate agreement or any amendment, alteration or repeal of any such plan, instrument, device or contract that has already been approved by Crown;

•
the sale, conveyance, transfer, abandonment, lease or other disposal of or encumbrance of all or substantially all of our property or business or any effecting of a change in the nature of our business;

•	any purchase, lease or other acquisition of all or substantially all of the properties or assets of any other corporation or entity (whether through the purchase of stock or assets);

•	the hiring or termination of employment of our chief executive officer;

•	any voluntary dissolution, liquidation or winding up of our company, partial or otherwise; or

•
any issuance of any shares of our common stock or any other class or series of our capital stock or other voting securities, options, warrants, or other debt or equity securities convertible into or exchangeable for, or having optional rights to purchase, our common stock or any other class or series of our capital stock or other voting securities.

For more information regarding Crown’s governance rights, see the discussion under “Classified Board; Election and Removal of Directors” in “Description of Capital Stock” beginning on page 82 of this prospectus.

In addition, we will agree that so long as Crown and its controlled affiliates own at least 10% of our outstanding shares of common stock, we will not amend, alter or repeal (whether by merger, consolidation or otherwise) the provisions of our certificate of incorporation or bylaws relating to the voting rights of our common stock, the size of our board of directors, the required vote of our board of directors for certain actions, quorum requirements, the procedures for filling vacancies on the board of directors or any other provisions, the amendment of which would adversely affect Crown.

Corporate Opportunities and Conflicts of Interest.    We will agree to renounce any interest or expectation in being offered any business opportunities presented to Crown or any of its affiliates from whatever source. If Crown becomes aware of a potential transaction that may be a corporate opportunity for us, Crown and its affiliates will have the right to pursue or acquire the corporate opportunity for their own benefit and to recommend, assign or otherwise transfer the corporate opportunity to a third party other than us. Crown and its affiliates will have no duty to communicate or present the corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Crown or any of its affiliates pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

Similarly, in the event that one of our directors or officers who is also a director, officer or employee of Crown or any of its affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us, that director or officer will have no duty to communicate or present this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as one of our directors or officers by reason of the fact that Crown or any of its affiliates pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

Indemnification.    We will agree to indemnify Crown, its subsidiaries and their respective directors, officers and employees against any liabilities relating to us or our subsidiaries, regardless of when such liabilities arose, including liability relating to information that we provide Crown that Crown includes in filings with the Securities and Exchange Commission and liability in connection with this offering. Crown will agree to indemnify us, our subsidiaries and the respective directors, officers and employees of us and our subsidiaries against any liabilities relating to Crown or its subsidiaries (other than Constar International Inc. and Constar International Inc.’s subsidiaries as of the completion of this offering), regardless of when such liabilities arose, including liability relating to information that Crown provides to us that we include in filings with the Securities and Exchange Commission. These indemnities are subject to the more specific arrangements that we and Crown may have under the other agreements described in this section.

Crown’s Rights to Purchase Additional Shares.    We will agree that so long as Crown (or its successor) and its controlled affiliates own at least 10% of our outstanding shares of common stock, Crown will have a continuing option to purchase additional shares of our common stock. Crown may exercise this option simultaneously with the issuance of any of our equity securities, only to the extent necessary to permit Crown (or its successor) and its controlled affiliates to maintain their then-existing percentage ownership of our common stock and total voting power. This option is not exercisable in connection with this offering, upon the exercise of the underwriters’ over-allotment option or upon the issuance of stock in connection with employee compensation plans. The purchase price of the shares of our common stock purchased upon any exercise of this option will be equal to the price paid for our common stock in the related issuance if we issue our common stock for cash, or the then-current market price of our common stock if we issue our common stock or a different equity security for other than cash.

Termination of Rights.    Those rights of Crown under the corporate agreement that are contingent upon Crown’s ownership of at least 10% or 25% of our outstanding shares of common stock shall terminate if Crown ceases to own at least such specified percentage, and Crown shall not reacquire such rights if it subsequently meets or exceeds such specified percentage ownership.

Non-Competition Agreement

We will enter into a non-competition agreement with Crown pursuant to which we will agree to matters relating to certain similar business activities that are carried on by both Crown and us.

Under this agreement, we will agree that, during the five-year period following the date of the completion of this offering, we will not engage in, directly or indirectly, or, subject to certain limited exceptions, acquire any ownership interest in any entity that engages in, the plastic closures business. The plastics closures business includes the production and distribution (and related activities) of injection-molded plastic closures and systems to fit glass, plastic or metal containers and dispensing, tamper evident, child restraint, lined and unlined single and multi-component closures and droppers. However, we may engage in the plastics closures business solely to the extent, and for the term permitted, under the Newark component supply and lease of related assets agreement into which we and Crown will enter. In addition, we may continue to engage in the plastics closure business that we currently conduct through our facility in Sherburn, England, solely in the United Kingdom and solely in accordance with the terms of the license to us of specified Crown plastic closures technology.

In turn, Crown will agree that, during the five-year period following the date of the completion of this offering, Crown will not engage in, directly or indirectly, or, subject to certain limited exceptions, acquire any ownership interest in any entity that engages in, the PET container and preform business in certain countries, including the United States and many European Union countries, except that Crown may engage in the PET container and preform business and may affirmatively compete with us as described below. We will agree that Crown may acquire an ownership interest in an entity that engages in the PET container and preform business so long as Crown divests the PET business of the acquired entity within 18 months of the acquisition.

In addition, Crown will agree that, during the five-year period following the date of the completion of this offering, Crown will not engage in, directly or indirectly, or, subject to certain limited exceptions, acquire any ownership interest in any entity that engages in, the production and sale (and related activities) of any extrusion blow molded containers in the United States. We will agree that Crown may acquire an ownership interest in an entity that engages in the production and sale of extrusion blow molded containers of any kind in the United States so long as Crown divests the United States business of the acquired entity within 18 months of the acquisition.

We will agree that Crown may engage in the PET container and preform business and may affirmatively compete with us in the following product areas:

•	the production and sale (and related activities) of certain size PET bottles for wines and spirits at a facility located in Bridge of Allan, Stirling, Scotland, on a global basis;

•	the production and sale (and related activities) in limited markets of PET containers and preforms in limited product lines at Crown's FABA operations in Italy; and

•	the production and sale (and related activities) of plastic containers (including PET, HDPE, PVC and PP) for cosmetics and fragrances at Crown's Risdon-AMS Division, on a global basis.

In addition, Crown may engage in the PET container and preform business solely to the extent required, and for the term permitted, under the following agreements into which we and Crown will enter:

•	the Salt Lake City PET products supply and lease agreement described below; and

•	the Voghera PET preform supply and lease of related assets agreement described below.

Furthermore, we will agree that Crown may continue to maintain and, at Crown's option, increase its direct or indirect ownership in the following entities and that the following entities (and their successors and subsidiaries, if any) may compete with us on a global basis (except as the following entities may otherwise be restricted by their respective relevant agreements and organizational documents) by continuing to engage in the PET container and preform businesses in which they are engaged as of the date of this offering:

•	Empaques Constar S.A. de C.V. (a Mexican affiliate);

•	Empaques Sewell S.A. de C.V. (a Mexican affiliate);

•	Petropar Embalagens S.A. (a Brazilian affiliate);

•	CMB Plastique Maroc (a Moroccan affiliate);

•	Emirates Can Company Ltd. (a United Arab Emirates affiliate); and

•	Beijing CMB Co. Ltd. (a Chinese affiliate).

Neither we nor Crown, nor the respective related persons of each, will be liable to the other as a result of engaging in any activities permitted under this agreement. Except for the restrictions set forth in this agreement, we and Crown may directly or indirectly compete with each other.

Except for the restrictions set forth in this agreement, this agreement will not prevent Crown from operating its other businesses as currently conducted.

Transition Services Agreement

Crown has provided certain services to us in the past. Following the completion of this offering, we expect to continue to receive services under a transition services agreement between us and Crown. Assuming that, throughout the term of the transition services agreement, we do not purchase any optional services from Crown, we do not terminate any of the services to be initially provided by Crown and costs do not increase due to outsourcing of services by Crown, we expect the cost of the services, using currency exchange rates as of June

28, 2002, to be approximately $386,000 per month during the first three months after the completion of this offering, approximately $371,000 per month during the fourth through twelfth months after the completion of this offering and approximately $304,000 per month from the date that is one year after the completion of this offering to the end of the term of the transition services agreement on December 31, 2003.

Under the transition services agreement, Crown will provide services to us in the following areas, among others.

Payroll.    Crown will provide us with access to payroll systems and will provide payroll processing and reporting services. In the United States, we will pay a fee for each Constar payroll check prepared by Crown. Crown will provide these services to our U.S. operations until December 31, 2003, subject to our ability to terminate these services upon 90 days notice to Crown. In the United States, we will also have the right to extend the term for at least an additional period of six months. Crown will provide these services to our European operations for 12 months from the date of this offering. In Europe, the fee for these services is incorporated in the information technology fee described below.

Information Technology and Systems.    Crown will provide us with access to all available hardware and leased or legacy programs for financial controls, costing and sales order control. Crown will also provide us with our basic information technology processing services, including electronic mail, Internet access, network connections and maintenance. Crown will provide these services to our U.S. operations until December 31, 2003, subject to our ability to terminate these services upon 90 days notice to Crown. Crown will provide these services to our European operations for 12 months from the date of this offering. In the U.S, we will have the right to extend the term for an additional period of six months.

Benefits Administration.    Crown will provide benefits administration services, such as medical and life insurance administration, for which we will pay a fee based on the dollar amount of claims administered. Crown will provide the services until December 31, 2003, subject to our ability to terminate services upon 90 days notice. We will also have the right to extend the term for an additional period of six months.

General Purchasing.    Crown will provide purchasing support for us until December 31, 2003, subject to our ability to terminate the support upon 60 days notice in the U.S. and 90 days notice in Europe. We will pay Crown a monthly fee approximating the cost of the Crown employees providing purchasing support.

Logistics.    Crown will provide support for coordinating our traffic and freight in the United States through December 31, 2003, subject to our ability to terminate the support upon 60 days notice. We will pay Crown a fee approximating the cost of the Crown employees providing logistical support.

European Management.    Crown will agree to provide access to a selected European manager to provide management services for our European operations. We will pay Crown a fee based on the amount of time spent by the Crown manager on matters relating to our business. Crown will agree to provide such access for a period of three months after the completion of this offering and we will have an option to extend that period for an additional three months.

Other.    Crown will also provide packaging and warehousing services and will allow us to continue existing leases for cars.

Each party to the transition services agreement will agree to maintain the confidentiality of information relating to the services provided. In addition, we will agree that Crown shall not be liable for actions taken or omitted under the services agreement except in the case of gross negligence, bad faith or willful misconduct.

We will agree to indemnify Crown, its subsidiaries and their respective directors, officers and employees against any liabilities relating to Crown or to any third party unrelated to us and caused by or arising in connection with the gross negligence, bad faith or willful misconduct of us or any of our employees, subject to certain exceptions. Crown will agree to indemnify us, our subsidiaries and our subsidiaries’ respective directors, officers and employees against any liabilities relating to us or any third party unrelated to Crown and caused by or arising in connection with the gross negligence, bad faith or willful misconduct of Crown or any of Crown’s employees, subject to certain exceptions.

The transition services agreement will be terminable by Crown if we fail to make timely payments subject to a ten day cure period to cure the breach , suffer an insolvency event, experience a change of control such that we are controlled by a competitor of ours or of Crown or breach any provision of the agreement, subject to a 30-day period to cure the breach. We may terminate the agreement if Crown suffers an insolvency event, experiences a change of control such that Crown is controlled by a competitor of ours or of Crown or breaches any provision of the agreement, subject to a 30-day period to cure the breach.

Salt Lake City PET Products Supply and Lease of Related Assets Agreement

A subsidiary of Crown called Crown Cork & Seal Company (USA), Inc., or Crown USA, will supply Constar, Inc., and Constar, Inc.’s customers on Constar, Inc.’s behalf, with PET preforms and containers manufactured at Crown USA’s Salt Lake City facility, which Constar, Inc. will distribute to Crown and Crown will contribute to Crown USA. The preforms and containers will be manufactured using equipment that Constar, Inc. will lease to Crown USA. With respect to this equipment, Crown USA will be responsible for maintenance and insurance, and Constar, Inc. will be responsible for repairs and will reimburse Crown USA for approved capital expenditures. The agreement will be for a term of two years after this offering, which may be extended for an additional two years upon mutual agreement between Constar, Inc. and Crown USA. Constar, Inc. will agree to purchase all of its volume requirements for existing customers who are supplied by the Salt Lake City facility for the term of the agreement at prices consistent with historical cost allocations as reflected in our combined financial statements. The prices will be subject to adjustment if the volume of products sold under the agreement during any quarter varies from historical norms by specified percentages. Crown USA will agree to deliver products in a manner consistent with the historical practices at the Salt Lake City facility. Crown USA will also warrant that products sold will be free of defects in workmanship and materials and will comply with agreed upon specifications, and Crown USA’s liability will be limited to repayment of the purchase price for any defective products. Constar, Inc. will sell Crown resin to manufacture the preforms and containers. Constar, Inc. will agree to pay severance costs for Crown USA employees whose primary responsibilities relate to the equipment that Constar, Inc. will lease to Crown USA if the severance results from the termination of the agreement or a reduction in the volume of products sold.

Crown USA may terminate this agreement if Constar, Inc. fails to make timely payments, subject to a 10-day period to cure the breach, we or Constar, Inc. suffer an insolvency event, we or Constar, Inc. experience a change of control such that we or Constar, Inc. are controlled by a competitor of ours or of Crown or Constar, Inc. breaches any provision of the agreement, subject to a 30-day period to cure the breach. Constar, Inc. may terminate this agreement if Crown USA or Crown suffers an insolvency event, Crown USA or Crown experiences a change of control such that Crown USA or Crown is controlled by a competitor of ours or of Crown or Crown USA breaches any provision of the agreement, subject to a 30-day period to cure the breach.

Newark Component Supply and Lease of Related Assets Agreement

Constar, Inc. will continue to supply Crown USA, and Crown USA’s customers on Crown USA’s behalf, with rings, bands and closures that Constar, Inc. will manufacture at its Newark, Ohio facility. These items will be manufactured using equipment that Constar, Inc. will distribute to Crown, Crown will contribute to Crown USA and Crown USA will lease to us. With respect to this equipment, Constar, Inc. will be responsible for maintenance and insurance, and Crown USA will be responsible for repairs and will reimburse Constar, Inc. for approved capital expenditures. The agreement will be for a term of two years after this offering, which may be extended for an additional two years upon mutual agreement between Constar, Inc. and Crown USA. Crown USA will agree to purchase 90% of the total capacity of the equipment leased by Crown USA to Constar, Inc. for the term of the agreement at prices consistent with historical cost allocations as reflected in our combined financial statements. Constar, Inc. will deliver products in a manner consistent with the historical practices at the Newark facility. Constar, Inc. will warrant that products sold will be free of defects in workmanship and materials and will comply with agreed upon specifications, and Constar, Inc.’s liability will be limited to repayment of the purchase price for any defective products. Crown USA will sell Constar, Inc. resin to manufacture the products. Crown USA will agree to pay severance costs for Constar, Inc. employees whose primary responsibilities relate to the equipment that Crown USA will lease to Constar, Inc. if the severance results from the termination of the agreement or a reduction in the volume of products sold.

Constar, Inc. may terminate this agreement if Crown USA fails to make timely payments, subject to a 10-day period to cure the breach, Crown or Crown USA suffers an insolvency event, Crown USA or Crown experiences a change of control such that Crown USA or Crown is controlled by a competitor of ours or of Crown or Crown USA breaches any provision of the agreement, subject to a 30-day period to cure the breach. Crown USA may terminate this agreement if we or Constar, Inc. suffer an insolvency event or we or Constar, Inc. experience a change of control such that we or Constar, Inc. are controlled by a competitor of ours or of Crown or Constar, Inc. breaches any provision of the agreement, subject to a 30-day period to cure the breach.

Voghera PET Preform Supply and Lease of Related Assets Agreement

A subsidiary of Crown called Crown Cork Italy S.p.A., or Crown Italy, will supply our subsidiary called Constar Plastics of Italy S.R.L., or Constar Italy, with PET preforms manufactured by Crown Italy at its facility in Voghera, Italy. Crown Italy will manufacture the preforms using equipment that it will transfer to Constar Italy and that Constar Italy will lease back to Crown Italy. With respect to the equipment leased from Constar Italy by Crown Italy, Crown Italy will be responsible for maintenance and insurance, and Constar Italy will be responsible for repairs and will reimburse Crown Italy for approved capital expenditures. Constar Italy will agree to purchase all of its volume requirements for the existing customer that is supplied by the Voghera facility at prices consistent with historical cost allocations as reflected in our combined financial statements. The agreement will terminate on December 31, 2003, subject to Constar Italy’s ability to extend the agreement through June 30, 2004. Crown Italy will agree to deliver products in a manner consistent with the historical practices at the Voghera facility. Crown Italy will also warrant that products sold will be free of defects in workmanship and materials and will comply with agreed upon specifications, and Crown Italy’s liability will be limited to repayment of the purchase price for any defective products. Constar Italy will sell, or will direct its customers to sell, Crown Italy resin to manufacture the preforms.

Crown Italy may terminate this agreement if Constar Italy fails to make timely payments, subject to a 10-day period to cure the breach, we or Constar Italy suffer an insolvency event, we or Constar Italy experience a change of control such that we or Constar Italy are controlled by a competitor of ours or of Crown or Constar Italy breaches any provision of the agreement, subject to a 30-day period to cure the breach. Constar Italy may terminate this agreement if Crown or Crown Italy suffers an insolvency event, Crown Italy or Crown experiences a change of control such that Crown Italy or Crown is controlled by a competitor of ours or of Crown or Crown Italy breaches any provision of the agreement, subject to a 30-day period to cure the breach.

Faba Supply Agreement

A subsidiary of Crown called Faba Sirma S.p.A., or Crown Faba, will agree to blow preforms into bottles at its plant in Italy and will sell the bottles to Constar Italy. Constar Italy will sell the multi-layer preforms to Crown Faba and will have the option to sell monolayer preforms to Crown Faba. The Faba supply agreement will terminate on December 31, 2003, subject to Constar Italy’s ability to extend the agreement through June 30, 2004. The agreement will provide that Crown Faba will hold Constar Italy’s customer’s blowing molds in its Faba plant on Constar Italy’s behalf and will maintain adequate insurance for the molds. Constar Italy will agree to purchase all of its volume requirements for the existing customers that are supplied by the Faba facility.

Crown Faba may terminate this agreement if Constar Italy fails to make timely payments, subject to a 10-day period to cure the breach, we or Constar Italy suffer an insolvency event, we or Constar Italy experience a change of control such that we or Constar Italy are controlled by a competitor of ours or of Crown or Constar Italy breaches any provision of this agreement, subject to a 30-day period to cure the breach. Constar Italy may terminate this agreement if Crown or Crown Faba suffers an insolvency event, Crown Faba or Crown experiences a change of control such that Crown Faba or Crown is controlled by a competitor of ours or of Crown or Crown Faba breaches any provision of the agreement, subject to a 30-day period to cure the breach.

Registration Rights Agreement

We will enter into a registration rights agreement with Crown under which Crown and its controlled affiliates and their respective transferees will have “demand” registration rights, which will entitle them to cause us to register the shares of common stock held by them under the Securities Act. Crown and its controlled affiliates and their respective transferees will be entitled to demand:

•	three “long form” registrations on Form S-1, or a similar long form, in which we will pay the registration expenses, other than underwriting discounts and commissions;

•	an unlimited number of “short form” registrations on Form S-2 or S-3, or a similar short form, in which we will pay the registration expenses, other than underwriting discounts and commissions, and

•	an unlimited number of “long form” registrations on Form S-1, or a similar long form, in which the requesting holders will pay the registration expenses.

In addition, Crown and its controlled affiliates and their respective transferees will have unlimited “piggyback” registration rights, which will entitle them to cause us to include the shares of common stock held by them in a registration in which we propose to register any of our securities under the Securities Act.

Research and Development Agreement

We will enter into a research and development agreement with two subsidiaries of Crown, CarnaudMetalbox plc and Crown Cork & Seal Technologies Corporation, or CCK Technologies, that will govern our use of Crown’s research and development centers in Alsip, Illinois and Wantage, England. In both Alsip and Wantage, CCK Technologies and CarnaudMetalbox will guarantee access to the services of specified employees, and we will buy services from the employees at their standard rate. Pursuant to a separate lease we will lease space from CCK Technologies in the Alsip research and development center through December 31, 2003, with an option to extend the lease for an additional six months. In Wantage, CarnaudMetalbox will allow us to keep our equipment in the facility at no cost for three months from the completion of this offering. We will not have any employees in Wantage and will use CarnaudMetalbox employees to conduct research and development activities. However, we will have the option to offer employment to specified employees of CarnaudMetalbox located in Wantage. CCK Technologies and CarnaudMetalbox will also use their commercially reasonable efforts to provide other research and development services at their standard billing rates.

CarnaudMetalbox or CCK Technologies may terminate this agreement if we fail to make timely payments, subject to a 10-day period to cure the breach, suffer an insolvency event, experience a change of control such that we are controlled by a competitor of ours or of Crown or breach any provision of the agreement, subject to a 30-day period to cure the breach. We may terminate this agreement if Crown, CarnaudMetalbox or CCK Technologies suffers an insolvency event or experiences a change of control such that Crown, CarnaudMetalbox or CCK Technologies is controlled by a competitor of ours or of Crown or CarnaudMetalbox or CCK Technologies breaches any provision of the agreement, subject to a 30-day period to cure the breach.
Assuming that, throughout the term of the research and development agreement, we do not purchase any optional services and we do not terminate any of the services to be initially provided, we expect the total cost of the research and development agreement to be approximately $105,000 per month during the first six months after the completion of this offering and approximately $40,000 per month from the end of the sixth month after the completion of this offering to the end of the term of the research and development agreement on December 31, 2003. In addition, we will be required to hire certain CCK Technologies personnel who work at the Alsip facility. We will pay the actual salary and benefits of such persons until they transfer to Constar, at an expected monthly cost of approximately $86,000.

Patent License Agreement

Prior to completion of the offering, Crown Cork & Seal Technologies Corporation, a subsidiary of Crown, will contribute intellectual property rights relating to our business, including patents relating to our Oxbar technology, to us. In the Oxbar patent license agreement, we will grant Crown a license to use Oxbar in all applications that are not related to PET applications and provide for a royalty sharing arrangement.

We manufacture plastic closures at our Sherburn, England facility. Crown owns patents and other technology related to the production of plastic closures. In exchange for a royalty payment from us, Crown will grant us a perpetual one-site manufacturing license to use specified plastic closure technologies for sale of plastic closures in the United Kingdom for use on products manufactured in the United Kingdom.

Benefits Allocation Agreement

Prior to the completion of this offering, our salaried and hourly employees participated in numerous pension, savings, health and welfare, and equity based employee benefit plans maintained by Crown. Upon the completion of this offering we will enter into a benefits allocation agreement with Crown. Under this agreement, we and Crown will allocate responsibility for certain employee benefit liabilities. Generally we will retain or assume all liability for compensation and benefits owed to our active and former employees, including retiree medical obligations. In addition, effective as of the completion of this offering, we will establish retirement and welfare plans for the benefit of our active employees that are substantially equivalent to the plans previously provided by Crown. However, under the benefits allocation agreement, the Crown pension plans will retain all liability for the pension benefits earned by our active and former U.S. employees, including retirees, prior to this offering. With respect to European pension plans, at December 31, 2001 we had an underfunded benefit obligation of approximately $0.9 million. Effective as of the completion of this offering, we will adopt a stock-based incentive compensation plan, an employee stock purchase plan and, for our non-employee directors, a stock option plan.

Technical Services Agreement

In a technical services agreement, we will agree to provide, at Crown’s request, technical services to some of Crown’s joint ventures in the PET preform and container manufacturing business, for which we will receive agreed upon fees. Our obligation to provide technical services will terminate on December 31, 2003. Crown will have the right to extend the term for certain additional periods.

We may terminate the agreement if Crown fails to make timely payment, subject to a 10-day period to cure the breach, suffers an insolvency event or breaches any provision of the agreement, subject to a 30-day period to cure the breach. Crown may terminate this agreement if we suffer an insolvency event or breach any provision of the agreement, subject to a 30-day period to cure the breach.

Tax Sharing and Indemnification Agreement

We and Crown will enter into a tax sharing and indemnification agreement that generally provides for the filing of consolidated federal income tax returns and some combined state income tax and franchise tax returns for years ending prior to or concurrently with the completion of this offering, the allocation of income tax liabilities between us and Crown, the conduct of tax audits and the handling of tax controversies and various related matters. The tax sharing and indemnification agreement governs these tax-related matters for taxable periods before and after this offering. Our items of income, loss, deductions and credits are currently included in the consolidated and combined tax returns of Crown for federal income and some foreign and state tax purposes. Following this offering, we will no longer be included in Crown’s consolidated group for federal tax purposes and for any foreign tax purposes and we will be responsible for our own taxes. We may continue to be included in a combined group for state tax purposes including Crown after this offering. Under the tax sharing and indemnification agreement, Crown will be liable for our taxes for periods prior to and ending with the completion of this offering for which we are included in Crown’s consolidated or combined group for federal, foreign, or state tax purposes. We will be responsible for all taxes imposed on us for periods beginning after the completion of this offering. We will also waive our rights to carry back net operating losses to years we were included in a consolidated tax return with Crown.

In addition, each member of a consolidated group is liable for the federal income tax liability of each other member of the consolidated group. Similar rules apply for combined groups for foreign and state tax purposes. The agreement will provide that Crown will indemnify us for all pre-offering liability under consolidated returns or combined returns. We will indemnify Crown for all post-offering taxes attributable to us on combined state tax returns filed by Crown that we are required to be included in and for all our pre-offering taxes which were not reported on a consolidated or combined tax return with Crown. After the completion of this offering, we will have the right to be notified of and to participate in tax matters for which we are financially responsible under the terms of this agreement, and we will generally have the right to control such matters to the extent we are fully financially responsible for them.

This agreement will further provide for cooperation between Crown and us with respect to tax matters, the exchange of information and the retention of records that may affect the income tax liability of the parties to the agreement.

Employee Stock Options

Effective as of the completion of this offering, we will adopt the Constar 2002 Stock-Based Incentive Plan. Upon the completion of this offering, our executive officers and certain other employees will be issued stock options under the Incentive Plan. We will agree with Crown that, unless Crown grants us a waiver, we will not make future grants of stock options or other awards under the Incentive Plan to any of our employees, including our executive officers, who hold options on Crown common stock, unless the employee agrees to surrender Crown stock options with a Black-Scholes value equal to the value of any such future award under the Incentive Plan. Any such surrender of Crown stock options for awards under the Incentive Plan will be conducted in accordance with applicable law, including applicable federal and state securities laws.

Other Related Party Transactions

Sales to Affiliates.    We have sold products to Crown and its affiliates in the ordinary course of business. Net sales to Crown affiliates were $3.0 million in 2001, and $1.3 million for the quarter ended March 31, 2002.

Notes Payable to Affiliates.    Prior to the completion of this offering, we will distribute to Crown a note in the principal amount of $350 million and our other intercompany indebtedness to Crown will be capitalized. Concurrently with the completion of this offering we intend to enter into a $150 million term loan arrangement and issue $200 million of senior subordinated notes, and use these proceeds to repay our note to Crown.

Research and Technology Expense.    We have historically paid Crown Cork & Seal Technologies Corporation, or CCK Technologies, a fee of approximately 1.8% of our annual sales. This research and technology fee totaled $13.2 million in 2001. For this fee, CCK Technologies has provided us with access to its intellectual property related to PET, paid for the direct costs of our research, development and engineering activities, provided legal services for the defense of rights to our existing technologies and provided support for customer claims resolution, supplier qualifications, spoilage reduction and product and material specifications.

Management Fees.    We have paid to Crown certain management fees that have generally been allocated as a percentage of sales. These management fees were $4.4 million in 2001. For this fee, Crown has provided us with legal, tax, treasury, central purchasing, internal audit and other central services. Following completion of this offering, we will enter into a transition services agreement with Crown and will continue to receive certain of these services from Crown while we develop our own capabilities.

Receivables Securitization Program.    We participate in a North American receivables securitization program with other Crown subsidiaries. Under this program our receivables are first sold to other consolidated subsidiaries of Crown, and then to a third party. Proceeds from these sales are used to fund our operations and reduce our intercompany debt balances with Crown. Following this offering, we will no longer participate in this securitization program.

Transfers of Certain Interests

Prior to the completion of this offering, Crown will transfer to us, and we will transfer to Crown, our respective interests in certain of our affiliates. With the exception of dividends paid by our subsidiaries, the combined financial data in this prospectus gives retroactive effect to these transfers as if they took place on January 1, 1997.

Turkey.    Our operations in Turkey have been conducted through a joint venture located in Turkey called Constar Ambalaj Sanayi ve Ticaret A.S. Crown holds its 55% in the joint venture through a direct subsidiary. Prior to the completion of this offering, Crown will purchase this interest from its subsidiary and then contribute this interest to the capital of Constar International Inc.

Netherlands.    Our operations in the Netherlands have been conducted through an indirect, wholly owned subsidiary of Crown called Constar International Holland (Plastics) B.V. Prior to the completion of this offering, Crown will purchase all of the capital stock of the Netherlands company and then contribute the stock to the capital of Constar International Inc.

United Kingdom.    Our operations in the U.K. have been conducted through an indirect, wholly owned subsidiary of Crown called Constar International UK Limited. Prior to the completion of this offering, Crown will purchase all of the capital stock of this company and then contribute the stock to the capital of Constar International Inc. In addition, we will distribute to Crown our shares in another U.K. subsidiary of Crown, the financial results of which are not included in our combined financial statements.

Texas.    Some of our operations in Texas have been conducted through a limited liability company that is a direct wholly owned subsidiary of Crown. Prior to the completion of this offering, Crown will contribute all of the limited liability company interests to the capital of Constar International Inc.

Mexico.    We own an interest in a Mexican joint venture that manufactures PET preforms and bottles. Prior to the completion of this offering we will distribute our interests in the Mexican joint venture, the financial results of which are not included in our combined financial statements, to Crown.

Canada.    Prior to this offering, we formed a new Canadian subsidiary called Constar Plastics of Canada (1992) Limited. An old Canadian subsidiary of ours transferred its assets to the new Canadian subsidiary, and we transferred the stock of the old Canadian subsidiary to Crown.

Delaware Holding Company.    Prior to this offering, we formed a new Delaware holding company called Constar Foreign Holdings, Inc. and contributed the capital stock of all of our foreign subsidiaries to it.

Our corporate structure, after giving effect to all of these transfers, is set forth below. We will own 100% of each of the subsidiaries shown below immediately after the completion of this offering, except with respect to our Turkish subsidiary, in which we will have an approximately 55% equity interest.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $.01 per share and 5,000,000 shares of preferred stock, par value $.01 per share. We have set forth below a description of the material terms and provisions of our certificate of incorporation. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws which are filed as exhibits to the registration statement, of which this prospectus forms a part, and to Delaware corporate law.

Upon completion of this offering, Crown will own approximately 45% of our common stock, or approximately 37% if the underwriters exercise their over-allotment option in full.

Common Stock

Voting

The holders of our common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote. Except as otherwise required by law, holders of our common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment.

No Cumulative Voting Rights

The holders of our common stock are not entitled to cumulate their votes in the election of our directors.

Rights to Dividends and on Liquidation, Dissolution or Winding Up

The holders of our common stock are entitled to receive dividends as they may be lawfully declared from time to time by the board of directors of our company, subject to any preferential rights of holders of any outstanding shares of preferred stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

Preemptive and Other Subscription Rights

Common stockholders do not have preemptive, subscription or redemption rights, and are not subject to further calls or assessments.

Additional Issuance of Our Authorized Common Stock

Additional shares of our authorized common stock may be issued, as determined by the board of directors of our company from time to time, without approval of holders of our common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Preferred Stock

Our certificate of incorporation provides that we may issue up to 5,000,000 shares of our preferred stock in one or more series as may be determined by our board of directors.

Our board of directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

•	determining the number of shares to be included in each series;

•
fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

•	increasing or decreasing the number of shares of any series.

The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market price of our common stock.

We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

Classified Board; Election and Removal of Directors

Our certificate of incorporation provides that the board of directors be divided into three classes of  directors. One class has been created for a term expiring at the annual meeting of stockholders to be held in 2003. The second class has been created for a term expiring at the annual meeting of stockholders to be held in 2004. The third class has been created for a term expiring at the annual meeting of stockholders to be held in 2005. Each director is to hold office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire will be elected for a term that will expire at the third succeeding annual meeting of stockholders after their election.

Subject to the rights of the holders of any series of preferred stock, our certificate of incorporation provides that for so long as Crown (or its successor) and its controlled affiliates have rights to designate directors to our board of directors under the terms of the corporate agreement, the number of directors will be fixed at eight, and thereafter the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of our whole board of directors. In addition, subject to the rights of the holders of any series of preferred stock, our certificate of incorporation provides that in the case of any vacancies among the directors the nominating committee will recommend one or more nominees to fill any such vacancy and such vacancy will be filled with a candidate recommended by the nominating committee by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders). However, if authorized by a resolution of the board of directors, directors may be elected in any manner, including at an annual meeting of stockholders, to fill any vacancy, regardless of how the vacancy was created.

Our certificate of incorporation provides that except as provided below, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class. However, from and after the date when Crown (or its successor) and its controlled affiliates cease to own at least 25% of the voting power of all then-outstanding shares of our capital stock, directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

At any meeting of our board of directors, a majority of the total number of directors then in office, which majority shall include a majority of the directors nominated by Crown pursuant to the corporate agreement, will constitute a quorum for all purposes.

Section 203 of the Delaware General Corporation Law

Our company has expressly elected not to be governed by the provisions of Section 203 (“Section 203”) of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation’s voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	the board of directors must have previously approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in some instances); or

•
the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The existence of this provision would have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. Because we have opted out of Section 203, a transferee of Crown could pursue a takeover transaction that was not approved by our board of directors.

Other Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock, the classification of the board and the election and removal of directors, that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock. Such provisions, which are described below, include restrictions on the ability of stockholders to take action without a meeting, restrictions on stockholders’ ability to call a special meeting and advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting.

Stockholder Action

Any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by the written consent of stockholders owning the minimum number of shares required to approve the action. Notwithstanding the foregoing, our certificate of incorporation provides that, on and after the date when Crown (or its successor) and its controlled affiliates cease to own at least 25% of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, stockholders cannot act by written consent and any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting.

Special Meetings of Stockholders

Our certificate of incorporation provides that special meetings of the stockholders may only be called by the chairman of the board of directors or by a majority of the board of directors and may not be called by the holders of our common stock. However, as long as Crown (or its successor) and its controlled affiliates own at least 25% of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, it will be entitled to call a special meeting of the stockholders.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

Our bylaws provide that, subject to the rights of holders of any outstanding shares of our preferred stock, a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder’s nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

•	the name, age, business address and, if known, residential address of each nominee;

•	the principal occupation or employment of each nominee;

•	the class, series and number of our shares beneficially owned by each nominee;

•	any other information relating to each nominee required by the Securities and Exchange Commission’s proxy rules; and

•	the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

Our corporate secretary will deliver all notices to the Nominating Committee of our board of directors for review. After review, the Nominating Committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded. As long as Crown (or its successor) and its controlled affiliates own at least 25% of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, notice by Crown shall be timely and complete if delivered orally at any time prior to or during the annual meeting.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder’s notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting. The notice must contain:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

•	the name and address of the stockholder proposing the business as they appear on our stock transfer books;

•	a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

•	the class, series and number of our shares beneficially owned by the stockholder; and

•	any material interest of the stockholder in the business.

Business brought before an annual meeting without complying with these provisions will not be transacted. As long as Crown (or its successor) and its controlled affiliates own at least 25% of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, notice by Crown shall be timely and complete if delivered orally at any time prior to or during the meeting.

Although our bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Limitation of Liability and Indemnification

Our certificate of incorporation provides that, to the full extent from time to time permitted by law, no director shall be personally liable for monetary damages for breach of any duty as a director. As required under current Delaware law, our certificate of incorporation currently provides that this waiver may not apply to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment or repeal of this provision of our certificate of incorporation, nor the adoption of any provision of our certificate of incorporation which is inconsistent with this provision, shall eliminate or reduce the protection afforded by this provision with respect to any matter which occurred, or any suit or claim which, but for this provision would have accrued or arisen, prior to such amendment, repeal or adoption.

Our certificate of incorporation also provides that we shall, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We shall also indemnify any person who, at our request, is or was serving as a director, officer, partner, trustee, employee or agent of another corporation, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan.

The right to be indemnified shall include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, if we receive an undertaking to repay such amount unless it shall be determined that he or she is entitled to be indemnified. A person entitled to indemnification shall also be paid reasonable costs, expenses and attorneys’ fees in connection with the enforcement of his or her indemnification rights.

Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Corporate Opportunity

Under our certificate of incorporation, we have renounced any interest or expectancy in being offered any business opportunities presented to Crown or any of its affiliates from whatever source. Therefore, if Crown becomes aware of a potential transaction that may be a corporate opportunity for us, Crown and its affiliates will have no duty to communicate or present this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Crown or any of its affiliates pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

Similarly, in the event that one of our directors or officers who is also a director, officer or employee of Crown or any of its affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us, that director or officer will have no duty to communicate or present this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as one of our directors or officers by reason of the fact that Crown or any of its affiliates pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

We have agreed with Crown that each of us will not compete with the other in certain respects. See the discussion under ‘‘Relationship with Crown Cork & Seal Company, Inc.—Non-Competition Agreement” beginning on page 72 of this prospectus. Except for the restrictions described in such discussion, we and Crown may directly or indirectly compete with each other.

Registration Rights of Crown

We have entered into a registration rights agreement with Crown under which Crown and its controlled affiliates and their respective transferees have “demand” registration rights, which entitle them to cause us to register the shares of our common stock held by them under the Securities Act. Crown and its controlled affiliates and their respective transferees are entitled to demand:

•	three “long form” registrations on Form S-1, or a similar long form, in which we will pay the registration expenses, other than underwriting discounts and commissions;

•	an unlimited number of “short form” registrations on Form S-2 or S-3, or a similar short form, in which we will pay the registration expenses, other than underwriting discounts and commissions, and

•	an unlimited number of “long form” registrations on Form S-1, or a similar long form, in which the requesting holders will pay the registration expenses.

In addition, Crown and its controlled affiliates and their respective transferees have “piggyback” registration rights, which entitle them to cause us to include the shares of our common stock held by them in a registration in which we propose to register any of our securities under the Securities Act.

Listing

We will apply to list our common stock for quotation on the Nasdaq National Market under the symbol “CNST.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiserve Trust Company, N.A.

DESCRIPTION OF INDEBTEDNESS

Senior Subordinated Notes due 2012

Concurrently with this offering, we will issue $200 million aggregate principal amount of senior subordinated notes. The completion of the note offering is a condition to the completion of this offering. The notes will bear interest at a rate of            % per annum, payable in cash semi-annually, and mature on            , 2012. The senior subordinated notes are unsecured obligations and are subordinated in right of payment to our senior indebtedness, including the term loan.

Our obligations under the senior subordinated notes are guaranteed on an unsecured senior subordinated basis by each of our existing and future domestic restricted subsidiaries. The guarantees are full and unconditional, and joint and several.

Holders of our senior subordinated notes will have the right to require us to repurchase all or part of their notes upon a change of control, as defined in the indenture relating to the senior subordinated notes. The indenture contains a number of covenants that restrict our ability, among other things, to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness, pay dividends, make investments, loans or advances, make acquisitions and engage in mergers and consolidations. The indenture also contains customary events of default.

Senior Secured Credit Facility

Simultaneously with the completion of this offering, we expect to enter into a senior secured credit facility. Our entry into the credit facility is a condition to the completion of this offering. The credit facility is expected to consist of a $150 million term loan with a seven-year maturity and a $100 million revolving loan facility with a five-year maturity, a portion of which is expected to be available to provide for the issuance of letters of credit. The proceeds of the term loan will be used upon closing of this offering to repay our note to Crown. The term loan is expected to amortize annually in the amount of 1% of the principal amount thereof with the remainder due on the maturity date.

The senior secured credit facility is expected to be mandatorily prepayable with the proceeds of asset sales and debt and equity issuances, subject to certain exceptions. In addition, we would be required to repay the senior secured credit facility annually with a portion of our excess cash flow.

The senior secured credit facility is expected to be guaranteed by each of our existing and future domestic subsidiaries on a joint and several basis. The senior secured credit facility is expected to contain affirmative and negative covenants and events of default customary for facilities of this type. The senior secured credit facility is also expected to contain financial covenants customary for facilities of this type, including a maximum leverage ratio, a minimum interest coverage ratio, a minimum fixed charge coverage ratio, a maximum capital amount and a maximum senior secured leverage ratio.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has been no public market for our shares. After completion of this offering we will have 16,011,000 shares of our common stock outstanding. Of these shares, the 8,800,000 shares sold in this offering, or 10,120,000 shares if the underwriters’ overallotment option is exercised in full, will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended. However, any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144, unless those shares have been registered for sale under the Securities Act.

Sales of Shares

All of our shares offered by this prospectus will be freely tradable in the open market. The remaining shares of common stock owned by Crown that will be outstanding after this offering will be subject to the resale limitations of Rule 144 under the Securities Act, because Crown is our affiliate. Rule 144 defines an affiliate as a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the issuer. As such, Crown’s ability to sell its shares is limited unless we register them for sale under the Securities Act. Under our registration rights agreement with Crown, we have agreed to register Crown’s remaining shares for sale under the Securities Act if Crown wishes to sell its shares in the future. Crown is not under any contractual obligation to retain our common stock, except during the 180-day “lock-up” period described in the section entitled “Underwriting” of this prospectus.

If Crown does not request that we register shares held by it, as an affiliate it may only sell shares pursuant to Rule 144, subject to the limitations described below or pursuant to another exemption from registration.

In general, a stockholder subject to Rule 144 who has owned common stock of an issuer for at least one year may, within any three-month period, and subject to requirements regarding the manner of sale and notice, sell up to the greater of:

–	1% of the total number of shares of common stock then outstanding; and

–	the average weekly trading volume of the common stock during the four calendar weeks preceding the stockholder’s required notice of sale.

Rule 144 requires stockholders to aggregate their sales with other affiliated stockholders for purposes of complying with this volume limitation. A stockholder who has owned common stock for at least two years, and who has not been an affiliate of the issuer for at least three months, may sell common stock free from the volume limitation, manner of sale and notice requirements of Rule 144.

We cannot estimate the number of shares of our common stock that Crown or other third parties may sell in the future.

Options

After this offering, an aggregate of 1,280,000 shares of our common stock may be issued under our 2002 Stock-Based Incentive Compensation Plan, our Employee Stock Purchase Plan and our 2002 Non-Employee Directors’ Stock Option Plan. We intend to file a registration statement to permit the shares issued under the plan to be resold in the public market without restriction, subject to Rule 144 limitations for affiliates if applicable.

MATERIAL UNITED STATES TAX CONSEQUENCES TO  NON-U.S. HOLDERS OF COMMON STOCK

The following discussion summarizes material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by “Non-U.S. holders.” You are a “Non-U.S. holder” for U.S. federal income tax purposes if you are:

•	a non-resident alien individual,

•	a foreign corporation,

•	a foreign partnership,

•	an estate the income of which is not subject to U.S. federal income tax on a net income basis, or

•
a foreign trust, which is any trust if (a) a U.S. court is not able to exercise primary jurisdiction over its administration, and (b) one or more U.S. persons do not have the authority to control all of its substantial decisions.

This discussion only applies if the common stock is held as a capital asset. This discussion does not consider the specific facts and circumstances that may be relevant to particular holders and does not address the treatment of holders of common stock under the laws of any state, local or foreign taxing jurisdiction. This discussion is based on the tax laws of the United States, including the Internal Revenue Code, as amended to the date hereof, existing and proposed regulations thereunder, and administrative and judicial interpretation thereof, as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your own tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation, as well as to the applicability and effect of any state, local or foreign tax laws to which you may be subject.

Dividends

Distributions on our common stock will constitute dividends to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.

If you are a Non-U.S. holder of our common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if so provided in an applicable tax treaty. You will be required to file an IRS Form W-8BEN to claim tax treaty benefits. Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends paid that are effectively connected with your conduct of a trade or business in the United States.

Effectively connected dividends received by a Non-U.S. corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if so specified in an applicable tax treaty.

Gain On Disposition Of Common Stock

If you are a Non-U.S. holder you generally will not be subject to U.S. federal income tax on gain recognized on a disposition of common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual, you hold the common stock as a capital asset and you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and at any time, you held, directly or indirectly, more than 5% of our common stock during the five-year period ending on the date of your disposition, and you are not eligible for any treaty exemption. We have not been, are not, and do not anticipate becoming a “United States real property holding corporation” for federal income tax purposes.

Effectively connected gains recognized by a corporate Non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if so specified in an applicable tax treaty.

Federal Estate Taxes

Common stock held by an individual Non-U.S. holder at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate taxes, unless an applicable tax treaty provides otherwise. The U.S. federal estate tax was recently repealed; however, the repeal does not take effect until 2010. In addition, the legislation repealing the estate tax expires in 2011, and thus the estate tax will be reinstated in 2011 unless future legislation extends the repeal.

Information Reporting And Backup Withholding

U.S. information reporting on Form 1099 and backup withholding tax will not apply to dividends paid on our common stock to a Non-U.S. holder, provided the Non-U.S. holder certifies its Non-U.S. status under penalties of perjury on an IRS Form W-8BEN or otherwise establishes an exemption. Distributions on our common shares to a Non-U.S. holder will, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S.

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) is a “controlled foreign corporation” for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of common stock by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

Salomon Smith Barney Inc., is acting as the representative of the underwriters. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Salomon Smith Barney Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of our common stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $            per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $            per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

Crown has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase for cash up to an aggregate of            additional shares of our common stock at the public offering price listed on the cover page of this prospectus, less the underwriting discounts. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial commitment.

We, our officers and directors, Crown and its officers and directors have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Exceptions to the lock-up apply for:

•	grants, purchases or exercises under any of the incentive compensation or other employee benefit plans described in this prospectus;

•	the pledge of common stock to Crown’s creditors and any sale of common stock upon foreclosure by Crown’s creditors; and

•
issuances by us of common stock in connection with any merger, consolidation or stock or asset acquisition, so long as the recipients of our common stock in such transaction agree to be bound by the lock-up restrictions described in this prospectus.

Salomon Smith Barney in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

At our request, the underwriters have reserved up to 5% of the shares of our common stock for sale at the initial public offering price in amounts designated by us to our directors, officers or employees, or persons who are otherwise associated with us through a directed share program. Any shares purchased by these individuals will be subject to a lock-up on terms similar to those described in the preceding paragraph for 180 days. The number of shares of our common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against some liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of the directed shares.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

We will apply to list our common stock for quotation on the Nasdaq National Market under the symbol  “CNST. ”

The following table shows the underwriting discounts and commissions that Crown is to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

Paid By Crown Cork & Seal Company, Inc.
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

In connection with the offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of our common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering, excluding underwriters’ discounts and commissions, will be $2,500,000, and we expect Crown to pay approximately $2,000,000 of the total fees.

The underwriters have performed investment banking and advisory services for Crown from time to time for which they have received customary fees and expenses. Concurrently with this offering, Salomon Smith Barney has acted as representative of the Underwriters in connection with the sale of our senior notes for which services no compensation has been or will be received. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, the underwriters may sell shares to securities dealers who resell shares to online brokerage account holders.

We have agreed, together with Crown, to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us and for Crown by Dechert, Philadelphia, Pennsylvania and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

EXPERTS

The financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report (which contains an emphasis of a matter paragraph relating to transactions between Constar and Crown) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and this offering, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. Reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 after payment of fees prescribed by the Commission. Information may be obtained on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

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REPORT OF INDEPENDENT ACCOUNTANTS

To the Boards of Directors and Management of Crown Cork & Seal Company, Inc. and Constar International Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in owner’s net investment and comprehensive income /(loss), and of cash flows present fairly, in all material respects, the financial position of Constar (a division of Crown Cork & Seal Company, Inc.) at December 31, 2001 and 2000, and the results of its operations and its cash flows for the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

As discussed in the notes to the combined financial statements, Constar had significant transactions with Crown Cork & Seal Company, Inc.

PricewaterhouseCoopers LLP

Philadelphia, PA
April 12, 2002

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COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	For the years ended December 31,			Three Months ended March 31,
	1999	2000	2001	2001	2002 as revised (Note T)
				(unaudited)
Net customer sales	$710,234	$707,432	$742,772	$171,543	$166,842
Net affiliate sales	2,522	4,425	3,055	643	1,306

Net sales	712,756	711,857	745,827	172,186	168,148
Cost of products sold, excluding depreciation	568,405	610,132	648,717	150,955	140,661
Depreciation	57,186	56,742	56,468	14,021	13,580

Gross profit	87,165	44,983	40,642	7,210	13,907
Amortization of goodwill	12,162	12,162	12,162	3,041	0
Selling and administrative expense	10,014	9,092	9,058	2,010	2,216
Related party charges:
Management charges	4,226	3,990	4,382	1,095	996
Research and technology expense	12,786	12,490	13,213	3,047	2,966
Provision for restructuring and asset impairment	13	696	2,015	0	0
Interest expense	10,562	13,106	10,433	3,591	850
Other expense / (income), net	2,444	6,773	152	(24)	(66)
Foreign exchange adjustments	(1,162)	368	537	249	(70)

Income / (loss) before income taxes and cumulative effect of a change in accounting for goodwill	36,120	(13,694)	(11,310)	(5,799)	7,015
Provision for income taxes	(18,011)	(969)	(2,527)	932	(2,711)
Minority interests	(441)	(90)	258	(5)	(87)

Income / (loss) before cumulative effect of a change in accounting for goodwill	17,668	(14,753)	(13,579)	(4,872)	4,217
Cumulative effect of a change in accounting for goodwill	0	0	0	0	(50,059)

Net income / (loss)	$17,668	$(14,753)	$(13,579)	$(4,872)	$(45,842)

The accompanying notes are an integral part of these financial statements.

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COMBINED BALANCE SHEETS

(in thousands)

	as of December 31,		as of March 31,
	2000	2001	2002 as revised (Note T)	2002 Pro Forma
			(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$3,059	$3,754	$4,407	$4,407
Receivables, net	72,949	35,451	40,593	40,593
Intercompany receivables	1,335	273	695	695
Inventories, net	105,737	74,545	82,684	82,684
Prepaid expenses and other current assets	5,727	3,637	4,929	4,929

Total current assets	188,807	117,660	133,308	133,308

Long-term receivables	6,232	4,460	336	336
Goodwill, net	394,034	381,871	331,812	331,812
Property, plant and equipment, net	297,230	254,543	243,579	243,579
Other assets	19,587	3,176	2,694	2,694

Total Assets	$905,890	$761,710	$711,729	$711,729

LIABILITIES AND OWNER’S NET INVESTMENT

Current Liabilities
Accounts payable and accrued liabilities	$84,259	$82,598	$87,169	$437,169	(1)
Intercompany payables	366	1,682	1,833	1,833
Income taxes payable	984	619	332	332

Total current liabilities	85,609	84,899	89,334	439,334

Long-term intercompany debt	185,580	74,306	65,343	0	(1)
Pension liabilities	3,497	20,806	21,834	21,834
Postretirement liabilities	3,076	3,144	3,201	3,201
Deferred income taxes	28,014	14,548	14,494	14,494
Other liabilities	6,655	3,855	3,760	3,760
Minority interests	5,296	4,280	4,366	4,366
Owner’s net investment	588,163	555,872	509,397	224,740

Total Liabilities and Owner’s Net Investment	$905,890	$761,710	$711,729	$711,729

(1)
The pro forma column gives effect to the anticipated capitalization of the intercompany debt of $65,343 and the declaration of a dividend in the amount of $350,000 in connection with the initial public offering of Constar as noted in Note A.

The accompanying notes are an integral part of these financial statements.

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COMBINED STATEMENTS OF CHANGES IN OWNER’S NET INVESTMENT
AND COMPREHENSIVE INCOME/(LOSS)

(in thousands)

	1999	2000	2001
Owner’s net investment at January 1	$599,284	$614,463	$588,163
Net income / (loss) *	17,668	(14,753)	(13,579)
Translation adjustments *	(2,727)	(3,641)	(1,555)
Minimum pension liability adjustment, net of tax *	7,185	(6,161)	(16,231)
Dividends	(6,947)	(1,745)	(926)

Owner’s net investment at December 31	$614,463	$588,163	$555,872

* Comprehensive income / (loss)	$22,126	$(24,555)	$(31,365)

Unaudited

Comprehensive income/(loss) was a loss of $7,057 in the first quarter of 2001 and $46,475 (as revised) in the first quarter of 2002.

The accompanying notes are an integral part of these financial statements.

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COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	For the years ended December 31,			Three months ended March 31,
	1999	2000	2001	2001	2002 as revised (Note T)
				(unaudited)
Cash flows from operating activities
Net income/(loss)	$17,668	$(14,753)	$(13,579)	$(4,872)	$(45,842)
Adjustments to reconcile net income/loss to net cash provided by operating activities:
Depreciation and amortization	69,348	68,904	68,630	17,062	13,580
Provision for restructuring and asset impairments	13	696	2,015
Deferred income taxes	14,219	(1,876)	(4,352)	(729)	(200)
Restructuring payments	(1,864)	(699)	(480)
Cumulative effect of a change in accounting for goodwill					50,059
Changes in assets and liabilities, net:
Receivables	(26,753)	(2,122)	36,645	20,349	(5,996)
Inventory	(25,739)	6,056	30,358	(19,767)	(8,358)
Trade intercompany, net	1,416	(861)	2,472	1,162	(220)
Accounts payable, accrued and other liabilities	14,630	(16,349)	1,665	5,687	5,086
Other, net	2,942	4,007	2,831	(2,291)	4,479

Net cash provided by operating activities	65,880	43,003	126,205	16,601	12,588
Cash flows from investing activities
Capital expenditures	(32,170)	(34,909)	(23,543)	(4,779)	(3,570)
Proceeds from cash surrender value of life insurance			9,499
Proceeds from sale of property, plant and equipment	1,542	1,132	1,343	11	300

Net cash used for investing activities	(30,628)	(33,777)	(12,701)	(4,768)	(3,270)
Cash flows from financing activities
Net change in long-term intercompany balances	(31,316)	(7,311)	(111,076)	(12,758)	(8,646)
Dividends paid to Crown affiliates	(6,947)	(1,745)	(926)
Minority dividends paid	(1,402)	(888)	(758)

Net cash used for financing activities	(39,665)	(9,944)	(112,760)	(12,758)	(8,646)
Effect of exchange rate changes on cash and cash equivalents	(363)	(115)	(49)	(26)	(19)
Net change in cash and cash equivalents	(4,776)	(833)	695	(951)	653
Cash and cash equivalents at beginning of period	8,668	3,892	3,059	3,059	3,754

Cash and cash equivalents at end of period	$3,892	$3,059	$3,754	$2,108	$4,407

The accompanying notes are an integral part of these financial statements.

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NOTES TO COMBINED FINANCIAL STATEMENTS

All amounts in thousands U.S. Dollars unless otherwise noted

A.     Basis of Presentation

Separate financial statements have not historically been prepared for Crown Cork & Seal Company, Inc.’s (“Crown”) Constar business (“Constar” or the “business”). These combined financial statements, which were prepared in anticipation of an initial public offering of Constar, were derived from historical accounting records, and are presented as if the operations within each country had been conducted exclusively within a separate subsidiary in that country. There is no direct ownership among the various units comprising Constar. Crown’s investment in Constar (Owners’ Net Investment) is shown in lieu of stockholders’ equity in the Combined Financial Statements.

The business operates fourteen plants in the United States and three plants in Europe. The European plants are in the U.K., the Netherlands and Turkey. Constar produces polyethylene terephthalate (“PET”) plastic packaging for beverage, food and other consumer end-use applications. Two additional operations are located in plants that also contain other Crown businesses. The balances and results of the Salt Lake City PET bottle operations were included based on specific identification and, in some cases, management’s estimates. Crown has charged the PET bottle operations approximately $100 each year for the use of the building. The balances and results of the Voghera, Italy PET bottle operations, which principally serves one customer, were included based on specific identification, management’s estimates and allocations to the Constar business using a method that Crown management believes is reasonable. Following completion of Constar’s initial public offering, equipment at these two facilities will be leased to Crown. Crown will operate the facilities under agreements to manufacture and supply PET bottles and preforms to Constar, and to its customers on behalf of Constar.

All operations are wholly owned by Crown except for the operation in Turkey where Crown maintains a fifty-five percent interest. This operation is consolidated with the remaining forty-five percent accounted for as a minority interest.

As an operating business of Crown, Constar’s operations, including working capital requirements and capital expenditures, are funded by Crown.

B.     Summary of Significant Accounting Policies

Basis of Combination

All significant intra-business balances and transactions have been eliminated. Transactions between Constar and other Crown operations have been identified in the Combined Financial Statements as transactions among related parties.

Cash and Cash Equivalents

Cash equivalents represent investments with maturities of three months or less from the time of purchase and are carried at cost which approximates fair value because of the short maturity of those instruments. Outstanding checks in excess of funds on deposit are included in accounts payable.

Foreign Currency Translation

For non-U.S. subsidiaries which operate in a local currency environment, assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average exchange rates

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

prevailing during the year. Translation adjustments for these subsidiaries are accumulated in a separate component of Owner’s Net Investment.

The operation in Turkey operates in U.S. dollars (functional currency). Local currency inventories and plant and other property are translated into U.S. dollars at approximate rates prevailing when acquired; all other assets and liabilities are translated at year-end exchange rates. Inventories charged to cost of sales and depreciation are remeasured at historical rates; all other income and expense items are translated at average exchange rates prevailing during the year. Gains and losses which result from remeasurement are included in earnings.

Exchange rates used to translate the results of operations and the balance sheets were as follows:

	1999	2000	2001
Statements of operations
British pound to USD	1.62	1.52	1.44
Euro to USD	1.07	0.92	0.90

Balance sheets
British pound to USD	1.61	1.49	1.45
Euro to USD	1.01	0.94	0.89

Cumulative translation adjustment losses included in Owner’s Net Investment were $4,815, $8,456, and $10,011 in 1999, 2000 and 2001, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized from product sales when the goods are shipped and the title and risk of loss pass to the customer. Provisions for discounts and rebates to customers, and returns and other adjustments, are provided in the same period that the related sales are recorded.

Shipping and Handling Costs

Shipping and handling costs are included as a component of cost of products sold in the statements of operations.

Inventories

Inventories are stated at the lower of cost or market with the cost principally determined using an average cost method. Provisions for potentially obsolete or slow-moving inventory are made based on management’s analysis of inventory levels, historical usage and market conditions.

Goodwill

Goodwill is amortized on a straight-line basis over 40 years. The goodwill arose in connection with Crown’s acquisition of Constar in 1992. Accumulated amortization was $97,590 and $109,752 at December 31, 2000 and 2001, respectively.

SFAS 142, “Goodwill and Other Intangible Assets,” became effective January 1, 2002. SFAS 142 requires that goodwill no longer be amortized but instead be tested for impairment, at least annually. Impairment is measured by comparing carrying value to fair value, using quoted market prices or a discounted cash flow model. See Note T for a discussion of the transitional impairment charge recorded as of January 1, 2002.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The impact of prior year goodwill amortization to reported earnings was as follows:

	Year Ended December 31,			Quarter Ended March 31,
	1999	2000	2001	2001	2002
				(Unaudited)
Net income/(loss) as reported	$17,668	$(14,753)	$(13,579)	$(4,872)	$(45,842)
Add back: Goodwill amortization	12,162	12,162	12,162	3,041

Adjusted net income/(loss)	$29,830	$(2,591)	$(1,417)	$(1,831)	$(45,842)

Property, Plant and Equipment

Property, plant and equipment is carried at cost and includes expenditures for new facilities and equipment and those costs which substantially increase the useful lives of existing assets. Maintenance and repairs are expensed as incurred.

Depreciation is provided on a straight-line basis for financial reporting purposes and an accelerated basis for tax purposes over the estimated useful lives of the assets.

The range of estimated economic lives assigned to each significant asset category is as follows: land improvements – 25 years; buildings and building improvements – 25 to 40 years; machinery and equipment – 10 years; other depreciable assets principally includes furniture, computer equipment, tools and molds – 5 to 7 years.

Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the cost of long-lived assets may be impaired, Constar performs a recoverability evaluation. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets are compared to the assets’ carrying amounts to determine whether a write-down to fair value is required.

Risk Management Contracts

In the normal course of operations Constar may enter into contracts to manage its exposure to fluctuations in foreign currency exchange rates. Such exposures may arise from foreign currency-denominated receivables and obligations, anticipated transactions or firm commitments. The gains or losses on these contracts generally offset changes in the value of the related exposures. Effective January 1, 2001, Constar adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” One foreign currency contract related to Constar was outstanding for a portion of the year, and there were no outstanding foreign currency contracts or other derivative instruments at December 31, 2001 or March 31, 2002.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Interest Expense

Interest expense is charged from Crown and principally reflects the interest cost on the net average intercompany indebtedness. Management believes the methodology is reasonable but it is not necessarily indicative of the cost that would have been incurred if Constar had been operated as a separate entity. Interest rates charged by Crown are based on Crown’s external rates. Interest rates charged in 2001, 2000 and 1999 were as follows:

	1999	2000	2001
United States	6.4%	6.9%	5.5%
United Kingdom	5.5%	6.3%	6.0%
Netherlands	3.0%	4.3%	5.6%

Interest paid was equal to interest expense for each period.

Income Taxes

Constar does not file separate tax returns in each of the various countries in which it operates, except for Turkey. Instead, the taxable income is included in the consolidated tax returns of its affiliates in each country. The accompanying Combined Financial Statements reflect tax computations as if Constar filed separate tax returns in each of these jurisdictions and reflect the application of the asset and liability approach for all periods presented. The current tax provision, where applicable, is assumed to have been paid to the consolidated tax group in the period incurred.

Interim Financial Data (unaudited)

The interim financial data as of March 31, 2002 and for each of the three months ended March 31, 2002 and 2001 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 2002 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 2002.

C.    Receivables
	December 31,
	2000	2001
Trade receivables	$64,877	$30,644
Less: allowance for doubtful accounts	(605)	(335)

Net trade receivables	64,272	30,309
VAT recoverable	6,844	3,508
Miscellaneous receivables	1,833	1,634

	$72,949	$35,451

Beginning in 2001, the U.S. operations participated in a North American receivables securitization program in the management of cash flow activities. Receivables securitization transactions are accounted for as sales in

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (a replacement for SFAS No. 125),” which was adopted for accounting purposes by Crown on April 1, 2001. Accordingly, the accounts receivable balance has been reduced for $18,400 of receivables that were sold under that program as of December 31, 2001.

D.    Inventories

	December 31,		March 31,
	2000	2001	2002
			(unaudited)
Finished goods	$54,300	$30,898	$46,472
Raw materials and supplies	50,631	42,969	35,327
Work in process	806	678	885

	$105,737	$74,545	$82,684

The inventory balance has been reduced by reserves for obsolete and slow-moving inventories of $810 and $385 as of December 31, 2000 and 2001, respectively, and $400 as of March 31, 2002.

E.    Property, Plant and Equipment
	December 31,
	2000	2001
Buildings and improvements	$65,508	$66,604
Machinery and equipment	555,679	583,281
Less: accumulated depreciation and amortization	(360,722)	(408,005)

	260,465	241,880
Land and improvements	4,280	3,549
Construction in progress	32,485	9,114

	$297,230	$254,543

In 2000, the U.K. operation purchased equipment from a customer for $7,599, of which $2,235 was paid in 2000 and $2,319 was paid in 2001. The remaining $3,045 is due in installments through 2003.

F.    Other Assets
	December 31,
	2000	2001
Cash surrender value of life insurance	$10,827	$1,351
Pension assets	8,758	34
Pension intangible		1,769
Other	2	22

	$19,587	$3,176

The pension intangible at December 31, 2001 was recognized in accordance with SFAS 87, “Employers’ Accounting for Pensions.” In accordance with that standard, an additional minimum pension liability was recognized to the extent of the unfunded accumulated benefit obligation, and an intangible asset of $1,769 was recognized to the extent of the unrecognized prior service cost.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

G.    Accounts Payable and Accrued Liabilities
	December 31,
	2000	2001
Trade payables	$67,525	$61,651
Salaries, wages and other employee benefits	4,263	5,685
Accrued VAT	3,124	3,714
Pension	582	2,000
Restructuring	918	693
Environmental		200
Other accrued taxes	1,589	2,185
Postretirement	943	950
Other	5,315	5,520

	$84,259	$82,598

Other includes $2,319 and $2,175 in 2000 and 2001, respectively, for installment payments due on the purchase of equipment from a customer in 2000.

The balance in the environmental accrual represents costs which are expected to be incurred by the Netherlands operation in connection with a release of hazardous substances as discussed in Note Q.

H.    Restructuring and Asset Impairments

Activity in the reserve was:

	Lease costs	Asset write-downs	Severance	Total
Balance at January 1, 2000	$1,267			$1,267
Provisions		$346	$350	696
Payments	(349)		(350)	(699)
Transfer against assets		(346)		(346)

Balance at December 31, 2000	918	0	0	918
Provisions		1,760	255	2,015
Payments	(225)		(255)	(480)
Transfer against assets		(1,760)		(1,760)

Balance at December 31, 2001	$693	$0	$0	$693

In 2000, the U.K. operation provided $350 for termination costs for 17 people and $346 to write off machinery and equipment due to excess bottle-blowing capacity caused by a major customer’s decision to purchase preforms instead of bottles. In 2001, the U.S. operations provided $255 for the termination costs for 27 people and $1,760 to write off machinery and equipment due to the loss of a customer.

The balance in the restructuring reserve at the end of both 2000 and 2001 represents the excess of expected lease costs over the related sublease income from certain operations closed in 1997 and will be paid over the next four years.

I.    Income Taxes

Pre-tax income/(loss) was taxed under the following jurisdictions:

	Years ended December 31,
	1999	2000	2001
U.S.	$30,429	$(11,293)	$(5,843)
Europe	5,691	(2,401)	(5,467)

	$36,120	$(13,694)	$(11,310)

CONSTAR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The provision for income taxes consists of the following:

	Years ended December 31,
	1999	2000	2001
Current tax:
U.S.	$250	$250	$5,022
Europe	3,542	2,595	1,857
Deferred tax:
U.S.	14,500	(101)	(2,969)
Europe	(281)	(1,775)	(1,383)

Total	$18,011	$969	$2,527

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. tax rate of 35% to pre-tax income/(loss) as a result of the following differences:

	Years ended December 31,
	1999	2000	2001
Pre-tax income/(loss) at 35%	$12,642	$(4,793)	$(3,959)
Non-U.S. operations at different rates	(110)	254	65
Foreign exchange gains	567	495	1,947
Amortization of goodwill	4,257	4,257	4,257
Other, net	655	756	217

Provision for income taxes	$18,011	$969	$2,527

Constar paid income taxes of $4,970, $2,661 and $7,331 in 1999, 2000 and 2001, respectively.

The components of deferred tax assets and (liabilities) were:

	December 31,
	2000	2001
Depreciation	$(32,659)	$(26,309)
Tax loss carryforwards	2,409
Pension	(1,630)	7,352
Postretirement and postemployment	2,196	2,133
Other	1,670	2,276

Net liability	$(28,014)	$(14,548)

J.    Pension and Postretirement Benefits

The U.S. salaried and hourly personnel participate in defined benefit pension plans sponsored by Crown. The benefits under these plans are based primarily on years of service and remuneration near retirement. Plan assets consist principally of common stocks and fixed income securities. The hourly employees participate in a separate plan with its own dedicated assets. The salaried employees participate in the Crown plan in which the assets are held in a master trust.

Constar U.S. sponsors unfunded plans to provide health care and life insurance benefits to pensioners and survivors. Generally, the medical plans pay a stated percentage of medical expenses reduced by deductibles and other coverage. Life insurance benefits are generally provided by insurance contracts. Constar U.S. reserves the right, subject to existing agreements, to change, modify or discontinue the plans.

CONSTAR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The components of the pension and postretirement benefit expense/(income) for the U.S. plans were as follows:

	Years ended December 31,
	1999		2000		2001
	Pension	Postretirement	Pension	Postretirement	Pension	Postretirement
Service cost	$1,122	$235	$902	$269	$1,112	$303
Interest cost	4,956	428	5,180	550	5,227	573
Expected return on plan assets	(7,006)		(7,685)		(6,348)
Recognized actuarial loss	534	129		150	1,087	142
Recognized prior service cost			87		164

Total pension and postretirement expense / (income)	$(394)	$792	$(1,516)	$969	$1,242	$1,018

Changes in the benefit obligation and plan assets for Constar U.S. were:

	Years ended December 31,
	2000		2001
	Pension	Postretirement	Pension	Postretirement
Benefit obligation at January 1	$64,718	$7,630	$69,928	$8,411
Service cost	902	269	1,112	303
Interest cost	5,180	550	5,227	573
Amendments	1,078		942
Actuarial loss	3,451	418	5,097	465
Benefits paid	(5,401)	(456)	(5,935)	(943)

Benefit obligation at December 31	69,928	8,411	76,371	8,809

Plan assets at January 1	75,144		65,509
Actual returns on plan assets	(7,278)		(8,509)
Employer contributions	3,044		582
Benefits paid	(5,401)		(5,935)

Plan assets at December 31	65,509		51,647

Plan assets less than benefit obligation	(4,419)	(8,411)	(24,724)	(8,809)
Unrecognized actuarial loss	17,504	4,392	36,368	4,715
Unrecognized prior service cost	991		1,769

Net amount recognized	14,076	(4,019)	13,413	(4,094)

Amounts recognized in the balance sheet consist of:
Non-current asset	8,675
Current liability	(582)	(943)	(2,000)	(950)
Non-current liability	(3,497)	(3,076)	(20,806)	(3,144)
Intangible asset			1,769
Minimum pension included in Owner’s Net Investment (1)	9,480		34,450

Net amount recognized	$14,076	$(4,019)	$13,413	$(4,094)

(1)	The tax effects of minimum pension liabilities of $3,317 in 2000 and $12,058 in 2001 were also included as a component of Owner’s Net Investment.

CONSTAR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Employees of the U.K. operation may participate in a contributory pension plan with a benefit based on years of service and final salary. Participants contribute 5% of their salary each year and the U.K. operation contributes the balance, which is currently approximately 8% of salary. The assets of the plan are held in a trust and are primarily invested in equity securities.

The components of pension expense for the U.K. plan were:

	Years ended December 31,
	1999	2000	2001
Service cost	$152	$165	$182
Interest cost	197	214	232
Expected return on plan assets	(275)	(287)	(272)
Recognized loss			5

Total pension expense	$74	$92	$147

Changes in the benefit obligation and plan assets for the U.K. pension plan were:

	Years ended December 31,
	2000	2001
Benefit obligation at January 1	$3,133	$3,321
Service cost	165	182
Interest cost	214	232
Participant contributions	64	63
Benefits paid	(12)	(10)
Foreign currency rate changes	(243)	(87)

Benefit obligation at December 31	3,321	3,701

Plan assets at January 1	3,220	2,967
Actual returns on plan assets	(155)	(218)
Employer contributions	93	102
Participant contributions	64	63
Benefits paid	(12)	(10)
Foreign currency rate changes	(243)	(81)

Plan assets at December 31	2,967	2,823

Plan assets less than benefit obligation	(354)	(878)
Unrecognized actuarial loss	437	912

Net amount recognized as non-current asset	$83	$34

Employees in the Netherlands operation are entitled to a retirement benefit based on years of service and final salary. The plan is financed via participating annuity contracts and the values of the participation rights approximate the unfunded service obligation based on future compensation increases. Premiums are expensed as incurred and were $264, $222 and $255 in 1999, 2000 and 2001, respectively.

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NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The weighted average actuarial assumptions for the plans were as follows:

	1999	2000	2001
U.S.
Discount rate	8.25%	7.75%	7.25%
Compensation increase	3.50%	3.50%	3.50%
Long-term rate of return	10.75%	10.50%	10.00%

	1999	2000	2001
Non-U.S.
Discount rate	7.20%	7.25%	7.25%
Compensation increase	5.10%	5.50%	5.50%
Long-term rate of return	11.00%	9.50%	9.50%

The health care accumulated postretirement benefit obligation was determined at December 31, 2000 and 2001 using health care trend rates of 8.0%, decreasing to 4.8% over eight years. The assumed long-term rate of compensation increase used for life insurance was 3.5% at December 31, 1999, 2000 and 2001 and the discount rates were 8.25%, 7.75% and 7.25%, respectively. Changing the assumed health care cost trend by one percentage point would change the accumulated postretirement benefit obligation by approximately $1,000 and the total of service and interest cost by approximately $200.

Crown also sponsors a Savings Investment Plan and an Employee Stock Purchase Plan that cover substantially all U.S. employees. The Company’s contributions to the Savings Investment Plan were $902 in 1999, $326 in 2000 and $321 in 2001.

K.    Other Liabilities
	December 31,
	2000	2001
Postemployment benefits	$2,315	$2,060
Other	4,340	1,795

	$6,655	$3,855

Postemployment benefits consist primarily of disability and severance benefits for U.S. personnel.

Other includes $3,129 and $870 in 2000 and 2001, respectively, for installment payments due on the purchase of equipment from a customer in 2000.

L.    Lease Commitments

Constar leases certain property, including warehousing facilities, that are classified as operating leases and, as such, are not capitalized.

The following is a schedule of future minimum lease payments under long-term operating leases:

Year Ending December 31,
2002	$9,049
2003	8,737
2004	6,977
2005	4,198
2006	2,149
Thereafter	1,572

Net minimum lease payments	$32,682

CONSTAR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Rental commitments have been reduced by minimum sublease rentals of $615 due in the future under non-cancelable subleases.

Total rental expense was $11,531, $13,218 and $11,657 in 1999, 2000 and 2001, respectively.

M.    Other Expense / (Income):
	Years ended December 31,
	1999	2000	2001
Bad debt expense	$3,750	$8,417	$100
Cash surrender value	(417)	(935)	(23)
Other	(889)	(709)	75

	$2,444	$6,773	$152

In 1999 and 2000, the U.S. operations provided $3,750 and $8,000, respectively, against its receivables from one customer. The additional charge in 2000 represented the write-off of the remaining balance due to the bankruptcy filing of that customer.

N.    Related Party Transactions

Crown charges Constar certain management fees. These costs are generally allocated as a percentage of sales and include estimated costs for legal, tax, treasury, central purchasing, internal audit and other central services. The cost of these functions and services has been directly charged and/or allocated to Constar using a method that Crown management believes is reasonable. Such charges are not necessarily indicative of the costs that would have been incurred if Constar had been a separate entity. These amounts are reported as management charges in the Combined Statements of Operations. Following completion of Constar’s initial public offering, Constar will enter into a transition services agreement with Crown and will continue to receive certain of these services from Crown while Constar develops its own capabilities.

Constar pays Crown a fee of approximately 1.8% of its annual sales. Fees paid of $12,786, $12,490 and $13,213 in 1999, 2000 and 2001, respectively are reported as research and technology expense in the combined statements of operations. In return for this fee, Crown provides Constar with access to its PET-related intellectual property; pays for Constar’s direct costs of research, development and engineering activities; provides legal services for the defense of rights to existing technologies; and provides support for customer claims resolution, supplier qualifications, spoilage reduction, and product and material specifications. Upon completion of Constar’s initial public offering and the contribution of certain technology from Crown to Constar, this agreement will be discontinued. Constar’s future requirements will be met through a combination of new employees, including transfers from Crown; outsourcing with unrelated third-party providers; and a new agreement with Crown for certain of these services.

Current intercompany balances represent commercial trading activities and other transactions in the normal course of business between Constar and other Crown affiliates. Sales to Crown affiliates include a profit margin over and above the cost of the products sold.

Long-term intercompany balances represent financing activities between Constar and other Crown affiliates. Crown charges interest to Constar based on the actual interest cost on the intercompany indebtedness.

CONSTAR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

O.    Segment Information

Constar has only one segment. The operations within Europe and the U.S. are similar in the nature of their products, production processes, the types or classes of customers for products and the methods used to distribute products. Historically, Constar’s operations were reported through Crown’s Americas and Europe reportable segments.

Net customer sales and long-lived assets for the countries in which Constar operated were:

	Years ended December 31,
	Net Customer Sales			Long-lived Assets
	1999	2000	2001	1999	2000	2001
United States	$569,793	$563,735	$578,537	$257,208	$236,010	$207,156
United Kingdom	82,078	73,218	89,743	40,254	40,688	31,789
Netherlands	32,643	37,361	39,814	9,851	10,597	8,048
Turkey	15,202	20,494	18,775	8,853	6,818	5,367
Italy	10,518	12,624	15,903	4,026	3,117	2,183

	$710,234	$707,432	$742,772	$320,192	$297,230	$254,543

Constar’s financial systems do not produce financial information on a product line basis.

P.    Major Customer Sales

PepsiCo accounted for approximately 28% of customer sales in 1999 and 35% in both 2000 and 2001.

Q.    Commitments and Contingencies

Constar is currently a guarantor of the indebtedness under Crown’s credit facility, and substantially all of its assets are pledged to secure Crown’s indebtedness under its credit facility. Concurrently with the completion of this offering, Crown will use its proceeds from this offering and from Constar’s repayment of intercompany debt to pay a portion of its indebtedness under its credit facility, and Crown intends to obtain from the lenders under the credit facility a release of Constar’s guarantee of Crown’s indebtedness and their security interest in Constar’s assets and the common stock being offered by Crown.

Crown Cork & Seal Technologies Corporation, or CCK Technologies, holds the patents related to Oxbar and will contribute these patents to Constar upon the completion of this offering. CCK Technologies filed a lawsuit seeking unspecified monetary damages on April 8, 1999 in the U.S. District Court for the District of Delaware against Continental PET Technologies, Inc. alleging that Continental PET, a subsidiary of Owens-Illinois, Inc., is infringing one of its U.S. Oxbar-related patents. Continental PET has for many years held a leading market position in multi-layer PET bottle production because of its control of a proprietary technology for multi-layer injection of preforms. With the recent development by others of alternative multi-layer technologies for production of PET bottles, Constar and other PET bottle manufacturers are now able to offer multi-layer bottles to their customers. To our knowledge, Continental PET is the only producer other than us in the United States market with commercial sales of multilayer oxygen-scavenging bottles. CCK Technologies has claimed that the materials that Continental PET uses and has used since at least 1998 to achieve oxygen-scavenging properties for the bottles it sells infringe one of CCK Technologies’ Oxbar patents. Chevron intervened in the action on May 31, 2000 to assert cross-claims seeking a declaratory judgment that its rights under its license from CCK Technologies include exclusive rights to the particular application of Oxbar technology in multi-layer PET bottles used by Continental PET, as well as certain other rights. CCK

CONSTAR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Technologies contends that the Chevron license is not as broad as is claimed by Chevron, and that it does not include, among other rights in dispute, the rights being infringed by Continental PET. As a defense, Continental PET has challenged the validity of the patent in question, but Continental PET also purports to hold a sublicense from Chevron under the patent that would cover Continental PET’s allegedly infringing products. CCK Technologies contends that Chevron does not have the rights necessary to grant such a sublicense. The case against Continental PET has been stayed pending resolution of the Chevron claims.

Constar is also one of 42 defendants in a patent infringement action seeking unspecified monetary damages brought on August 3, 1999 by North American Container, Inc. in the U.S. District Court for the Northern District of Texas based on its patent for a certain plastic container design. The other defendants include many of the principal plastic container manufacturers, various food and beverage companies, and three grocery store chains. The defendants have filed motions for summary judgments that were referred to a Special Master appointed by the court. The Special Master has recommended that those motions be granted in major part and that the defendants be permitted to file a renewed motion for summary judgment as to other types of allegedly infringing containers. The plaintiff and several of the defendants have filed objections to the Special Master’s recommendations. The District Court has not yet ruled on the Special Master’s recommendations. In the meantime, the court is going forward with a “bellwether” proceeding with respect to certain containers of certain of the defendants. No Constar containers are included among the bellwether bottles, and the case is stayed as to all parties not included in the bellwether proceeding.

Constar is a defendant in two lawsuits filed in the Ninth Judicial Circuit of Florida on January 9, 2001 by former and current employees of its Orlando, Florida facility seeking unspecified monetary damages. The lawsuits allege bodily injury as a result of exposure to polyvinyl chloride (“PVC”) during the manufacture of plastic bottles during the 1970’s and 1980’s. The PVC manufacturers and manufacturers of the manufacturing equipment are also defendants. The litigation is currently in its preliminary stages and Constar is aggressively defending against the claims.

In addition, Crown, like many other large companies, has been named in one of a series of patent infringement actions brought by Lemelson Medical, Education & Research Foundation LP. The suit, which involves bar code reader technology, was filed on June 30, 2000 in the U.S. District Court for the District of Arizona and seeks unspecified damages. The case has been stayed pending resolution of a similar case in the District of Nevada in which the defendants have asserted a defense of patent prosecution laches. Constar has not been named as a party to this litigation but may be responsible for a portion of any liability that may eventually be assessed against Crown.

Constar has various commitments, totaling $5,502, to complete ongoing capital projects and purchase materials and supplies as part of the continuing conduct of business.

Constar has received requests for information or notifications of potential responsibility from the Environmental Protection Agency, or EPA, and certain state environmental agencies for certain off-site locations. Constar has not incurred any significant costs relating to these matters. Constar has been identified by the Wisconsin Department of Natural Resources as a potentially responsible party at three related sites in Wisconsin and agreed to share in the remediation costs with one other party. Remediation is ongoing at two of these sites and one has been completed. Constar has also been identified as a potentially responsible party at the Bush Valley Landfill site in Abingdon, Maryland and entered into a settlement agreement with the EPA in July 1997. The activities required under that agreement are ongoing. Constar’s share of the remediation costs has been minimal thus far and no accrual has been recorded for future remediation at these sites.

The Didam, Netherlands facility has been identified as having impacts to soil and groundwater from volatile organic compounds at concentrations that exceed those permissible under Dutch law. The main body of the

CONSTAR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

groundwater plume is beneath the Didam facility but it also appears to extend from an upgradient neighboring property. Constar has recorded an accrual of $200 for costs associated with completing the required investigations and certain other activities that may be required at the Didam facility. As more information becomes available relating to what additional actions may be required at the site, including potential remediation activities, this accrual may be adjusted, as necessary, to reflect the new information. There are no other accruals for environmental matters.

Environmental exposures are difficult to assess for numerous reasons, including the identification of new sites, advances in technology, changes in environmental laws and regulations and their application, the scarcity of reliable data pertaining to identified sites, the difficulty in assessing the involvement and financial capability of other potentially responsible parties and the time periods over which site remediation occurs. It is possible that some of these matters, the outcomes of which are subject to various uncertainties, may be decided in a manner unfavorable to Constar. However, management does not believe that any unfavorable decision will have a material adverse effect on our financial position, cash flows or results of operations.

Constar is subject to other lawsuits and claims in the normal course of business and related to businesses operated by predecessor corporations. Management believes, after consulting with the relevant counsel, that the ultimate liabilities resulting from these lawsuits and claims will not materially impact the results of operations or financial position of Constar.

R.    Quarterly Data (unaudited)

	2000				2001
	First	Second	Third	Fourth	First	Second	Third	Fourth
	(in thousands)
Net Sales	$163,668	$194,246	$191,554	$162,389	$172,186	$207,280	$201,318	$165,043
Gross Profit	11,404	16,157	13,058	4,364	7,210	14,904	13,444	5,084
Net income/(loss)	$(2,077)	$357	$(6,390)	$(6,643)	$(4,872)	$(2,144)	$(1,416)	$(5,147)

The Company defines gross profit as net sales less cost of products sold and depreciation.

The third quarter of 2000 included a charge of $8,000 or $5,200 net of tax, to write off the remaining receivable from a customer that filed for bankruptcy.

S.    Condensed Combining Financial Information

In connection with the initial public offering of Constar’s stock, Constar will issue senior subordinated notes that will be guaranteed on an unsecured basis by each of Constar’s domestic subsidiaries. The guarantor subsidiaries are wholly owned and the guarantees are made on a joint and several basis and are full and unconditional. The following condensed combining financial statements:

•	statements of operations and cash flows for each of the three years ended December 31, 1999, 2000 and 2001;

•	unaudited statements of operations and cash flows for the three month periods ended March 31, 2001 and 2002;

•	balance sheets as of December 31, 2000 and 2001; and

•	unaudited balance sheet as of March 31, 2002,

are presented on the following pages.

As presented in the condensed combining balance sheets, the long-term intercompany debt caption includes balances with other Crown affiliates as well as those within the Constar group.

CONSTAR

CONDENSED COMBINING STATEMENT OF OPERATIONS
For the year ended December 31, 1999

(in thousands)
	Parent	Guarantor	Non Guarantor	Eliminations	Total Company
Net Sales		$569,988	$142,768		$712,756
Costs, expenses & other income
Cost of products sold, excluding depreciation		451,702	116,703		568,405
Depreciation		44,638	12,548		57,186

Gross profit		73,648	13,517		87,165
Amortization of goodwill		10,771	1,391		12,162
Selling and administrative expense		6,665	3,349		10,014
Related party charges:
Management charges		2,500	1,726		4,226
Research and technology expense		10,428	2,358		12,786
Provision for restructuring and asset impairment			13		13
Interest expense		9,876	686		10,562
Other expense / (income), net		3,013	(569)		2,444
Foreign exchange adjustments		(34)	(1,128)		(1,162)

Income / (loss) before income taxes		30,429	5,691		36,120
Provision for income taxes		(14,750)	(3,261)		(18,011)
Equity earnings	$17,668			$(17,668)	0
Minority interests			(441)		(441)

Net income / (loss)	$17,668	$15,679	$1,989	$(17,668)	$17,668

CONSTAR

CONDENSED COMBINING STATEMENT OF OPERATIONS
For the year ended December 31, 2000

(in thousands)
	Parent	Guarantor	Non Guarantor	Eliminations	Total Company
Net Sales		$564,396	$147,461		$711,857
Costs, expenses & other income
Cost of products sold, excluding depreciation		482,052	128,080		610,132
Depreciation		45,317	11,425		56,742

Gross profit		37,027	7,956		44,983
Amortization of goodwill		10,771	1,391		12,162
Selling and administrative expense		6,347	2,745		9,092
Related party charges:
Management charges		2,500	1,490		3,990
Research and technology expense		10,150	2,340		12,490
Provision for restructuring and asset impairment			696		696
Interest expense		11,814	1,292		13,106
Other expense / (income), net		6,794	(21)		6,773
Foreign exchange adjustments		(56)	424		368

Income/(loss) before income taxes		(11,293)	(2,401)		(13,694)
Provision for income taxes		(149)	(820)		(969)
Equity earnings	$(14,753)			$14,753	0
Minority interests			(90)		(90)

Net income / (loss)	$(14,753)	$(11,442)	$(3,311)	$14,753	$(14,753)

CONSTAR

CONDENSED COMBINING STATEMENT OF OPERATIONS
For the year ended December 31, 2001

(in thousands)

	Parent	Guarantor	Non Guarantor	Eliminations	Total Company
Net Sales		$580,629	$165,198		$745,827
Costs, expenses & other income
Cost of products sold, excluding depreciation		500,690	148,027		648,717
Depreciation		45,003	11,465		56,468

Gross profit		34,936	5,706		40,642
Amortization of goodwill		10,771	1,391		12,162
Selling and administrative expense		6,270	2,788		9,058
Related party charges:
Management charges		2,500	1,882		4,382
Research and technology expense		10,451	2,762		13,213
Provision for restructuring and asset impairment		2,015			2,015
Interest expense		8,790	1,643		10,433
Other expense / (income), net		(30)	182		152
Foreign exchange adjustments		12	525		537

Income / (loss) before income taxes		(5,843)	(5,467)		(11,310)
Provision for income taxes		(2,053)	(474)		(2,527)
Equity earnings	$(13,579)			$13,579	0
Minority interests			258		258

Net income / (loss)	$(13,579)	$(7,896)	$(5,683)	$13,579	$(13,579)

CONSTAR

CONDENSED COMBINING STATEMENT OF OPERATIONS—UNAUDITED
For the three months ended March 31, 2001

(in thousands)
	Parent	Guarantor	Non Guarantor	Eliminations	Total Company
Net Sales		$138,288	$33,898		$172,186
Costs, expenses & other income
Cost of products sold, excluding depreciation		120,202	30,753		150,955
Depreciation		11,180	2,841		14,021

Gross profit		6,906	304		7,210
Amortization of goodwill		2,693	348		3,041
Selling and administrative expense		1,321	689		2,010
Related party charges:
Management charges		625	470		1,095
Research and technology expense		2,489	558		3,047
Provision for restructuring and asset impairment					0
Interest expense		3,067	524		3,591
Other expense / (income), net		(18)	(6)		(24)
Foreign exchange adjustments		19	230		249

Income / (loss) before income taxes		(3,290)	(2,509)		(5,799)
Provision for income taxes		248	684		932
Equity earnings	$(4,872)			$4,872	0
Minority interests			(5)		(5)

Net income / (loss)	$(4,872)	$(3,042)	$(1,830)	$4,872	$(4,872)

CONSTAR

CONDENSED COMBINING STATEMENT OF OPERATIONS—UNAUDITED
For the three months ended March 31, 2002
as revised (Note T)

(in thousands)

	Parent	Guarantor	Non Guarantor	Eliminations	Total Company
Net Sales		$133,640	$34,508		$168,148
Costs, expenses & other income
Cost of products sold, excluding depreciation		109,853	30,808		140,661
Depreciation		10,900	2,680		13,580

Gross profit		12,887	1,020		13,907
Amortization of goodwill					0
Selling and administrative expense		1,473	743		2,216
Related party charges:
Management charges		625	371		996
Research and technology expense		2,393	573		2,966
Provision for restructuring and asset impairment					0
Interest expense		679	171		850
Other expense / (income), net		15	(81)		(66)
Foreign exchange adjustments			(70)		(70)

Income / (loss) before income taxes and cumulative effect of a change in accounting for goodwill		7,702	(687)		7,015
Provision for income taxes		(2,855)	144		(2,711)
Equity earnings	$(45,842)			$45,842	0
Minority interests			(87)		(87)

Income / (loss) before cumulative effect of a change in accounting for goodwill	$(45,842)	4,847	(630)	45,842	4,217
Cumulative effect of a change in accounting for goodwill			(50,059)		(50,059)

Net income / (loss)	$(45,842)	$4,847	$(50,689)	$45,842	$(45,842)

CONSTAR

CONDENSED COMBINING BALANCE SHEET
As of December 31, 2000

(in thousands)

	Parent	Guarantor	Non Guarantor	Eliminations	Total Company
ASSETS
Current Assets
Cash and cash equivalents		$11	$3,048		$3,059
Receivables, net		49,580	23,369		72,949
Intercompany receivables		302	1,033		1,335
Inventories, net		81,151	24,586		105,737
Prepaid expenses and other current assets		5,571	156		5,727

Total current assets		136,615	52,192		188,807

Long-term receivables		6,232			6,232
Long-term intercompany receivable	$158,047			$(158,047)	0
Goodwill, net		342,584	51,450		394,034
Investments	588,163			(588,163)	0
Property, plant and equipment, net		236,010	61,220		297,230
Other assets		19,505	82		19,587

Total Assets	$746,210	$740,946	$164,944	$(746,210)	$905,890

LIABILITIES AND OWNER’S NET INVESTMENT
Current Liabilities
Accounts payable and accrued liabilities		$62,532	$21,727		$84,259
Intercompany payables		412	(46)		366
Income taxes payable			984		984

Total current liabilities		62,944	22,665		85,609

Long-term intercompany debt	$158,047	158,047	27,533	$(158,047)	185,580
Pension liabilities		3,497			3,497
Postretirement liabilities		3,076			3,076
Deferred income taxes		24,859	3,155		28,014
Other liabilities		3,097	3,558		6,655
Minority interests			5,296		5,296
Owner’s net investment	588,163	485,426	102,737	(588,163)	588,163

Total Liabilities and Owner’s Net Investment	$746,210	$740,946	$164,944	$(746,210)	$905,890

CONSTAR

CONDENSED COMBINING BALANCE SHEET
As of December 31, 2001

(in thousands)

	Parent	Guarantor	Non Guarantor	Eliminations	Total Company
ASSETS
Current Assets
Cash and cash equivalents		$30	$3,724		$3,754
Receivables, net		18,779	16,672		35,451
Intercompany receivables		129	144		273
Inventories, net		56,956	17,589		74,545
Prepaid expenses and other current assets		3,410	227		3,637

Total current assets		79,304	38,356		117,660

Long-term receivables		4,437	23		4,460
Long-term intercompany receivable	$67,833			$(67,833)	0
Goodwill, net		331,812	50,059		381,871
Investments	555,872			(555,872)	0
Property, plant and equipment, net		207,156	47,387		254,543
Other assets		3,119	57		3,176

Total Assets	$623,705	$625,828	$135,882	$(623,705)	$761,710

LIABILITIES AND OWNER'S NET INVESTMENT
Current Liabilities
Accounts payable and accrued liabilities		$56,962	$25,636		$82,598
Intercompany payables		24	1,658		1,682
Income taxes payable			619		619

Total current liabilities		56,986	27,913		84,899

Long-term intercompany debt	$67,833	67,833	6,473	$(67,833)	74,306
Pension liabilities		20,806			20,806
Postretirement liabilities		3,144			3,144
Deferred income taxes		13,155	1,393		14,548
Other liabilities		2,608	1,247		3,855
Minority interests			4,280		4,280
Owner's net investment	555,872	461,296	94,576	(555,872)	555,872

Total Liabilities and Owner's Net Investment	$623,705	$625,828	$135,882	$(623,705)	$761,710

CONSTAR

CONDENSED COMBINING BALANCE SHEET—UNAUDITED
As of March 31, 2002
as revised (Note T)

(in thousands)

	Parent	Guarantor	Non Guarantor	Eliminations	Total Company
ASSETS
Current Assets
Cash and cash equivalents		$95	$4,312		$4,407
Receivables, net		15,386	25,207		40,593
Intercompany receivables		228	467		695
Inventories, net		62,896	19,788		82,684
Prepaid expenses and other current assets		4,503	426		4,929

Total current assets		83,108	50,200		133,308

Long-term receivables		336			336
Long-term intercompany receivable	$55,236			$(55,236)	0
Goodwill, net		331,812			331,812
Investments	509,397			(509,397)	0
Property, plant and equipment, net		199,002	44,577		243,579
Other assets		3,120	(426)		2,694

Total Assets	$564,633	$617,378	$94,351	$(564,633)	$711,729

LIABILITIES AND OWNER’S NET INVESTMENT
Current Liabilities
Accounts payable and accrued liabilities		$60,655	$26,514		$87,169
Intercompany payables		53	1,780		1,833
Income taxes payable			332		332

Total current liabilities		60,708	28,626		89,334

Long-term intercompany debt	$55,236	55,236	10,107	$(55,236)	65,343
Pension liabilities		21,834			21,834
Postretirement liabilities		3,201			3,201
Deferred income taxes		13,155	1,339		14,494
Other liabilities		2,480	1,280		3,760
Minority interests			4,366		4,366
Owner’s net investment	509,397	460,764	48,633	(509,397)	509,397

Total Liabilities and Owner’s Net Investment	$564,633	$617,378	$94,351	$(564,633)	$711,729

CONSTAR

CONDENSED COMBINING STATEMENT OF CASH FLOWS
For the year ended December 31, 1999

(in thousands)

	Parent	Guarantor	Non Guarantor	Eliminations	Total Company
Cash flows from operating activities
Net income / (loss)	$17,668	$15,679	$1,989	$(17,668)	$17,668
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation and amortization		55,409	13,939		69,348
Provision for restructuring and asset impairment			13		13
Deferred income taxes		14,500	(281)		14,219
Restructuring payments		(1,211)	(653)		(1,864)
Equity earnings	(17,668)			17,668	0
Change in assets and liabilities, net
Receivables		(20,173)	(6,580)		(26,753)
Inventory		(20,158)	(5,581)		(25,739)
Trade intercompany, net		940	476		1,416
Accounts payable, accrued and other liabilities		4,970	9,660		14,630
Other, net		3,349	(407)		2,942

Net cash provided by operating activities		53,305	12,575		65,880
Cash flows from investing activities
Capital expenditures		(25,802)	(6,368)		(32,170)
Proceeds from cash surrender value of life insurance					0
Proceeds from sales of property, plant and equipment		846	696		1,542

Net cash used for investing activities		(24,956)	(5,672)		(30,628)
Cash flows from financing activities
Net change in long-term intercompany balances		(28,342)	(2,974)		(31,316)
Dividends paid to Crown affiliates			(6,947)		(6,947)
Minority dividends paid			(1,402)		(1,402)

Net cash used for financing activities		(28,342)	(11,323)		(39,665)
Effect of exchange rate changes on cash and cash equivalents			(363)		(363)
Net change in cash and cash equivalents		7	(4,783)		(4,776)
Cash and cash equivalents at beginning of period		3	8,665		8,668

Cash and cash equivalents at end of period	$0	$10	$3,882	$0	$3,892

CONSTAR

CONDENSED COMBINING STATEMENT OF CASH FLOWS
For the year ended December 31, 2000

(in thousands)

	Parent	Guarantor	Non Guarantor	Eliminations	Total Company
Cash flows from operating activities
Net income/(loss)	$(14,753)	$(11,442)	$(3,311)	$14,753	$(14,753)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization		56,088	12,816		68,904
Provision for restructuring and asset impairment			696		696
Deferred income taxes		(101)	(1,775)		(1,876)
Restructuring payments		(349)	(350)		(699)
Equity earnings	14,753			(14,753)	0
Change in assets and liabilities, net
Receivables		2,105	(4,227)		(2,122)
Inventory		8,980	(2,924)		6,056
Trade intercompany, net		141	(1,002)		(861)
Accounts payable, accrued and other liabilities		(10,670)	(5,679)		(16,349)
Other, net		1,557	2,450		4,007

Net cash provided by/(used for) operating activities		46,309	(3,306)		43,003
Cash flows from investing activities
Capital expenditures		(25,957)	(8,952)		(34,909)
Proceeds from cash surrender value of life insurance					0
Proceeds from sales of property, plant and equipment		638	494		1,132

Net cash used for investing activities		(25,319)	(8,458)		(33,777)
Cash flows from financing activities
Net change in long-term intercompany balances		(20,989)	13,678		(7,311)
Dividends paid to Crown affiliates			(1,745)		(1,745)
Minority dividends paid			(888)		(888)

Net cash provided by/(used for) financing activities		(20,989)	11,045		(9,944)
Effect of exchange rate changes on cash and cash equivalents			(115)		(115)
Net change in cash and cash equivalents		1	(834)		(833)
Cash and cash equivalents at beginning of period		10	3,882		3,892

Cash and cash equivalents at end of period	$0	$11	$3,048	$0	$3,059

CONSTAR

CONDENSED COMBINING STATEMENT OF CASH FLOWS
For the year ended December 31, 2001

(in thousands)

	Parent		Guarantor	Non Guarantor	Eliminations		Total Company
Cash flows from operating activities
Net income / (loss)		$(13,579)	$(7,896)	$(5,683)		$13,579	$(13,579)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation and amortization			55,774	12,856			68,630
Provision for restructuring and asset impairments			2,015				2,015
Deferred income taxes			(2,969)	(1,383)			(4,352)
Restructuring payments			(460)	(20)			(480)
Equity earnings		13,579				(13,579)
Change in assets and liabilities, net
Receivables			30,701	5,944			36,645
Inventory			24,195	6,163			30,358
Trade intercompany, net			(215)	2,687			2,472
Accounts payable, accrued and other liabilities			(5,298)	6,963			1,665
Other, net			5,192	(2,361)			2,831

Net cash provided by operating activities			101,039	25,166			126,205
Cash flows from investing activities
Capital expenditures			(13,177)	(10,366)			(23,543)
Proceeds from cash surrender value of life insurance			9,499				9,499
Proceeds from sales of property, plant and equipment			56	1,287			1,343

Net cash used for investing activities			(3,622)	(9,079)			(12,701)
Cash flows from financing activities
Net change in long-term intercompany balances			(97,398)	(13,678)			(111,076)
Dividends paid to Crown affiliates				(926)			(926)
Minority dividends paid				(758)			(758)

Net cash used for financing activities			(97,398)	(15,362)			(112,760)
Effect of exchange rate changes on cash and cash equivalents				(49)			(49)
Net change in cash and cash equivalents			19	676			695
Cash and cash equivalents at beginning of period			11	3,048			3,059

Cash and cash equivalents at end of period	$		$30	$3,724	$		$3,754

CONSTAR

CONDENSED COMBINING STATEMENT OF CASH FLOWS—UNAUDITED
For the three months ended March 31, 2001

(in thousands)

	Parent	Guarantor	Non Guarantor	Eliminations	Total Company
Cash flows from operating activities
Net income/(loss)	$(4,872)	$(3,042)	$(1,830)	$4,872	$(4,872)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization		13,873	3,189		17,062
Provision for restructuring and asset impairment					0
Deferred income taxes		3,100	(3,829)		(729)
Restructuring payments					0
Equity earnings	4,872			(4,872)	0
Change in assets and liabilities, net
Receivables		21,627	(1,278)		20,349
Inventory		(2,759)	(17,008)		(19,767)
Trade intercompany, net		(171)	1,333		1,162
Accounts payable, accrued and other liabilities		115	5,572		5,687
Other, net		(4,918)	2,627		(2,291)

Net cash provided by/(used for) operating activities		27,825	(11,224)		16,601
Cash flows from investing activities
Capital expenditures		(3,368)	(1,411)		(4,779)
Proceeds from cash surrender value of life insurance					0
Proceeds from sales of property, plant and equipment			11		11

Net cash used for investing activities		(3,368)	(1,400)		(4,768)
Cash flows from financing activities
Net change in long-term intercompany balances		(24,454)	11,696		(12,758)
Dividends paid to Crown affiliates					0
Minority dividends paid					0

Net cash provided by/(used for) financing activities		(24,454)	11,696		(12,758)
Effect of exchange rate changes on cash and cash equivalents			(26)		(26)
Net change in cash and cash equivalents		3	(954)		(951)
Cash and cash equivalents at beginning of period		11	3,048		3,059

Cash and cash equivalents at end of period	$0	$14	$2,094	$0	$2,108

CONSTAR

CONDENSED COMBINING STATEMENT OF CASH FLOWS—UNAUDITED
For the three months ended March 31, 2002

(in thousands)

	Parent	Guarantor	Non Guarantor	Eliminations	Total Company
Cash flows from operating activities
Net income / (loss)	$(45,842)	$4,847	$(50,689)	$45,842	$(45,842)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation and amortization		10,900	2,680		13,580
Provision for restructuring and asset impairment					0
Deferred income taxes			(200)		(200)
Restructuring payments					0
Cumulative effect of a change in accounting for goodwill			50,059		50,059
Equity earnings	45,842			(45,842)	0
Change in assets and liabilities, net
Receivables		(2,545)	(3,451)		(5,996)
Inventory		(5,940)	(2,418)		(8,358)
Trade intercompany, net			(220)		(220)
Accounts payable, accrued and other liabilities		3,682	1,404		5,086
Other, net		2,328	2,151		4,479

Net cash provided by/(used for) operating activities		13,272	(684)		12,588
Cash flows from investing activities
Capital expenditures		(2,980)	(590)		(3,570)
Proceeds from cash surrender value of life insurance					0
Proceeds from sales of property, plant and equipment			300		300

Net cash used for investing activities		(2,980)	(290)		(3,270)
Cash flows from financing activities
Net change in long-term intercompany balances		(10,227)	1,581		(8,646)
Dividends paid to Crown affiliates					0
Minority dividends paid					0

Net cash provided by/(used for) financing activities		(10,227)	1,581		(8,646)
Effect of exchange rate changes on cash and cash equivalents			(19)		(19)
Net change in cash and cash equivalents		65	588		653
Cash and cash equivalents at beginning of period		30	3,724		3,754

Cash and cash equivalents at end of period	$0	$95	$4,312	$0	$4,407

T.    Goodwill Transitional Impairment (unaudited)

As discussed in Note B, effective January 1, 2002, Constar adopted the provisions of SFAS 142, which requires companies to cease amortizing goodwill and certain intangible assets deemed to have an indefinite useful life. Instead, SFAS 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption of SFAS 142 and annually thereafter. Under SFAS 142, goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. This methodology differs from Constar’s previous policy, as permitted under accounting standards existing at the time.

Historically, Constar’s operations were reported through Crown’s Americas and Europe reporting segments. Accordingly, Constar identified the following reporting units as of January 1, 2002: United States and Europe. In connection with Constar’s transitional impairment review, recorded goodwill was determined to be impaired in the European reporting unit. During the second quarter of 2002, Constar completed its transitional impairment review of identified reporting units and recognized an impairment charge of $50,059 as a cumulative effect of a change in accounting principle as of January 1, 2002. This charge accounts for the change in goodwill from December 31, 2001 to March 31, 2002.

[Pictorial material appearing on inside back cover]

[Caption reading “Technology Centers at Alsip, Illinois and Wantage, England”]

[Caption reading “Predictive tools for design and validation of new bottle shapes” and  an image of a computer generated image of a Preform Bottle and a caption reading  “Computer aided design and simulation”]

[Image of Construction of a Prototypical Bottle and a caption reading “Rapid prototyping”]

[Caption reading “Production equipment at the lab to produce test quantities and  perform process analysis” and an image of a laboratory and a  caption reading “Laboratory production of preforms”]

[Image of laboratory and a caption reading “Laboratory production of bottles”]

[Caption reading “Simulation of the customer filling environment to validate  package functionality” and an image of a laboratory and a  caption reading “Laboratory filling stimulation”]

[Caption reading “Oxbar Proprietary Oxygen Scavenger”]

[Image of multilayer preform and caption “Cross section of multilayer preform,  red shows nominal Oxbar placement”]

[Caption reading “Cutaway view of multilayer bottle, red layer shows Oxbar placement” and  an image of a multilayer beer bottle with a cross-section image of the layers of a bottle  and a caption reading “Oxygen from the PET wall is absorbed, reducing  oxygen entering the product. Oxygen from outside of bottle is absorbed and  prevented from getting into the product. Carbon dioxide egress is reduced,  maintaining carbonation levels.”]

8,800,000 Shares

Constar International Inc.

Common Stock

P R O S P E C T U S

            , 2002

Salomon Smith Barney

[Alternate Page for Senior Subordinated Notes Prospectus]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED July 3, 2002

PROSPECTUS

$200,000,000

Constar International Inc.

% Senior Subordinated Notes due 2012

We are offering $200 million aggregate principal amount of our            % senior subordinated notes due 2012. The notes will mature on            , 2012. The notes will bear interest at a fixed rate of            % per year. Interest on the notes will be payable on            1 and            1 of each year, beginning on            1, 2002. We may redeem some or all of the notes at any time on or after            , 2007, under the circumstance and at the prices described in this prospectus. We may also redeem up to     % of the notes prior to            , 2005 with the net proceeds of certain equity offerings.

The notes will be unsecured obligations and will be subordinated in right of payment to all of our senior indebtedness. The notes will be unconditionally guaranteed on an unsecured senior subordinated basis by all of our existing and future domestic restricted subsidiaries.

Concurrently with this offering, Crown Cork & Seal Company, Inc. is offering to sell 8,800,000 shares of our common stock, plus up to an additional 1,320,000 shares of our common stock if the underwriters for that offering exercise their over-allotment option in full. We also expect to enter into a senior secured credit facility upon the completion of this offering consisting of a $150 million seven-year term loan and a $100 million five-year revolving loan facility. The completion of the concurrent common stock offering and our entry into the credit facility are conditions to the completion of this offering. Upon completion of this offering, we will have approximately $163 million of senior indebtedness outstanding under our senior secured credit facility and approximately $87 million undrawn on our revolving loan facility. We have no current intention of issuing indebtedness that will be expressly subordinated to the notes.

Prior to this offering and the concurrent common stock offering, there has been no public market for the notes or our common stock. We do not intend to apply to list the notes on any securities exchange.

Investing in our notes involves risks. See “Risk Factors” beginning on page     .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per Note	Total
Public Offering Price (1)%	$
Underwriting Discount %	$
Proceeds to Constar (before expenses)%	$

(1)	Plus accrued interest, if any, from , 2002.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on            , 2002.

Salomon Smith Barney

                , 2002

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Page
Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Capitalization
Unaudited Pro Forma Combined Financial Data
Selected Financial Data
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Our Business
Management
Principal Stockholders
Relationship with Crown Cork & Seal Company, Inc.
Description of Capital Stock
Description of Notes
Description of Other Indebtedness
Material United States Federal Income Tax Consequences
Underwriting
Legal Matters
Experts
Where You Can Find More Information
Index to Combined Financial Statements

Until            , 2002 (90 days after the date of this prospectus), all dealers that buy, sell or trade our senior subordinated notes, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

A-i

[Alternate Page for Senior Subordinated Notes Prospectus]

[Alternate Page for Senior Subordinated Notes Prospectus]

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the notes, see “Description of Notes.”

Issuer	Constar International Inc.
Notes Offered	We are offering $200,000,000 aggregate principal amount of % Senior Subordinated Notes due 2012 (referred to as the ‘‘notes’’).

Maturity	, 2012.

Interest
We will pay interest on the notes at a rate of     % per year, on             1 and             1 of each year, beginning on             1, 2002. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months.

Guarantee
All of our existing and future domestic restricted subsidiaries will guarantee the payment of principal, premium and interest on the notes on an unsecured senior subordinated basis (referred to as the “note guarantees”). The guarantees will be full and unconditional, and joint and several.

Ranking
The notes will be our unsecured senior subordinated obligations. Accordingly, they will

•   rank junior to (a) all of our existing and future senior obligations and all of our existing and future secured obligations to the extent of the value of the collateral securing those obligations and (b) all of the senior and secured obligations of our subsidiaries;

•   rank equally with any future senior subordinated obligations; and

•   rank senior to all of our subordinated obligations.

The note guarantees will be the unsecured senior subordinated obligations of our domestic restricted subsidiaries. Accordingly, they will

•   rank junior to (a) all of each subsidiary’s existing and future senior obligations and all of its existing and future secured obligations to the extent of the value of the collateral securing those obligations;

•   rank equally with each subsidiary’s future senior subordinated obligations; and

•   rank senior to all of each subsidiary’s subordinated obligations.

[Alternate Page for Senior Subordinated Notes Prospectus]

Optional Redemption
Except as set forth below under “Change of Control,” we may not redeem the notes prior to             , 2007. On and after 2007, we may redeem the notes, in whole or in part, at any time, at the redemption price set forth below under the section entitled “Description of Notes—Redemption—Optional Redemption,” together with accrued and unpaid interest, if any, to the redemption date. In addition, at any time and from time to time prior to             , 2005, we may redeem up to     % of the notes at     % of the principal amount thereof plus accrued and unpaid interest with the net sales proceeds from certain sales of our common equity; provided that at least     % of the original aggregate principal amount of the notes remains outstanding immediately after such redemption and provided further that such redemption does not occur more than 60 days after the sale of common equity occurs.

Mandatory Redemption	None.

Change of Control
Upon a Change of Control, you will have the right to require us to repurchase all or part of your notes at     % of their principal amount, plus accrued and unpaid interest and additional amounts, if any, through the date of repurchase.

Restrictive Covenants
The indenture governing the notes will, among other things, restrict our ability, and the ability of our restricted subsidiaries to:

•   borrow additional money;

•   pay dividends on our stock or repurchase our stock;

•   make payment on or redeem or repurchase debt which ranks junior to the notes;

•   make investments;

•   create liens;

•   engage in sale and leaseback transactions;

•   create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•   enter into transactions with affiliates;

•   sell assets or consolidate or merge with or into other companies;

•   issue or sell preferred stock of our restricted subsidiaries; and

•   expand into unrelated businesses.

[Alternate Page for Senior Subordinated Notes Prospectus]

Absence of a Market
The notes are a new issue of securities, and there is no established market for the notes. There can be no assurance as to the development of any market for the notes. While the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and any such market making may be discontinued at any time.

Governing Law	The notes, indenture and other documents will be governed by the laws of the State of New York.

Trustee

Registrar, Paying Agent and Transfer Agent

Further Issuances
We may, from time to time, without notice to you and without your consent, issue further notes, which will form a single series with the notes, up to an aggregate principal amount not to exceed $150,000,000.

Use of Proceeds
We will use the net proceeds of this offering to repay intercompany indebtedness to Crown Cork & Seal Company, Inc. We will not receive any proceeds from Crown’s concurrent offering of shares of our common stock.

Concurrent Offering and Other Indebtedness

Concurrently with this offering, Crown is offering to sell 8,800,000 shares of common stock, plus up to an additional 1,320,000 shares of common stock if the over-allotment option for that offering is exercised in full. We also expect to enter into a senior secured credit facility upon the completion of this offering consisting of a $150 million seven-year term loan and a $100 million five-year revolving loan facility. For additional information see “Description of Other Indebtedness’’ on page      of this prospectus. The completion of the concurrent common stock offering and our entry into the credit facility are conditions to the completion of this offering.

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About this Prospectus

Unless otherwise indicated, all information in this prospectus:

•	assumes the over-allotment option for the concurrent common stock offering has not been exercised;

•
excludes 79,000 shares of common stock issuable upon the exercise of stock options to be issued on the date of this offering, none of which are currently exercisable, at an exercise price equal to the initial public offering price in our common stock offering; and

•	excludes 11,000 shares of restricted stock to be issued on the date of this offering.

We have compiled the market share, market size and competitive ranking data in this prospectus using statistics and other information from several third-party sources. The main third-party sources of information are independent research organizations. We have also formed our estimates of our market share relative to other companies in light of our experience.

We supply PET bottles to various PepsiCo subsidiaries and to independent companies that bottle PepsiCo products. When we refer to PepsiCo in this prospectus, we mean PepsiCo and its subsidiaries, and not such independent companies.

When we refer to “we,” “us” or “our” in this prospectus, we mean Constar International Inc. and its subsidiaries.

Risk Factors

See “Risk Factors” beginning on page            for a discussion of certain factors that should be considered by potential investors.

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Risk Factors Relating to the Notes

The Note Guarantees May Be Unenforceable Due To Fraudulent Conveyance Statutes

Certain U.S. federal and state fraudulent conveyance laws that protect creditors may apply to the guarantees of the notes that our current and future domestic restricted subsidiaries will provide. Although these laws differ among various jurisdictions, in general, a court could find that a guarantee constituted a fraudulent conveyance if:

•	the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee;

•	the guarantor was insolvent or became insolvent because of the guarantee;

•	the guarantor was engaged in a business or transaction for which its remaining assets were unreasonably small; or

•	the guarantor intended to incur, or the guarantor believed that it would incur, debts that the guarantor could not pay as they mature.

If a court voided the note guarantees as fraudulent conveyances, you would not have a claim against the guarantors. A court could also void any payments the guarantors made to you and require that you return the payments to the guarantors.

The test for insolvency varies depending on the law that is applied. Generally, however, a guarantor would be considered insolvent at a particular time if:

•	the fair market value (fair saleable value) of its assets were less than the sum of its debts and liabilities (including contingent liabilities); or

•	the guarantor is incurring debts that it could not pay as they mature.

Based upon financial and other information currently available, we believe that the note guarantees are being incurred for proper purposes and that each guarantor is solvent, will have sufficient capital for its business and will be able to pay its debts as they mature. We cannot provide any assurance, however, as to the standards a court would apply in determining whether the note guarantees constitute a fraudulent conveyance. Nor can we assure you that a court would agree with our conclusions about the guarantors.

We Are Subject To Certain Covenant Restrictions In Our Term Loan And The Indenture Relating To The Notes Which May Limit Our Ability To Repay Our Indebtedness

Our term loan and the indenture relating to the notes contain a number of restrictive covenants that impose significant financial restrictions on us including, among other things, restrictions on our ability to:

•	borrow additional money;

•	pay dividends on our stock or repurchase our stock;

•	make payment on or redeem or repurchase debt which ranks junior to the notes;

•	make investments;

•	create liens;

•	engage in sale and leaseback transactions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

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•	enter into transactions with affiliates;

•	sell assets or consolidate or merge with or into other companies;

•	issue or sell preferred stock of our restricted subsidiaries; and

•	expand into unrelated businesses.

Our term loan also includes financial covenants.

Failure to comply with the covenants contained in these debt instruments could give rise to an event of default. If there were an event of default under the term loan, the lenders could cause all amounts outstanding under the term loan to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay the borrowing under the outstanding term loan, either upon maturity or if accelerated upon an event of default. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments, including the notes.

Your Right To Receive Payments On The Notes Is Subordinated To Our Senior Indebtedness And Your Right To Receive Payments Under The Note Guarantees Is Subject To The Senior Indebtedness Of Our Domestic Restricted Subsidiaries

The notes and the note guarantees will be unsecured obligations. The notes will be subordinated in right of payment to all of our existing and future senior debt, while the note guarantees will be subordinated in right of payment to all of the existing and future senior debt of our domestic restricted subsidiaries. Senior debt includes debt for money borrowed and other obligations. This means that assets will not be available to pay on the notes or the note guarantees until all senior debt has been paid in full if we or any of our domestic restricted subsidiaries are in a bankruptcy, liquidation or reorganization or if payment of any part of any senior debt is accelerated. If either of these events occur, there may not be sufficient assets remaining after discharging the senior debt to pay amounts due on the notes or the note guarantees.

The notes are also effectively subordinated to all liabilities, including unsecured liabilities, of our subsidiaries which are not note guarantors, including our non-U.S. subsidiaries and any unrestricted subsidiary permitted under the indenture for the notes. As of            , 2002, the aggregate amount of indebtedness for such non-guarantor subsidiaries is $            .

Although interest rates and the amount outstanding under our senior secured credit facility may vary, assuming a LIBOR interest rate of 1.85% and assuming that our debt levels do not change from the date of completion of this offering, servicing our outstanding indebtedness under the senior secured credit facility would require annual payments of approximately $26.7 million of interest.

We May Not Have Sufficient Funds To Repay The Notes Upon A Change Of Control

If we experience certain changes of control, you will have the right to require us to purchase your notes at a purchase price equal to       % of the principal amount of your notes, plus accrued and unpaid interest. In such circumstances, we may also be required to repay our other outstanding debts or obtain consents that may be required to permit us to repurchase your notes. If we cannot repay our debts or obtain the needed consents, we may be unable to purchase the notes. This would be an event of default under the indenture. Upon a change of control, we cannot guarantee you that we will have sufficient funds to make any required payments, including purchases of the notes, as described above. See “Description of Notes—Change of Control.”

If An Active Trading Market For The Notes Does Not Develop, The Liquidity And Value Of The Notes Could Be Harmed

There is no existing trading market for the notes, and there can be no assurance regarding the future development of a market for the notes, the ability of holders to sell their notes or the price at which such holders may be able to sell their notes. There can be no assurance as to the liquidity of any trading market for the notes or that an active public market for the notes will develop.

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Even if a public market for the notes develops, trading prices could be higher or lower than the initial offering price. The price of the notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. Declines in the market for debt and equity securities generally may also materially and adversely affect the liquidity of the notes and underlying common stock, independent of our financial performance.

Risks Related To Our Relationship With Crown

We Could Be Liable For Income Taxes Owed By Crown

In previous years, our tax results were consolidated with those of Crown and its United States subsidiaries, and we could be liable for income taxes owed by Crown for those years. Following this offering, we will no longer be part of the consolidated group including Crown and its United States subsidiaries. However, with respect to the years during which we were part of this consolidated group, we are severally liable for the federal income tax liability of each other member of the consolidated group. We could also be jointly and severally liable for state tax liabilities of each other member of a combined or consolidated group for state tax purposes that included us or any of our subsidiaries and Crown or any of its subsidiaries. Certain of our non-United States subsidiaries were also part of a combined tax group including subsidiaries of Crown. We could similarly be liable for foreign taxes of each other member of such a combined tax group for years that our non-United States subsidiaries were included in a combined tax group. Consequently, the Internal Revenue Service or other taxing authority may seek payment for any of the foregoing taxes from us, in which case our obligation to pay such taxes would have priority over our payment obligations under the notes or the note guarantees. In addition, because of Crown’s ownership of our stock, we or any of our subsidiaries may continue to be part of a combined or consolidated group for state tax purposes that includes Crown or any of its subsidiaries. We could, therefore, be jointly and severally liable for future state taxes of Crown. Disputes or assessments could arise during future audits by the Internal Revenue Service or other taxing authorities in amounts that we cannot quantify.

If Crown Is Unable To Meet Its Financial Obligations, Including Obligations To Its Lenders, Pension Plan Obligations And Payments To Settle Asbestos-Related Claims, Its Own Creditors May Pursue Claims Against Us.

If Crown is unable to meet its own financial obligations, including obligations to its lenders, pension plan obligations and payments to settle asbestos-related claims, Crown's creditors may try to bring their claims for payment against us. If these claims are successful, they may result in significant liabilities for us. In addition, Crown's creditors may contend that their claims have priority over the notes. Crown is highly leveraged and, as of March 31, 2002, the aggregate amount of its outstanding indebtedness due prior to December 31, 2003 was approximately $3.35 billion. A significant portion of Crown's operating cash flow is used for the payment of principal and interest, funding pension plan obligations and for payments to settle asbestos-related claims brought against Crown. As a result of downgrades in Crown's credit ratings during 2000 and 2001 and the uncertainties regarding its asbestos-related liabilities, there can be no assurance that Crown will be able to access the capital markets in the future, or successfully repay, refinance or restructure its debt. No claims have been asserted against us by Crown's own creditors and while we believe it is unlikely that our historical relationship with Crown would result in liability for any such claims, we cannot assure you that we would prevail in such a claim. In any case, if any of these claims are brought against us in the future, they may be costly to defend and they may adversely affect our financial condition and cash flow. We may also have joint liability with Crown for certain taxes, pension obligations and other similar statutory obligations, as discussed in the two immediately preceding risk factors.

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USE OF PROCEEDS

The proceeds from this offering and the term loan will be used to repay a note that we will distribute to Crown in the principal amount of $350 million, bearing an interest rate of approximately 4% and a maturity date of one year from the date of issuance.

We are currently a guarantor of the indebtedness under Crown’s credit facility, and our common stock held by Crown and substantially all of our assets are pledged to secure Crown’s indebtedness under its credit facility. Concurrently with the completion of this offering, Crown will use its proceeds from this offering and from our repayment of intercompany debt to pay a portion of its indebtedness under its credit facility, and Crown intends to obtain from the lenders under the credit facility a release of our guarantee of Crown’s indebtedness and their security interest in our assets and the common stock being offered by Crown.

The net proceeds from the sale of shares of our common stock will be paid to Crown, the selling stockholder. We will not receive any proceeds from that offering.

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DESCRIPTION OF NOTES

We will issue the Notes under an Indenture, to be dated the initial issue date, between us, the Note Guarantors and             , as Trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”).

We summarize below certain provisions of the Indenture, but do not restate the Indenture in its entirety. We urge you to read the Indenture because it defines your rights. You can obtain a copy of the Indenture in the manner described under “Where You Can Find More Information” on page      of this prospectus.

Key terms used in this section are defined under “Certain Definitions.” When we refer to:

•	the Company in this section, we mean Constar International Inc. and not its subsidiaries,
•	Notes in this section, we mean the Notes originally issued on the initial issue date and Additional Notes (see below).

Overview of the Notes and the Note Guarantees

The Notes will:

•	be general unsecured obligations of the Company,
•	rank subordinate to all Senior Indebtedness of the Company and pari passu or senior to all other Indebtedness of the Company,
•	be unconditionally guaranteed on a general unsecured senior subordinated basis by all of the Company’s existing and future Domestic Restricted Subsidiaries,
•	be limited in aggregate principal amount to $ million, of which $200 million will be issued on the initial issue date.

As of                          ,             , on a pro forma basis after giving effect to this offering and the related transactions as described under “            ”:

•	the Company and its Subsidiaries would have had consolidated long-term indebtedness of $ ,
•	the Company and the Note Guarantors would have had long-term indebtedness of $ , $ of which would have been senior to the Notes and the relevant Note Guarantees,
•	the Company’s Subsidiaries that are not Note Guarantors would have had long-term indebtedness of $ .

Additional Notes

Subject to the limitations set forth under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” the Company may incur additional Indebtedness. At the Company’s option, this additional Indebtedness may consist of additional Notes (“Additional Notes”) of up to $         issued in one or more transactions, which have identical terms as Notes issued on the initial issue date. Holders of Additional Notes would have the right to vote together with Holders of Notes issued on the initial issue date as one class.

Principal, Maturity and Interest

The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on             , 2012. The Notes will not be entitled to the benefit of any mandatory sinking fund.

Interest on the Notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on each                     1, commencing on                     1, 2002. Payments will be made to the persons who are registered Holders at the close of business on                     15 and         15, respectively, immediately preceding the applicable interest payment date.

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Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the initial issue date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The redemption of Notes with unpaid and accrued interest to the date of redemption will not affect the right of Holders of record on a record date to receive interest due on an interest payment date.

Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Company may change the Paying Agent and Registrar without notice to Holders. If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar in New York City unless the Company elects to make interest payments by check mailed to the registered Holders at their registered addresses.

Note Guarantees

Each Note Guarantor will unconditionally guarantee the performance of all obligations of the Company under the Indenture and the Notes. Each Note Guarantee will be subordinate to the payment in full of all Senior Indebtedness of the relevant Note Guarantor. The Obligations of each Note Guarantor in respect of its Note Guarantee will be limited to the maximum amount as will result in the Obligations not constituting a fraudulent conveyance or fraudulent transfer under U.S. federal or state law. See “Risk Factors—The Note Guarantees May Be Unenforceable Due To Fraudulent Conveyance Statutes.”

A Note Guarantor will be released and relieved of its obligations under its Note Guarantee in the event:

(1)	there is a Legal Defeasance of the Notes as described under “Legal Defeasance and Covenant Defeasance”;

(2)	there is a sale or other disposition of Capital Stock of such Note Guarantor following which such Note Guarantor is no longer a direct or indirect Subsidiary of the Company; or

(3)	such Note Guarantor is designated as an Unrestricted Subsidiary in accordance with “Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries”;

provided, that the transaction is carried out in accordance with any other applicable provisions of the Indenture.

If any Person becomes a Domestic Restricted Subsidiary (including upon a Revocation of the Designation of a Subsidiary as an Unrestricted Subsidiary), the Company will cause that Domestic Restricted Subsidiary concurrently to become a Note Guarantor on a senior subordinated basis by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and opinion of counsel.

Not all of our “Restricted Subsidiaries” will guarantee the Notes and any “Unrestricted Subsidiaries” will not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. In addition, holders of minority equity interests in Subsidiaries may receive distributions prior to or pro rata with the Company depending on the terms of the equity interests. See Note R to our Combined Financial Statements.

Subordination of the Notes and the Note Guarantees

The payment of principal, premium and interest, if any, on the Notes and the Note Guarantees will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of the Company or the Note Guarantors, as the case may be.

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The holders of Senior Indebtedness of the Company or any Note Guarantor will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect thereof before the Holders of Notes will be entitled to receive any payment with respect to the Notes or the relevant Note Guarantee, as the case may be, in the event of any payment or distribution to creditors of the Company or the relevant Note Guarantor, as the case may be:

(1)	upon a total or partial liquidation or dissolution of the Company or such Note Guarantor;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or such Note Guarantor or its property;

(3)	in an assignment by the Company or such Note Guarantor for the benefit of its creditors; or

(4)	in any marshalling of the assets and liabilities of the Company or such Note Guarantor;

except that Holders of Notes may receive and retain Permitted Junior Securities and payments and other distributions made from the trust described under “—Legal Defeasance and Covenant Defeasance.” If a distribution is made to Holders that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness of the Company or such Note Guarantor and pay it over to them as their interests may appear.

The Company also may not make any payment or deposit in respect of the Notes, and any Note Guarantor may not make any payment in respect of its Note Guarantee, except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance,” if:

(1)	a payment default on Designated Senior Indebtedness of the Company or such Note Guarantor, as the case may be occurs and is continuing beyond any applicable grace period; or

(2)
any default other than a payment default occurs and is continuing on Designated Senior Indebtedness of the Company or such Note Guarantor, as the case may be, that permits holders of the Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of that default (a “Payment Blockage Notice”) from the Company, the holders of the Designated Senior Indebtedness or an authorized agent for any such holders.

Payments on the Notes or any Note Guarantee, as the case may be, may and shall be resumed:

(1)	in the case of a payment default, upon the date on which it is cured or waived; or

(2)
in case of a default other than a payment default, the earlier of the date on which it is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of the relevant Designated Senior Indebtedness of the Company or such Note Guarantor, as the case may be, has been accelerated.

No new Payment Blockage Notice may be delivered unless and until days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless that default shall have been cured or waived for a period of not less than                  days.

The Company must promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company or any Note Guarantor, Holders of the Notes may recover less than creditors of the Company or a Note Guarantor that are holders of Senior Indebtedness. See “Risk Factors—            .”

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Redemption

Optional Redemption

Except as stated below, the Company may not redeem the Notes prior to         , 2007. The Company may redeem the Notes, at its option, in whole at any time or in part from time to time, on and after         , 2007, at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on of any year set forth below:

Year	Percentage
2007	.	%
2008	.	%
2009	.	%
2010 and 2011	.	%

Optional Redemption Upon Public Equity Offerings

At any time, or from time to time, on or prior to         , 2005, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem in the aggregate up to         % of the aggregate principal amount of the Notes originally issued at a redemption price equal to         % of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption; provided, that:

(1)	after giving effect to any such redemption at least % of the aggregate principal amount of the Notes originally issued remains outstanding; and

(2)	the Company shall make such redemption not more than 60 days after the consummation of such Public Equity Offering.

“Public Equity Offering” means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement (other than a registration statement filed on Form S-4 or S-8) filed with the Commission in accordance with the Securities Act.

Optional Redemption Procedures

In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by any other method as the Trustee shall deem fair and appropriate. If a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall, subject to the preceding sentence, be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless the method is otherwise prohibited. No Notes of a principal amount of $1,000 or less shall be redeemed in part and Notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only.

Notice of any redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof (if any) will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

The Company will pay the redemption price for any Note together with accrued and unpaid interest thereon through the date of redemption. On and after the redemption date, interest will cease to accrue on Notes or

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portions thereof called for redemption as long as the Company have deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (in integral multiples of $1,000) of the Holder’s Notes at a purchase price equal to         % of the principal amount thereof, plus accrued and unpaid interest thereon through the date of purchase (the “Change of Control Payment”).

Within 20 days following the date upon which the Change of Control occurred, the Company must send, by first-class mail, a notice to each Holder, with a copy to the Trustee, offering to purchase the Notes as described above (a “Change of Control Offer”). The Change of Control Offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”).

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent funds in an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)
deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

The Bank Credit Facility contains, and other Indebtedness of the Company may contain, prohibitions on the occurrence of events that would constitute a Change of Control or require that Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes upon a Change of Control would cause a default under the Bank Credit Facility and could cause a default under other Indebtedness even if the Change of Control itself does not. In the event that at the time of a Change of Control the Indenture or the terms of the Bank Credit Facility restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing of the notice to holders but in any event within 30 days following any Change of Control, we undertake to:

(1)	repay in full the Bank Credit Facility, or

(2)	obtain the requisite consents under the Bank Credit Facility to permit the repurchase of the Notes.

If we do not repay the Bank Credit Facility or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time, would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Bank Credit Facility. In such circumstances, the subordination provisions of the Indenture would likely restrict payment to the holders of the Notes.

If a Change of Control Offer occurs, there can be no assurance that the Company will have available funds sufficient to make the Change of Control Payment for all the Notes that might be delivered by Holders seeking to

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accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations and any other obligations in respect of Senior Indebtedness. However, there can be no assurance that the Company would be able to obtain necessary financing.

Holders will not be entitled to require the Company to purchase their Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction which is not a Change of Control.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and any other applicable securities laws and regulations in connection with the purchase of Notes in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by doing so.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

(1)	The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, except that:

(a)	the Company and any Note Guarantor may Incur Indebtedness, including Acquired Indebtedness, and

(b)	any Restricted Subsidiary may Incur Acquired Indebtedness not Incurred in connection with, or in anticipation of, the relevant acquisition, merger or consolidation,

if, at the time of and immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than          to 1.0.

(2)	Notwithstanding paragraph (1), the Company and its Restricted Subsidiaries, as applicable, may incur the following Indebtedness (“Permitted Indebtedness”):

(a)	Indebtedness not to exceed $ million in respect of the Notes (excluding Additional Notes);

(b)
Guarantees by any Note Guarantor of Indebtedness of the Company or any other Note Guarantor permitted under the Indenture; provided, that if any such Guarantee is of Subordinated Indebtedness, then the Note Guarantee of such Note Guarantor shall be senior to such Note Guarantor’s Guarantee of such Subordinated Indebtedness;

(c)
Indebtedness Incurred by the Company and any Note Guarantor pursuant to a Bank Credit Facility at any time outstanding not to exceed $                  million less the amount of any permanent prepayments or reductions of commitments in respect of such Indebtedness made with the Net Cash Proceeds of an Asset Sale in order to comply with “Certain Covenants—Limitation on Asset Sales,” and it being understood that amounts outstanding under the Bank Credit Facility on the initial issue date are deemed to be Incurred under this clause (2)(c);

(d)	other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the initial issue date, excluding any other item of Permitted Indebtedness;

(e)	any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes;

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(f)	intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, that:

(i)
if the Company or any Note Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full of all obligations under the Notes and the Indenture, in the case of the Company, or such Note Guarantor’s Note Guarantee, in the case of any such Note Guarantor, and

(ii)
in the event that at any time any such Indebtedness ceases to be held by the Company or a Restricted Subsidiary, such Indebtedness shall be deemed to be Incurred and not permitted by this clause (2)(f) at the time such event occurs;

(g)
Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within two business days of Incurrence;

(h)
Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or any Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(i)	Refinancing Indebtedness in respect of:

(i)	Indebtedness (other than Indebtedness owed to the Company or any Subsidiary) Incurred pursuant to paragraph (1) above, or

(ii)	Indebtedness Incurred pursuant to clause (2)(a) or (2)(d) above;

(j)	Capitalized Lease Obligations and Purchase Money Indebtedness that do not exceed $ million in the aggregate at any one time outstanding;

(k)
Additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $          million at any one time outstanding (which amount may, but need not, be Incurred in whole or in part under the Bank Credit Facility).

(3)
For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this covenant, the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Limitation on Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(a)
declare or pay any dividend or return of capital or make any distribution on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, other than:

(i)	dividends or distributions payable in Qualified Capital Stock of the Company,

(ii)	dividends or distributions payable to the Company and/or a Restricted Subsidiary, or

(iii)	pro rata dividends or distributions to the Company and/or a Restricted Subsidiary and minority holders of Capital Stock of a Restricted Subsidiary;

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(b)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

(c)
make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness; or

(d)	make any Investment (other than Permitted Investments);

if at the time of the Restricted Payment immediately after giving effect thereto:

(1)	a Default or an Event of Default shall have occurred and be continuing;

(2)	the Company is not able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (1) of “—Limitation on Incurrence of Additional Indebtedness”; or

(3)
the aggregate amount (the amount expended for these purposes, if other than in cash, being the Fair Market Value of the relevant property) of Restricted Payments, including the proposed Restricted Payment, made subsequent to the Issue Date up to the date thereof, less the amount of Investment Return as of the date thereof, shall exceed the sum of:

(A)
    % of cumulative Consolidated Net Income or, if cumulative Consolidated Net Income is a loss, minus % of the loss, accrued during the period, treated as one accounting period, beginning on the first full fiscal quarter after the initial issue date to the end of the most recent fiscal quarter for which consolidated financial information of the Company is available; plus

(B)	% of the aggregate net cash proceeds received by the Company from any Person from any:

•
contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock or issuance and sale of Qualified Capital Stock of the Company, in each case, subsequent to the initial issue date, or

•
issuance and sale subsequent to the initial issue date (and, in the case of Indebtedness of a Restricted Subsidiary, at such time as it was a Restricted Subsidiary) of any Indebtedness for borrowed money of the Company or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Company, excluding, in each case, any net cash proceeds:

(x)	received from a Subsidiary of the Company,

(y)	used to redeem Notes under “—Redemption—Optional Redemption Upon Public Equity Offerings,” or

(z)	applied in accordance with the second paragraph of this covenant below.

Plus

(C)	$ million.

Notwithstanding the preceding paragraph, this covenant does not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)	if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company,

(x)	in exchange for Qualified Capital Stock of the Company or

(y)
through the application of the net cash proceeds received by the Company from a substantially concurrent sale of Qualified Capital Stock of the Company or a contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock, in each case not received from a Subsidiary of the Company;

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provided, that the value of any such Qualified Capital Stock issued in exchange for such acquired Capital Stock and any such net cash proceeds shall be excluded from clause (3)(B) of the first paragraph of this covenant (and were not included therein at any time);

(3)
if no Default or Event of Default shall have occurred and be continuing, the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for, or through the application of net cash proceeds of a substantially concurrent sale, other than to a Subsidiary of the Company, of:

(x)	Qualified Capital Stock of the Company or

(y)	Refinancing Indebtedness for such Subordinated Indebtedness;

provided, that the value of any Qualified Capital Stock issued in exchange for Subordinated Indebtedness and any net cash proceeds referred to above shall be excluded from clause (3)(B) of the first paragraph of this covenant (and were not included therein at any time); and

(4)
if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company or options, warrants or other securities exercisable or convertible into Common Stock of the Company from employees or directors of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment or directorship of the employees or directors, not to exceed $         in any calendar year and $         million in the aggregate.

In determining the aggregate amount of Restricted Payments made subsequent to the initial issue date, amounts expended pursuant to clauses (1) (without duplication for the declaration of the relevant dividend) and (4) of this paragraph shall be included in such calculation and amounts expended pursuant to clauses (2) and (3) of this paragraph shall not be included in such calculation.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)
the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and

(b)	at least % of the consideration received for the assets sold by the Company or the Restricted Subsidiary, as the case may be, in the Asset Sale shall be in the form of:

•	cash or Cash Equivalents received at the time of such Asset Sale;

•
the assumption at the time of such Asset Sale by the purchaser of Indebtedness (other than Subordinated Indebtedness) of the Company and its Restricted Subsidiaries owed to Persons other than Affiliates of the Company as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect thereto; or

•
marketable securities received by the Company and its Restricted Subsidiaries at the time of such Asset Sale that are converted by the Company and its Restricted Subsidiaries within 60 days of such Asset Sale.

The Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any such Asset Sale within 270 days thereof to:

(a)
repay any Senior Indebtedness of the Company or any Note Guarantor or Indebtedness of any Restricted Subsidiary that is not a Note Guarantor, in each case for borrowed money or constituting a Capitalized Lease Obligation and permanently reduce the commitments with respect thereto without Refinancing, or

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(b)	purchase:

(1)	tangible assets to be used by the Company or any Restricted Subsidiary in a Permitted Business, or

(2)	Capital Stock of a Person engaged solely in a Permitted Business that will become, upon purchase, a Restricted Subsidiary from a Person other than the Company and its Restricted Subsidiaries.

To the extent all or a portion of the Net Cash Proceeds of any Asset Sale are not applied within the 270 days of the Asset Sale as described in clause (a) or (b) of the immediately preceding paragraph, the Company will make an offer to purchase Notes (the “Asset Sale Offer”), at a purchase price equal to       % of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, to the date of purchase (the “Asset Sale Offer Amount”). Pursuant to an Asset Sale Offer, the Company shall purchase from all tendering Holders on a pro rata basis, and, at the Company’s option, on a pro rata basis with the holders of any other Senior Subordinated Indebtedness with similar provisions requiring the Company to offer to purchase the other Senior Subordinated Indebtedness with the proceeds of Asset Sales, that principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of Notes and the other Senior Subordinated Indebtedness to be purchased equal to such unapplied Net Cash Proceeds.

The purchase of Notes pursuant to an Asset Sale Offer shall occur not less than 20 business days following the date thereof, or any longer period as may be required by law, nor more than 45 days following the 270th day following the Asset Sale. The Company may, however, defer an Asset Sale Offer until there is an aggregate amount of unapplied Net Cash Proceeds from one or more Asset Sales equal to or in excess of $         million. At that time, the entire amount of unapplied Net Cash Proceeds, and not just the amount in excess of $         million, shall be applied as required pursuant to this covenant. Pending application in accordance with this covenant, Net Cash Proceeds shall be applied to temporarily reduce revolving credit borrowings which can be reborrowed or invested in Cash Equivalents.

Each notice of an Asset Sale Offer will be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following such 270th day, with a copy to the Trustee offering to purchase the Notes as described above. Each notice of an Asset Sale Offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Asset Sale Offer Payment Date”). Upon receiving notice of an Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash.

On the Asset Sale Offer Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer;

(2)	deposit with the Paying Agent funds in an amount equal to the Asset Sale Offer Amount in respect of all Notes or portions thereof so tendered; and

(3)
deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

To the extent Holders of Notes and holders of other Senior Subordinated Indebtedness, if any, which are the subject of an Asset Sale Offer properly tender and do not validly withdraw Notes or the other Senior Subordinated Indebtedness in an aggregate amount exceeding the amount of unapplied Net Cash Proceeds, the Company will purchase the Notes and the other Senior Subordinated Indebtedness on a pro rata basis (based on amounts tendered). If only a portion of a Note is purchased pursuant to an Asset Sale Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon

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cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to an Asset Sale Offer will be cancelled and cannot be reissued.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with the purchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with these laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by doing so.

Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds will be reset at zero. Accordingly, to the extent that the aggregate amount of Notes and other Indebtedness tendered pursuant to an Asset Sale Offer is less than the aggregate amount of unapplied Net Cash Proceeds, the Company may use any remaining Net Cash Proceeds for general corporate purposes of the Company and its Restricted Subsidiaries.

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “—Limitation on Merger, Consolidation and Sale of Assets,” the Surviving Entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to the deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of properties and assets of the Company or its Restricted Subsidiaries so deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), the conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant within 270 days of conversion or disposition.

Limitation on Ownership and Sale of Preferred Stock of Restricted Subsidiaries

The Company will not permit any Restricted Subsidiary to issue or sell Preferred Stock of such Restricted Subsidiary except to the Company or another Restricted Subsidiary and will not permit any Person other than the Company or a Restricted Subsidiary to, directly or indirectly, own or control any Preferred Stock of a Restricted Subsidiary.

Limitation on Designation of Unrestricted Subsidiaries

The Company may designate after the initial issue date any Subsidiary of the Company as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)
no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation and any transactions between the Company or any of its Restricted Subsidiaries and such Unrestricted Subsidiary are in compliance with “—Transactions with Affiliates”; and

(2)
the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) as a Restricted payment pursuant to the first paragraph of “—Limitation on Restricted Payments” in an amount (the “Designation Amount”) equal to the amount of the Company’s Investment in such Subsidiary on such date.

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Neither the Company nor any Restricted Subsidiary will at any time:

(1)
provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(2)	be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

(3)
be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except for any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of any Unrestricted Subsidiary.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if:

(1)	No Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(2)
all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

The Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary. All Designations and Revocations must be evidenced by resolutions of the board of directors of the Company, delivered to the Trustee certifying compliance with the preceding provisions.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a)  Except as provided in paragraph (b) below, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(2)	make loans or advances to, or Guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary; or

(3)	transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b)  Paragraph (a) above will not apply to encumbrances or restrictions existing under or by reason of:

(1)	applicable law;

(2)	the Indenture;

(3)
the Bank Credit Facility (and other Senior Indebtedness) as in effect on the initial issue date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, that any amendment, restatement, renewal, replacement or refinancing is not materially more restrictive with respect to such encumbrances or restrictions than those in existence on the initial issue date;

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(4)
customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Indebtedness secured by a Lien, in each case permitted to be Incurred under the Indenture;

(5)
any instrument governing Acquired Indebtedness not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition merger or consolidation, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(6)
restrictions with respect to a Restricted Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary; provided, that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(7)	customary restrictions imposed on the transfer of copyrighted or patented materials;

(8)
an agreement governing Indebtedness Incurred to Refinance the Indebtedness issued, assumed or Incurred pursuant to an agreement referred to in clause (5) of this paragraph (b); provided, that such Refinancing agreement is not materially more restrictive with respect to such encumbrances or restrictions than those contained in the agreement referred to in such clause (5).

Limitation on Layered Indebtedness

The Company will not, and will not permit any Note Guarantor to, directly or indirectly, Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness, unless such Indebtedness is expressly subordinate in right of payment to the Notes to the same extent and on the same terms as such Indebtedness is subordinate to such other Indebtedness, or ranks equally with, the Notes or, in the case of a Note Guarantor, its Note Guarantee.

Limitation on Liens

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind (except for Liens securing Senior Indebtedness and Permitted Liens) against or upon any of their respective properties or assets, whether owned on the initial issue date or acquired after the initial issue date, or any proceeds therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made:

(1)	in the case of the Company or any Restricted Subsidiary other than a Note Guarantor, to secure the Notes and all other amounts due under the Indenture; and

(2)	in the case of a Note Guarantor, to secure such Note Guarantor’s Note Guarantee of the Notes and all other amounts due under the Indenture;

in each case, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee, as the case may be, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien.

Limitation on Merger, Consolidation and Sale of Assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or

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otherwise dispose of) all or substantially all of the Company’s properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), to any Person unless:

(a)	either:

(1)	the Company shall be the surviving or continuing corporation, or

(2)
the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(A)	shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and

(B)
shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance and observance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(b)
immediately after giving effect to such transaction and the assumption contemplated by clause (a)(2)(B) above (including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be:

(1)	shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction, and

(2)	shall be able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (1) of “—Limitation on Incurrence of Additional Indebtedness”;

(c)
immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (a)(2)(B) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

(d)
each Note Guarantor (including Persons that become Note Guarantors as a result of the transaction) shall have confirmed by supplemental indenture that its Note Guarantee shall apply for the Obligations of the Surviving Entity in respect of the Indenture and the Notes; and

(e)
the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to the transaction have been satisfied.

For purposes of this covenant, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries), shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The provisions of clause (b)(2) above shall not apply to:

(1)	any transfer of the properties or assets of a Restricted Subsidiary to the Company or to a Note Guarantor;

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(2)	any merger of a Restricted Subsidiary into the Company or a Note Guarantor;

(3)	any merger of the Company into a Wholly Owned Restricted Subsidiary created for the purpose of holding the Capital Stock of the Company;

(4)	a merger between the Company and a newly-created Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States,

so long as, in each case the Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries in accordance with this covenant, in which the Company is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such. For the avoidance of doubt, compliance with this covenant shall not affect the obligations of the Company (including a Surviving Entity, if applicable) under “—Change of Control,” if applicable.

Each Note Guarantor will not, and the Company will not cause or permit any Note Guarantor to, consolidate with or merge into, or sell or dispose of all or substantially all of its assets to, any Person (other than the Company) that is not a Note Guarantor unless:

(1)
such Person (if such Person is the surviving entity) assumes all of the obligations of such Note Guarantor in respect of its Note Guarantee by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and opinion of counsel, and such transaction is otherwise in compliance with the Indenture; or

(2)	such Note Guarantee is to be released as provided under “Note Guarantees”; or

(3)	such sale or other disposition of substantially all of such Note Guarantor’s assets is made in accordance with “—Limitation on Sale of Assets.”

Limitation on Transactions with Affiliates

(1)
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), unless:

(a)
the terms of such Affiliate Transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company;

(b)
in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $         million, the terms of such Affiliate Transaction shall be approved by a majority of the members of the board of directors of the Company (including a majority of the disinterested members thereof), the approval to be evidenced by a Board Resolution stating that the board of directors has determined that such transaction complies with the preceding provisions; and

(c)
in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $         million, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate Transaction to the Company and the relevant Restricted Subsidiary (if any) from a financial point of view from an Independent Financial Advisor and file the same with the Trustee.

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(2)	Paragraph (1) above shall not apply to:

(a)	Affiliate Transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries;

(b)
reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company’s board of directors;

(c)	Affiliate Transactions undertaken pursuant to any contractual obligations or rights in existence on the initial issue date as in effect on the Issue Date, including the Crown Agreements;

(d)
any Restricted Payments made in cash or any payments made with Capital Stock of the Company (other than Disqualified Capital Stock), in each case in compliance with “Limitation on Restricted Payments”; and

(e)
loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and not exceeding $         million outstanding at any one time.

Conduct of Business

The Company and its Restricted Subsidiaries will not engage in any business other than a Permitted Business.

Reports to Holders

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes remain outstanding, the Company will:

(1)
provide the Trustee and the Holders with the annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections within 15 days after the times specified for the filing of the information, documents and reports under such Sections; and

(2)
file with the Commission, to the extent permitted, the information, documents and reports referred to in clause (1) above within the periods specified for such filings under the Exchange Act (whether or not applicable to the Company).

In addition, at any time when the Company is not subject to or is not current in its reporting obligations under clause (2) of the preceding paragraph, the Company will make available, upon request, to any holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

Payments for Consent

Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes, unless the consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default

The following are “Events of Default”:

(1)	default in the payment when due of the principal of or premium, if any, on any Notes, including the failure to make a required payment to purchase Notes tendered pursuant to an optional redemption,

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Change of Control Offer or an Asset Sale Offer, whether or not prohibited by the provisions of the Indenture described under “Subordination of the Notes and the Note Guarantees”;

(2)
default for 30 days or more in the payment when due of interest on any Notes, whether or not prohibited by the provisions of the Indenture described under “Subordination of the Notes and the Note Guarantees”;

(3)	the failure to perform or comply with any of the provisions described under “Certain Covenants—Merger, Consolidation and Sale of Assets”;

(4)
the failure by the Company or any Restricted Subsidiary to comply with any other covenant or agreement contained in the Indenture or in the Notes for 30 days or more after written notice to the Company from the Trustee or the Holders of at least       % in aggregate principal amount of the outstanding Notes;

(5)
Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $         million;

(6)
failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments against any of them, aggregating $         million or more, which judgment(s) are not paid, discharged or stayed for a period of 60 days or more;

(7)	certain events of bankruptcy affecting the Company or any of its Significant Restricted Subsidiaries; or

(8)
except as permitted by the Indenture, any Note Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Note Guarantor, or any Person acting on behalf of any Note Guarantor, denies or disaffirms such Note Guarantor’s obligations under its Note Guarantee.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least         % in principal amount of outstanding Notes may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes to be immediately due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration.” If an Event of Default specified in clause (7) above occurs with respect to the Company, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)
to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4)	if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

No rescission shall affect any subsequent Default or impair any rights relating thereto.

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The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

No Holder of any Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless:

(1)	such Holder gives to the Trustee written notice of a continuing Event of Default;

(2)	Holders of at least % in principal amount of the then outstanding Notes make a written request to pursue the remedy;

(3)	such Holders of the Notes provide to the Trustee satisfactory indemnity;

(4)	the Trustee does not comply within 60 days; and

(5)
during such 60 day period the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

provided, that a Holder of a Note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

The Company is required to deliver to the Trustee written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof. In addition, the Company is required to deliver to the Trustee, within 105 days after the end of each fiscal year, an Officers’ Certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous fiscal year; the status of Default or Event of Default described and what actions the Company is taking or proposes to take upon respect thereto. The Indenture provides that if a Default or Event of Default occurs, is continuing and is actually known to the Trustee, the Trustee must mail to each Holder notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes on the 91st day after the deposit specified in clause (1) of the second following paragraph, except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)
the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

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(3)	the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, certain direct non-callable obligations of, or guaranteed by, the United States, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)
in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable and independent of the Company to the Trustee to the effect that:

(a)	the Company have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)
since the initial issue date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee and independent of the Company to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default shall have occurred and be continuing on the date of the deposit pursuant to clause (1) of this paragraph (except any Default or Event of Default resulting from the failure to comply with “Certain Covenants—Limitation on Indebtedness” as a result of the borrowing of the funds required to effect such deposit) and, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit, and the Trustee shall have received Officers’ Certificates to such effect on the date of such deposit and, in the case of Legal Defeasance, on such 91st day;

(5)
the Trustee shall have received an Officers’ Certificate stating that such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

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(6)
the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7)
the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8)
the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9)
the Company shall have delivered to the Trustee an opinion of counsel (subject to customary qualifications and exclusions) to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either:

(a)
all the Notes theretofor authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofor been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)
all Notes not theretofor delivered to the Trustee for cancellation have become due and payable, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds or certain direct, non-callable obligations of, or guaranteed by, the United States sufficient without reinvestment to pay and discharge the entire Indebtedness on the Notes not theretofor delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment;

(2)	the Company has paid all other sums payable under the Indenture and the Notes by it; and

(3)
the Company has delivered to the Trustee an Officers’ Certificate stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Note Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture or the Notes for certain specified purposes, including curing ambiguities, defects or inconsistencies, adding Note Guarantees or covenants, issuing Additional Notes and making other changes which do not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including solely on an opinion of counsel and Officers’ Certificate. Other modifications and amendments of the Indenture or the Notes may be made with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1)	reduce the amount of Notes whose Holders must consent to an amendment or waiver;

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(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3)
reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

(4)	make any Notes payable in money other than that stated in the Notes;

(5)
make any change in provisions of the Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6)
amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated;

(7)	modify the subordination provisions of the Indenture with respect to the Company or any Note Guarantor in a manner that adversely affects the rights of any Holder; and

(8)	eliminate or modify in any manner a Note Guarantor’s obligations with respect to its Note Guarantee which adversely affects Holders in any material respect, except as contemplated in the Indenture.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign as provided in the TIA.

No Personal Liability

An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Note Guarantor shall not have any liability for any obligations of the Company or such Note Guarantor under the Notes (including the Note Guarantees) or the Indenture or for any claims based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other terms used herein for which no definition is provided.

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“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person. Such Indebtedness shall be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.

“Additional Notes” has the meaning set forth under “Additional Notes” above.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that beneficial ownership of     % or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” has the meaning set forth under “Certain Covenants—Limitation on Transactions with Affiliates.”

“Asset Acquisition” means:

(1)
an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary;

(2)
the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

(3)	any Revocation with respect to an Unrestricted Subsidiary.

“Asset Sale” means any direct or indirect sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including a Sale and Leaseback Transaction (each, a “disposition”) by the Company or any Restricted Subsidiary of:

(a)	any Capital Stock, or

(b)	any property or assets (other than cash, Cash Equivalents or Capital Stock) of the Company or any Restricted Subsidiary;

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	the Disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under “Certain Covenants—Merger, Consolidation and Sale of Assets”;

(2)	a Disposition of inventory or obsolete or worn-out equipment in the ordinary course of business;

(3)	Dispositions of assets in any fiscal year with a Fair Market Value not to exceed $ million in the aggregate;

(4)	for purposes of “Certain Covenants—Limitation on Asset Sales” only, the making of a Restricted Payment permitted under “Certain Covenants—Limitation on Restricted Payments”;

(5)	a Disposition to the Company or a Restricted Subsidiary, including a Person that is or will become a Restricted Subsidiary immediately after the Disposition; and

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(6)	foreclosure of a Lien incurred in accordance with the Indenture.

“Asset Sale Offer” has the meaning set forth under “Certain Covenants—Limitation on Asset Sales.”

“Asset Sale Transaction” means any Asset Sale and, whether or not constituting an Asset Sale, (1) any sale or other disposition of Capital Stock and (2) any Designation with respect to an Unrestricted Subsidiary.

“Bank Credit Facility” means the credit agreement dated as of [the initial issue date] between the Company, and and all amendments thereto, together with the related documents thereto (including, without limitation, any Guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified or replaced from time to time by one or more credit agreements, including any agreement adding Subsidiaries of the Company as additional borrowers or guarantors thereunder or increasing amounts borrowed or available to be borrowed thereunder, extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement(s) or any successor or replacement agreement(s) and whether by the same or any other agent, lender or group of lenders.

“Blockage Notice” has the meaning set forth under “—Subordination of the Notes and the Note Guarantees.”

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the board of directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” means:

(1)
with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2)	with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(3)	any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Cash Equivalents” means:

(1)
marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)
marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

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(3)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)
certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than $500 million;

(5)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)
any Person or Group (other than the Parent) is or becomes the “beneficial owner,” directly or indirectly, in the aggregate of more than     % of the total voting power of the Voting Stock of the Company (including a Surviving Entity, if applicable), if applicable) than such other Person or Group, in each case, whether by virtue of the issuance, sale or other disposition of Capital Stock of the Company or a direct or indirect holder of Capital Stock of the Company, a merger or consolidation involving the Company, a direct or indirect holder of Capital Stock of the Company or such Person or Group, a sale of all or substantially all of its assets by the Company or such Person or Group, any voting trust agreement or other agreement to which the Company, a direct or indirect holder of Capital Stock of the Company or any such Person or Group is a party or is subject, or otherwise;

(2)
during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company, together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company, was approved by a vote of a majority of the directors of the Company, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of the Company then in office; or

(3)
the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company, whether or not otherwise in compliance with the provisions of the Indenture.

For purposes of this definition:

(a)
“beneficial owner” shall have the meaning specified in Rules 13d-3 and 13d-5 under the Exchange Act, except that any Person or Group shall be deemed to have “beneficial ownership” of all securities that such Person or has the right to acquire, whether such right is exercisable immediately, only after the passage of time or, except in the case of the Permitted Holders, upon the occurrence of a subsequent condition.

(b)	“Person” and “Group” shall have the meanings for “person” and “group” as used in Sections 13(d) and 14(d) of the Exchange Act; and

(c)
any Person or Group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such Person or Group beneficially own, directly or indirectly, in the aggregate at least       % of the voting power of the Voting Stock of the parent corporation and no other Person or Group beneficially owns an equal or greater amount of the Voting Stock of the parent corporation.

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“Change of Control Payment” has the meaning set forth under “Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “Change of Control.”

“Commission” means the Securities and Exchange Commission, or any successor agency thereto with respect to the regulation or registration of securities.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the initial issue date or issued after the initial issue date, and includes, without limitation, all series and classes of such common equity interests.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus or minus the following to the extent deducted or added, as the case may be, in calculating such Consolidated Net Income:

(1)	Consolidated Income Tax Expense for such period; plus

(2)	Consolidated Interest Expense for such period; plus

(3)	Consolidated Non-cash Charges for such period; less

(4)
(x) all non-cash credits and gains increasing Consolidated Net Income for such period and (y) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

Notwithstanding the foregoing, the items specified in clauses (1), (3) and (4) above for any Restricted Subsidiary shall be added to Consolidated Net Income in calculating Consolidated EBITDA only:

(a)	in proportion to the percentage of the total Capital Stock of such Restricted Subsidiary held directly or indirectly by the Company, and

(b)
to the extent that a corresponding amount would be permitted at the date of determination to be distributed to the Company by such Restricted Subsidiary pursuant to its charter and bylaws and each law, regulation, agreement or judgment applicable to such distribution.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of the aggregate amount of Consolidated EBITDA for the four most recent full fiscal quarters for which financial statements are available ending prior to the date of such determination (the “Four Quarter Period”) to Consolidated Fixed Charges for such Four Quarter Period. For purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Securities Act of 1933 for the period of such calculation to:

(1)
the Incurrence or repayment (excluding revolving credit borrowings Incurred or repaid in the ordinary course of business for working capital purposes) or redemption of any Indebtedness or Preferred Stock of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof), including the Incurrence of any Indebtedness or Preferred Stock (and the application of the proceeds thereof) giving rise to the need to make such determination, occurring during such Four Quarter Period or at any time subsequent to the last day of such Four Quarter Period and on or prior to such date of determination, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of such Four Quarter Period;

(2)
any Asset Sale Transaction or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such determination as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) Incurring Acquired Indebtedness and including, without limitation, by giving pro forma effect to any Consolidated EBITDA (provided, that such pro forma Consolidated EBITDA shall be

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calculated in a manner consistent with the exclusions in the definition of Consolidated Net Income) attributable to the assets which are the subject of the Asset Sale Transaction or Asset Acquisition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to such date of determination, as if such Asset Sale Transaction or Asset Acquisition (including the Incurrence of any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(a)
interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date of determination;

(b)
if interest on any Indebtedness actually Incurred on such date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such date of determination will be deemed to have been in effect during the Four Quarter Period; and

(c)
notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by any Interest Rate Agreement or any Currency Agreement, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense, plus

(2)	the product of:

(a)
the amount of all cash and non-cash dividend payments on any series of Preferred Stock or Disqualified Capital Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times; and

(b)
a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated U.S. federal, state and local tax rate of the Company, expressed as a decimal.

“Consolidated Income Tax Expense” means, with respect to the Company for any period, the provision for U.S. federal, state, local and non-U.S. income taxes payable by the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the sum of, without duplication determined on a consolidated basis in accordance with GAAP:

(1)
the aggregate of cash and non-cash interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation (whether or not interest expense in accordance with GAAP):

(a)	any amortization or accretion of debt discount or any interest paid on Indebtedness of the Company in the form of additional Indebtedness,

(b)	any amortization of deferred financing costs,

(c)	the net costs under any Interest Rate Agreement or any Currency Agreement (including amortization of fees),

(d)	all capitalized interest,

(e)	the interest portion of any deferred payment obligation,

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(f)	commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers’ acceptances, and

(g)
any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); and

(2)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom:

(1)	net after-tax gains (but not losses) from Asset Sale Transactions or abandonments or reserves relating thereto;

(2)	net after-tax items classified as extraordinary gains (but not losses);

(3)	for purposes of calculating Consolidated Net Income pursuant to clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments” only, the net income (or loss) of:

(a)	any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary;

(b)	a Successor Company prior to assuming the Company’s obligations under the Indenture and the Notes pursuant to “Certain Covenants—Limitation on Merger, Consolidation and Sale of Assets”;

(4)
the net income (but not loss) of any Restricted Subsidiary to the extent that a corresponding amount could not be distributed to the Company at the date of determination as a result of any restriction pursuant to such Restricted Subsidiary’s charter or bylaws or any law, regulation, agreement or judgment applicable to any such distribution;

(5)	the net income (but not loss) of any Person other than the Company or a Restricted Subsidiary;

(6)	any increase (but not decrease) in net income attributable to minority interests in any Restricted Subsidiary;

(7)
any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the initial issue date; and

(8)	the cumulative effect of changes in accounting principles.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, amortization and other non-cash expenses or losses of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which constitutes an accrual of or a reserve for cash charges for any future period or the amortization of a prepaid cash expense paid in a prior period).

“Covenant Defeasance” has the meaning set forth under “Legal Defeasance and Covenant Defeasance.”

“Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party.

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“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Indebtedness” means:

(1)
in respect of the Company, the Bank Credit Facility and any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $     million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness”; and

(2)
in respect of any Note Guarantor, the Bank Credit Facility and any other Senior Indebtedness of any Note Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $     million and is specifically designated by such Note Guarantor in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness.”

“Designation” and “Designation Amount” have the meanings set forth under “Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries” above.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the 91st day after the final maturity date of the Notes.

“Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia or that Guarantees or otherwise provides credit support for (other than through a non-recourse pledge of Capital Stock to secure a Bank Credit Facility) Indebtedness of the Company or a Note Guarantor.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, that the Fair Market Value of any such asset or assets shall be determined conclusively by the board of directors of the Company acting in good faith, and shall be evidenced by a Board Resolution.

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio above.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States that are in effect as of the initial issue date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person:

(1)	to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-

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well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part,

provided, that “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. “Guarantee” used as a verb has a corresponding meaning.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the preceding). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

“Indebtedness” means with respect to any Person, without duplication:

(1)	the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(2)	the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)
all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5)	all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof;

(6)	Guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (8) and (9) below;

(7)
all Indebtedness of any other Person of the type referred to in clauses (1) through (6) which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Indebtedness so secured;

(8)	all obligations under any Interest Rate Agreement or Currency Agreements of such Person; and

(9)
all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided, that:

(a)	if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price shall be calculated in accordance with the terms of the Disqualified Capital Stock

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as if the Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and

(b)	if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value shall be the Fair Market Value thereof.

“Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the judgment of the Company’s board of directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

“Interest Rate Agreement” of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of interest hedging agreements.

“Investment” means, with respect to any Person, any:

(1)	direct or indirect loan or other extension of credit (including, without limitation, a Guarantee) to any other Person,

(2)	capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person, or

(3)	any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

“Investment” shall exclude accounts receivable or deposits arising in the ordinary course of business. “Invest,” “Investing” and “Invested” shall have corresponding meanings.

For purposes of the “Limitation on Restricted Payments” covenant, the Company shall be deemed to have made an “Investment” in an Unrestricted Subsidiary at the time of its Designation, which shall be valued at the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary or owed to the Company or any Restricted Subsidiary immediately following such Designation. Any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Common Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any other Restricted Subsidiary immediately following such sale or other disposition.

“Investment Return” means, in respect of any Investment made after the initial issue date by the Company or any Restricted Subsidiary and treated as a Restricted Payment:

(1)
the cash proceeds received by the Company upon the sale, liquidation or repayment of such Investment or, in the case of a Guarantee, the amount of the Guarantee upon the unconditional release of the Company and its Restricted Subsidiaries in full, less any payments previously made by the Company or any Restricted subsidiary in respect of such Guarantee;

(2)	in the case of the Revocation of the Designation of an Unrestricted Subsidiary, an amount equal to the lesser of:

(a)	the Company’s Investment in such Unrestricted Subsidiary at the time of such Revocation;

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(b)
that portion of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of Revocation that is proportionate to the Company’s equity interest in such Unrestricted Subsidiary at the time of Revocation; and

(c)	the Designation Amount with respect to such Unrestricted Subsidiary upon its Designation which was treated as a Restricted Payment; and

(3)
in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company’s or any Restricted Subsidiary’s existing Investment in such Person, in the case of each of (1), (2) and (3), up to the amount of such Investment that was treated as a Restricted Payment less the amount of any previous Investment Return credited in respect of such Investment.

“Legal Defeasance” has the meaning set forth under “Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that, the lessee in respect of a Capitalized Lease Obligation shall be deemed to have Incurred a Lien on the property leased thereunder.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of:

(1)	reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)	taxes paid or payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)	repayment of Indebtedness secured by a Lien permitted under the Indenture that is required to be repaid in connection with such Asset Sale; and

(4)
appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Note Guarantee” means any guarantee of the Company’s Obligations under the Notes and the Indenture provided by a Restricted Subsidiary pursuant to the Indenture.

“Note Guarantor” means any Restricted Subsidiary which provides a Note Guarantee pursuant to the Indenture until such time as its Note Guarantee is released in accordance with the Indenture.

“Constar Parent Agreements” means the following agreements between the Company and Crown Cork & Seal Company, Inc. or an affiliate thereof dated as of the initial issue date:

(a)	Transition Services Agreement;

(b)	Corporate Agreement;

(c)	Non-Competition Agreement;

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(d)	Services Agreement;

(e)	Salt Lake City PET Products Supply and Lease of Related Assets Agreement;

(f)	PET Component Supply and Lease of Related Assets Agreement;

(g)	Registration Rights Agreement;

(h)	Research and Development Agreement;

(i)	Patent License Agreement;

(j)	Voghera PET Preform Supply and Lease of Related Assets Agreement; and

(k)	Faba Supply Agreement.

“Obligations” means, with respect to any Indebtedness, any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness, including in the case of the Notes and the Note Guarantees, the Indenture.

“Parent” means Crown Cork & Seal Company, Inc. and any other Person, the Voting Stock of which is wholly-owned directly or indirectly by Crown Cork & Seal Company, Inc.

“Payment Blockage Notice” has the meaning set forth under “—Subordination of the Notes and the Note Guarantees.”

“Permitted Business” means the business or businesses conducted by the Company and its Restricted Subsidiaries as of the initial issue date and any business ancillary or complementary thereto.

“Permitted Indebtedness” has the meaning set forth under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

“Permitted Investments” means:

(1)
Investments by the Company or any Restricted Subsidiary in any Person that is, or that result in any Person becoming, immediately after such Investment, a Restricted Subsidiary or constituting a merger or consolidation of such Person into the Company or with or into a Restricted Subsidiary;

(2)	Investments by any Restricted Subsidiary in the Company;

(3)	Investments in cash and Cash Equivalents;

(4)
any extension, modification or renewal of any Investments existing as of the initial issue date (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the initial issue date);

(5)	Investments permitted pursuant to clause (2)(b) or (e) of “Certain Covenants—Limitations on Transactions with Affiliates”;

(6)
Investments received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof;

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(7)
Investments made by the Company or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with the covenant described under “Certain Covenants—Limitation on Asset Sales”;

(8)	Investments made solely in the form of common equity of the Company constituting Qualified Capital Stock; and

(9)	other Investments not to exceed $ million at any one time outstanding.

“Permitted Junior Securities” means any securities of the Company or any other Person that are:

(1)	equity securities without special covenants; or

(2)
unsecured debt securities expressly subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in the Indenture, and that have a final maturity date and a Weighted Average Life to Maturity which is at least six months greater than the final maturity of such Senior Indebtedness (as modified or issued in exchange for Senior Indebtedness by the plan of reorganization or other court order pursuant to which such securities are issued).

“Permitted Liens” means any of the following:

(1)
any interest or title of a lessor under any Capitalized Lease Obligation; provided, that such Liens do not extend to any property which is not leased property subject to such Capitalized Lease Obligation;

(2)	purchase money Liens securing Purchase Money Indebtedness Incurred to finance the acquisition of tangible assets of the Company or a Restricted Subsidiary used in a Permitted Business; provided, that:

(a)
the related Purchase Money Indebtedness shall not exceed the cost of such property and shall not be secured by any property of the Company or any Restricted Subsidiary other than the property so acquired, and

(b)	the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

(3)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(4)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(5)
Liens securing Interest Rate Agreements or Currency Agreements that relate to Indebtedness that is Incurred in accordance with “Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and that are secured by the same assets as secure such Interest Rate Agreements or Currency Agreements;

(6)
Liens existing on the initial issue date and Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the covenant described under “Certain Covenants—Limitation on Liens” and which Indebtedness has been Incurred in accordance with “Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; provided, that such new Liens:

(a)	are no less favorable to the Holders of Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and

(b)	do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by such Refinancing Indebtedness; and

(7)
Liens securing Acquired Indebtedness Incurred in accordance with “Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided, that

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(a)
such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and

(b)
such Liens do not extend to or cover any property of the Company or any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary.

“Person” means an individual, partnership, limited partnership corporation, company, limited liability company, unincorporated organization, trust, joint venture, or governmental agency or political subdivision thereof.

“Post-Petition Interest” means all interest accrued or accruing after the commencement of any insolvency or liquidation proceeding (and interest that would accrue but for the commencement of any insolvency or liquidation proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Public Equity Offering” has the meaning set forth under “—Redemption.”

“Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of Refinancing.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary, to the extent that such Refinancing does not:

(1)
result in an increase in the aggregate principal amount of the Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2)	create Indebtedness with:

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(a)	a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

(b)	a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided, that:

•	if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness of the Company,

•	if such Indebtedness being Refinanced is Indebtedness of a Note Guarantor, then such Indebtedness shall be Indebtedness of the Company and/or such Note Guarantor, and

•
if such Indebtedness being Refinanced is Subordinated Indebtedness, then such Refinancing Indebtedness shall be subordinate to the Notes or the relevant Note Guarantee, if applicable, at least to the same extent and in the same manner as the indebtedness being Refinanced.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

“Restricted Payment” has the meaning set forth under “Certain Covenants—Limitation on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary.

“Revocation” has the meaning set forth under “Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the initial issue date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property.

“Senior Indebtedness” means, at any date, with respect to the Company or any Note Guarantor, as the case may be:

(1)	all Obligations of the Company or such Note Guarantor, as the case may be under the Bank Credit Facility, including all Interest Rate Agreements or Currency Agreements with respect thereto; and

(2)	all Obligations in respect of Indebtedness of the Company or such Note Guarantor, as the case may be, for borrowed money or in respect of Capitalized Lease Obligations.

Notwithstanding the preceding, Senior Indebtedness shall not include any liability or Obligation of the Company or any Note Guarantor, as the case may be in respect of the following:

(1)	U.S. federal, state, local, non-U.S. or other taxes;

(2)	any Indebtedness among or between the Company and any Subsidiary or Affiliate of the Company;

(3)	any trade payables;

(4)	that portion of any Indebtedness that is Incurred in violation of the Indenture;

(5)	any Disqualified Capital Stock;

(6)
any Indebtedness that, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company or such Note Guarantor, as the case may be; or

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(7)
any Indebtedness that is not by its express terms senior in right of payment to the Notes, in the case of the Company, or the relevant Note Guarantee, in the case of such Note Guarantor, or is subordinated in right of payment to any other Indebtedness of the Company or such Note Guarantor, as the case may be.

“Senior Subordinated Indebtedness” means, with respect to the Company, the Notes and, with respect to any Note Guarantor, such Note Guarantor’s Note Guarantee, and any other Indebtedness of the Company or such Note Guarantor, as the case may be that specifically provides that such Indebtedness is to rank equal in right of payment with the Notes or such Note Guarantor, as the case may be and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company or such Note Guarantor, as the case may be which is not Senior Indebtedness.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means, with respect to the Company or any Note Guarantor, any Indebtedness of the Company or such Note Guarantor, as the case may be which is expressly subordinated in right of payment to the Notes or the relevant Note Guarantee, as the case may be.

“Subsidiary” means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person’s outstanding Voting Stock.

“Surviving Entity” has the meaning set forth under “Certain Covenants—Merger, Consolidation and Sale of Assets.”

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to “Certain Covenants—Designation of Unrestricted Subsidiaries.” Any such designation may be revoked by a Board Resolution of the Company, subject to the provisions of such covenant.

“Voting Stock” with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

(2)	the sum of the total of the products obtained by multiplying:

(a)
the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

(b)	the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of the Company means any Restricted Subsidiary of which all the outstanding Capital Stock (other than in the case of a Restricted Subsidiary not organized in the United States, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any Wholly Owned Restricted Subsidiary.

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Book-Entry Notes

Book-Entry Notes.    Except under the limited circumstances described below, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, all the notes will be represented by one or more fully registered global notes.

Each global note will be deposited with The Depository Trust Company, a securities depositary, and will be registered in the name of DTC’s nominee, Cede & Co. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the notes and will be considered the sole representative of the beneficial owners of the notes for purposes of the indenture.

The registration of the global securities in the name of Cede & Co. will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of holders to transfer book-entry notes.

Purchasers of the notes in the United States may hold interests in the global notes through DTC only if they are participants in the DTC system. Purchasers may also hold interests indirectly through a securities intermediary—banks, brokerage houses and other institutions that maintain securities accounts for customers— that has an account with DTC or its nominee. DTC will maintain accounts showing the note holdings of participants, and these participants will in turn maintain accounts showing the note holdings of their customers. Some of these customers may themselves be securities intermediaries holding notes for their customers. Thus, each beneficial owner of a book-entry note will hold that note through a hierarchy of intermediaries, with DTC at the “top” and the beneficial owner’s own securities intermediary at the “bottom.”

In this prospectus, unless and until definitive (paper) notes are issued to the beneficial owners as described below, all references to “holders” of notes shall mean DTC. We, the trustee and any paying agent, transfer agent or registrar may treat DTC as the absolute owner of the notes for all purposes.

We will make all distributions of principal and interest on the notes to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the notes. DTC and its participants are generally required by law to receive and transmit all distributions, notices and directions from us and the trustee to the beneficial owners through a chain of intermediaries. Purchasers of the notes will not receive written confirmation from DTC of their purchases. However, beneficial owners of book-entry notes are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which they entered into the transaction.

Similarly, we and the trustee will accept notices and directions solely from DTC. Therefore, in order to exercise any rights of a holder of notes under the indenture, each person owning a beneficial interest in the notes must rely on the procedures of DTC. If the beneficial owner is not a participant in DTC, then it must rely on the procedures of the participant through which that person owns its interest. DTC will take actions under the indenture only at the direction of its participants, which in turn will act only at the direction of the beneficial owners. Some of these actions, however, may conflict with actions DTC takes at the direction of other participants and beneficial owners.

Notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them.

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Book-entry notes may be more difficult to pledge because of the lack of a physical certificate. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner's account.

Distributions on Book-Entry Notes.    We will make all distributions of principal and interest on book-entry notes to DTC. Upon receipt of any payment of principal or interest, DTC will credit the accounts of its participants on its book-entry registration and transfer system. DTC will credit those accounts in proportion to the participants, respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by participants to beneficial owners of book-entry notes will be governed by standing instructions and customary practices, as is now the case with securities held for the account of customers in bearer form or registered in “street-name,” and will be the responsibility of the participants.

Definitive Notes and Paying Agents.    A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) notes only if:

•	DTC is unwilling or unable to continue as depositary for such global security, and we are unable to find a qualified replacement for DTC within 90 days;

•	at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

•	we in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive notes in registered form.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive notes are available and notice will be made by first class mail, postage prepaid, to the addresses that appear on the register of Constar. The notices will be deemed to have been given at the date of the mailing or on the date of the first publication, as the case may be. Beneficial owners of book-entry notes will then be entitled (1) to receive physical delivery in certificated form of definitive notes equal in principal amount to their beneficial interest and (2) to have the definitive notes registered in their names. The definitive notes will be issued in denominations of $1,000 and whole multiples of $1,000 in excess of that amount. Definitive notes will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the notes. DTC may base its written instruction upon directions it receives from its participants. Thereafter, the registered holders of the definitive notes appearing in the register of note holders maintained by the registrar will be recognized as the “holders” of the notes under the indenture.

The indenture will provide for the replacement of a mutilated, lost, stolen or destroyed definitive note, so long as the applicant furnishes to the Company and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive notes are issued, the holders of definitive notes will be able to receive payment of principal and interest on their notes at the office of the Company’s paying agent maintained in the Borough of Manhattan. Payment of principal of a definitive note may be made only against surrender of the note to the Company’s paying agent. The Company has the option, however, of making payments of interest by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

The Company’s paying agent in the Borough of Manhattan and registrar for the notes is currently                  located in the Borough of Manhattan,

In the event that definitive notes are issued, the holders of the definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the offices of                 . A form of such instrument of transfer will be obtainable at the office of                 . Upon surrender, the Company will execute, and the trustee will authenticate and deliver, new notes to the designated transferee in the amount being transferred, and a new note for any amount not being transferred will be issued to the transferor. The Company will not charge any fee for the registration of transfer or exchange, except that the Company may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

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The Depository Trust Company.    DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We and the trustee will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, notes certificates are required to be printed and delivered. Additionally, the trustee, with our consent, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the notes. In that event, certificates for the notes will be printed and delivered.

The information in this section concerning DTC has been provided by DTC for informational purposes only. Neither we nor the trustee takes responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind.

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MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

General

This section summarizes the material U.S. federal income and estate tax consequences to holders of notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you buy your notes in the initial offering.

•
The discussion only covers you if you hold your notes as capital assets (that is, for investment purposes), and you are not a person in a special tax situation, such as a financial institution, an insurance company, a regulated investment company, a dealer in securities or currencies, a person holding the notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or a person whose functional currency is not the United States dollar.

•	The discussion does not cover tax consequences that depend upon your particular tax situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

A “U.S. holder” is (i) a citizen or resident of the U.S., (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a U.S. person will also be a U.S. holder for purposes of the following discussion. All references to “holders” (including U.S. holders) are to beneficial owners of the notes.

The term “Non-U.S. holder” refers to any beneficial owner of a note who or which is not a U.S. holder.

If you are considering buying notes, we urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes and the application of the U.S. federal income tax laws to your particular situation.

U.S. Holders

Taxation of Interest.    If you are a U.S. holder, you will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of Notes.    On the sale, retirement or redemption of your note:

•
You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note.

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•
Your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year. For an individual, the maximum tax rate on long-term capital gains is 20% (or 18% if the note is held for more than five years). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Withholding Tax on Payments of Principal and Interest on Notes.    Generally, payments of principal and interest on a note to a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that in the case of an interest payment:

•	you do not actually or constructively own 10% or more of the total combined voting power of all our voting stock;

•	you are not a controlled foreign corporation that is related to us within the meaning of U.S. federal income tax laws;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•
you are either (A) the beneficial owner of the note and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on a signed IRS Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution, that holds customers’ securities in the ordinary course of your trade or business (a “financial institution”) and that certifies under penalties of perjury that such an IRS Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest payment on a note if such interest is effectively connected with your conduct of a trade or business in the United States.

Gain on Disposition of the Notes.    You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a note, (except with respect to accrued and unpaid interest, which would be taxable as described above) unless:

•
you are an individual present in the U. S. for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a “tax home” in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the U.S.;

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are subject to provisions in the Internal Revenue Code applicable to certain U.S. expatriates.

U.S. Federal Estate Tax.    If you are an individual, your notes will not be subject to U.S. estate tax when you die, provided that, at your death, payments on the notes were not effectively connected with the conduct of a trade or business that you were conducting in the United States and you did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote. The United States federal estate tax was repealed in June, 2001; however, the repeal does not take effect until 2010. In addition, the legislation repealing the estate tax expires in 2011, and thus the estate tax will be reinstated at that time unless future legislation extends the repeal.

Backup Withholding and Information Reporting

U.S. Holders.    Information reporting will apply to payments of interest made by us on, or the proceeds of the sale or other disposition of, the notes with respect to certain non-corporate U.S. holders, and backup

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withholding may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders.    Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest on the notes by us or our agent to a Non-U.S. holder provided the Non-U.S. holder provides the certification described above under “—Non-U.S. Holders—Withholding Tax on Payments of Principal and Interest on Notes” or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a Non-U.S. holder may, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S.

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of notes effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of notes effected outside the United States by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a “controlled foreign corporation” for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of notes by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

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UNDERWRITING

Salomon Smith Barney Inc., is acting as the representative of the underwriters. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount Of Notes
Salomon Smith Barney Inc.

Total	$200,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus and some of the notes to dealers at the public offering price less a concession not to exceed $            per note. The underwriters may allow, and dealers may reallow, a concession not to exceed $            per note on sales to other dealers. If all of the notes are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

We, our officers and directors, Crown and its officers and directors have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any notes, any shares of our common stock or any securities convertible into or exchangeable for our common stock. Exceptions to the lock-up apply for:

•	the issuance of shares of our common stock in the concurrent initial public offering;

•	grants, purchases or exercises under any of the incentive compensation or other employee benefit plans described in this prospectus;

•	the pledge of common stock to Crown’s creditors and any sale of common stock upon foreclosure by Crown’s creditors; and

•
issuances by us of common stock in connection with any merger, consolidation or stock or asset acquisition, so long as the recipients of our common stock in such transaction agree to be bound by the lock-up restrictions described in this prospectus.

Salomon Smith Barney in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Prior to this offering of the notes and the concurrent initial public offering of our common stock, there has been no public market for our notes or our common stock. Consequently, the initial public offering price for the notes was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price of the notes will be the initial public offering price of our common stock set in the concurrent initial public offering thereof, our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the notes will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in the notes will develop and continue after this offering.

We currently have no intention of listing the notes on any securities exchange, and there can be no assurance given as to the liquidity of the trading market for the notes.

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The following table shows the underwriting discounts and commissions that Constar International Inc. is to pay to the underwriters in connection with this offering.

Paid By Constar International Inc.
Per Note	$
Total	$

In connection with the offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell the notes in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of notes in excess of the number of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of notes made in an amount up to the principal amount represented by the underwriters’ over-allotment option. In determining the source of notes to close out the covered syndicate short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of notes in the open market after the distribution has been completed or the exercise of the over- allotment option. The underwriters may also make “naked” short sales of notes in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of notes in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering, excluding underwriters’ discounts and commissions, will be $            .

Concurrently with this offering, Salomon Smith Barney has acted as representative of the underwriters in connection with the sale of our shares of common stock for which services no compensation has been or will be received. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of notes to underwriters for sale to their online brokerage account holders. The representatives will allocate notes to underwriters that may make Internet distributions on the same basis as other allocations. In addition, the underwriters may sell notes to securities dealers who resell notes to online brokerage account holders.

We have agreed, together with Crown, to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

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$200,000,000

Constar International Inc.

% Senior Subordinated Notes due 2012

P R O S P E C T U S

            , 2002

Salomon Smith Barney

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The expenses to be paid by Constar in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

	Amount
Securities and Exchange Commission Registration Fee	$13,800
NASD Filing Fee	$30,500
Nasdaq National Market Listing Fee	$110,000
Accounting Fees and Expenses	$1,200,000
Blue Sky Fees and Expenses	$10,000
Legal Fees and Expenses	$750,000
Transfer Agent and Registrar Fees and Expenses	$10,000
Printing and Engraving Expenses	$350,000
Trustee’s fees	$25,000
Miscellaneous Fees and Expenses	$700

Total	$2,500,000	*

All of the fees set forth above are estimates except for the SEC and NASD filing fees.

*	Crown Cork & Seal Company, Inc. will pay approximately $2,000,000 of the total fees.

Item 14.    Indemnification of Directors and Officers

Constar International Inc.    Constar International Inc. (“Constar”) is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Constar’s restated certificate of incorporation and restated bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware Code. The underwriting agreement also provides for the indemnification of the directors and officers in certain circumstances.

All of Constar’s directors and officers will be covered by insurance policies against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1934, as amended.

Constar, Inc.    Under the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), Pennsylvania corporations have the power to indemnify any person acting as a representative of the corporation against liabilities incurred in such capacity provided certain standards are met, including good faith and the belief that the particular action or failure to take action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against any person by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless a court determines that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court deems proper. A corporation is required to indemnify representatives of the corporation against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. In all other cases, if a representative of the corporation acted, or failed to act, in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as may be otherwise provided by a corporation’s bylaws, agreement, vote of shareholders or disinterested directors or otherwise. Indemnification so otherwise provided may not, however, be made if the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Expenses (including attorney’s fees) incurred in defending any such action may be paid by the corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any bylaws provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Constar, Inc.’s certificate of incorporation and bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the PBCL.

All of Constar, Inc.’s directors and officers will be covered by insurance policies against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1934, as amended.

Item 15.    Recent Sales of Unregistered Securities

None.

Item 16.    Exhibits and Financial Statement Schedules

(a)    Exhibits

Exhibit Number	Document
1.1	Form of Underwriting Agreement by and between Constar International Inc. and Salomon Smith Barney Inc. relating to Constar International Inc.’s common stock offering*
1.2	Form of Underwriting Agreement by and between Constar International Inc. and Salomon Smith Barney Inc. relating to Constar International Inc.’s % Senior Subordinated Notes due 2012.*
3.1	Amended and Restated Certificate of Incorporation *
3.2	Amended and Restated Bylaws*
4.1	Form of Indenture for Constar International Inc.’s % Senior Subordinated Notes due 2012.*
4.2	Specimen common stock certificate*
4.3	Specimen of % Senior Subordinated Note due 2012*
5.1	Opinion of Dechert*
10.1	Form of Transition Services Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.†
10.2	Form of Corporate Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.*
10.3	Form of Non-Competition Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.*
10.4	Form of Technical Services Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.*
10.5	Form of Salt Lake City PET Products Supply and Lease of Related Assets Agreement between Crown Cork & Seal Company (USA), Inc. and Constar, Inc.†
10.6	Form of Newark Component Supply and Lease of Related Assets Agreement between Crown Cork & Seal Company (USA), Inc. and Constar, Inc.†
10.7	Form of Registration Rights Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.*
10.8	Form of Research and Development Agreement between Crown Cork & Seal Technologies Corporation, CarnaudMetalbox plc and Constar International Inc.†
10.9	Form of Patent License Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.*
10.10	Form of Benefits Allocation Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.†
10.11	Form of Voghera PET Preform Supply and Lease of Related Assets Agreement between Crown Cork Italy S.p.A. and Constar Plastics of Italy S.R.L.†
10.12	Form of Faba Supply Agreement between Faba Sirma S.p.A. and Constar Plastics of Italy S.R.L.†
10.13	Form of Tax Sharing and Indemnification Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.
10.14	Form of Philadelphia Lease Agreement between Crown Cork & Seal Company, Inc. and Constar, Inc.*
10.15	Supply Agreement by and between Constar, Inc. and New Century Beverage, dated as of January 1, 1998†
10.16	Letter Agreement by and between Constar, Inc. and PepsiCo, Inc. dated January 17, 2001†
10.17	Letter Agreement between Constar, Inc. and Pepsi-Cola Company dated December 17, 2001.†
10.18	Form of Alsip Lease Agreement between Crown Cork & Seal Technologies Corporation and Constar, Inc.*
10.19	Form of Closures Patent License Agreement between Crown Cork & Seal Technologies Corporation and Constar International UK Limited.*
10.20	Form of Senior Secured Credit Facility*

Exhibit Number	Document
10.21	Constar International Inc. Employee Stock Purchase Plan
10.22	Constar International Inc. 2002 Non-Employee Directors’ Stock Option Plan
10.23	Constar International Inc. 2002 Stock-Based Incentive Compensation Plan
10.24	Form of Employment Agreement of Michael J. Hoffman*
10.25	Form of Employment Agreement of James C. Cook*
10.26	Form of Employment Agreement of James C.T. Bolton*
10.27	Form of Change of Control of Agreement*
10.28	Constar International Inc. Short-Term Incentive Plan
12.1	Statement of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Constar International Inc.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Dechert (included in Exhibit 5.1)
24.1	Power of Attorney**

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment requested.

(b)    Financial Statement Schedules

Schedule II — Valuation and Qualifying Accounts and Reserves

All other schedules are not applicable.

REPORT OF INDEPENDENT ACCOUNTANTS ON
FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Management of Crown Cork & Seal Company, Inc. and Constar International Inc.:

Our audits of the combined financial statements referred to in our report dated April 12, 2002 appearing on page F-2 of this Registration Statement also included an audit of the financial statement schedule listed in Item 16(b) of this Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements.

PricewaterhouseCoopers LLP

Philadelphia, PA
April 12, 2002

CONSTAR INTERNATIONAL INC.

Schedule II—Valuation and Qualifying Accounts and Reserves
(In thousands)

COLUMN A	COLUMN B	COLUMN C	COLUMN D		COLUMN E
		Additions	Deductions
Description	Balance at beginning of period	Charged to costs and expenses	Write-Offs	Cumulative Translation Adjustment	Balance at end of period

For the Year Ended December 31, 2001

Allowances deducted from assets to which they apply:
Trade accounts receivable	$605	$100	$(346)	$(24)	$335
Inventory	810	1,504	(1,898)	(31)	385

For the Year Ended December 31, 2000

Allowances deducted from assets to which they apply:
Trade accounts receivable	766	8,417	(8,531)	(47)	605
Inventory	906	1,321	(1,366)	(51)	810

For the Year Ended December 31, 1999

Allowances deducted from assets to which they apply:
Trade accounts receivable	2,313	3,750	(5,032)	(265)	766
Inventory	$2,670	$963	$(2,591)	$(136)	$906

Item 17.    Undertakings

(a)    The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)    The undersigned registrants hereby undertake that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by such registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the third day of July, 2002.

CONSTAR INTERNATIONAL INC.

By:	/s/ MICHAEL J. HOFFMAN
Name: Michael J. Hoffman Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE
/S/ MICHAEL J. HOFFMAN Michael J. Hoffman	President, Chief Executive Officer and Director (Principal Executive Officer)
/S/ JAMES C. COOK James C. Cook	Executive Vice President, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)

* Charles F. Casey	Director
* John W. Conway	Director

* William G. Little	Director
* Frank J. Mechura	Director
* Alan W. Rutherford	Director

*By:	/s/ MICHAEL J. HOFFMAN
Michael J. Hoffman Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the third day of July, 2002.

CONSTAR, INC.

By:	/s/ MICHAEL J. HOFFMAN
Name: Michael J. Hoffman Title: President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE
/S/ MICHAEL J. HOFFMAN Michael J. Hoffman	President and Director (Principal Executive Officer)
* Frank J. Mechura	Director
* Alan W. Rutherford	Director
/s/ JAMES C. COOK James C. Cook	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

*By:	/s/ MICHAEL J. HOFFMAN
Michael J. Hoffman Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document
1.1	Form of Underwriting Agreement by and between Constar International Inc. and Salomon Smith Barney Inc. relating to Constar International Inc.’s common stock offering*
1.2	Form of Underwriting Agreement by and between Constar International Inc. and Salomon Smith Barney Inc. relating to Constar International Inc.’s % Senior Subordinated Notes due 2012.*
3.1	Amended and Restated Certificate of Incorporation*
3.2	Amended and Restated Bylaws*
4.1	Form of Indenture for Constar International Inc.’s % Senior Subordinated Notes due 2012.*
4.2	Specimen common stock certificate*
4.3	Specimen of % Senior Subordinated Note due 2012*
5.1	Opinion of Dechert*
10.1	Form of Transition Services Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.†
10.2	Form of Corporate Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.*
10.3	Form of Non-Competition Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.*
10.4	Form of Technical Services Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.*
10.5	Form of Salt Lake City PET Products Supply and Lease of Related Assets Agreement between Crown Cork & Seal Company (USA), Inc. and Constar, Inc.†
10.6	Form of Newark Component Supply and Lease of Related Assets Agreement between Crown Cork & Seal Company (USA), Inc. and Constar, Inc.†
10.7	Form of Registration Rights Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.*
10.8	Form of Research and Development Agreement between Crown Cork & Seal Technologies Corporation, CarnaudMetalbox plc and Constar International Inc.†
10.9	Form of Patent License Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.*
10.10	Form of Benefits Allocation Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.†
10.11	Form of Voghera PET Preform Supply and Lease of Related Assets Agreement between Crown Cork Italy S.p.A. and Constar Plastics of Italy S.R.L.†
10.12	Form of Faba Supply Agreement between Faba Sirma S.p.A. and Constar Plastics of Italy S.R.L.†
10.13	Form of Tax Sharing and Indemnification Agreement between Crown Cork & Seal Company, Inc. and Constar International Inc.
10.14	Form of Philadelphia Lease Agreement between Crown Cork & Seal Company, Inc. and Constar, Inc.*
10.15	Supply Agreement by and between Constar, Inc. and New Century Beverage, dated as of January 1, 1998†

Exhibit Number	Document
10.16	Letter Agreement by and between Constar, Inc. and PepsiCo, Inc. dated January 17, 2001.†
10.17	Letter Agreement between Constar, Inc. and Pepsi-Cola Company dated December 17, 2001.†
10.18	Form of Alsip Lease Agreement between Crown Cork & Seal Technologies Corporation and Constar, Inc.*
10.19	Form of Closures Patent License Agreement between Crown Cork & Seal Technologies Corporation and Constar International UK Limited.*
10.20	Form of Senior Secured Credit Facility*
10.21	Constar International Inc. Employee Stock Purchase Plan
10.22	Constar International Inc. 2002 Non-Employee Directors’ Stock Option Plan
10.23	Constar International Inc. 2002 Stock-Based Incentive Compensation Plan
10.24	Form of Employment Agreement of Michael J. Hoffman*
10.25	Form of Employment Agreement of James C. Cook*
10.26	Form of Employment Agreement of James C.T. Bolton.*
10.27	Form of Change of Control of Agreement*
10.28	Constar International Inc. Short-Term Incentive Plan
12.1	Statement of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Constar International Inc.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Dechert (included in Exhibit 5.1)
24.1	Power of Attorney**

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment requested.